Exhibit 10.5

Certain identified information has been excluded from the exhibit by marking such portions with brackets (“[***]”) because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential.

NEITHER THIS DEBT INSTRUMENT NOR THE NOTES ISSUED IN CONNECTION HEREWITH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS. SUCH SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS, UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

THE FOLLOWING INFORMATION IS PROVIDED PURSUANT TO TREAS. REG. SECTION 1.1275-3: THIS DEBT INSTRUMENT IS ISSUED WITH ORIGINAL ISSUE DISCOUNT. HOLDERS CAN OBTAIN INFORMATION REGARDING ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE, AND YIELD TO MATURITY OF THIS DEBT INSTRUMENT BY CONTACTING THE TREASURER OF ISSUER AT: 675 Massachusetts Avenue, 14th Floor, Cambridge, MA 02139

NOTE PURCHASE AND GUARANTY AGREEMENT

Dated as of July 8, 2026

Between

SPERO SPV, LLC,

as Issuer,

SPERO HOLDINGS SPV, LLC,

as Holdings

and

HCR SPERO SPV, LLC,

as Purchaser Representative,

-i-

-ii-

-iii-

-iv-

Exhibits

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Equity Contribution Agreement
Exhibit C	Form of Issuer Contribution Agreement
Exhibit D	[Reserved]
Exhibit E	[Reserved]
Exhibit F	[Reserved]
Exhibit G	[Reserved]
Exhibit H	Form of Security Agreement
Exhibit I	[Reserved]
Exhibit J	Issuer’s Wiring Instructions
Exhibit K	[Reserved]
Exhibit L	Forms of Tax Certificates
Exhibit M	[Reserved]
Exhibit N	Form of Note

Schedules

Schedule I	Licensed Products
Schedule 2.01	Note Commitments
Schedule 7.01(g)	Note Party Proceedings
Schedule 7.01(k)	Note Party and Company Broker’s Fees
Schedule 7.01(m)(i)	Listed Patents
Schedule 7.01(m)(iv)	Listed Patents – Validity and Enforceability
Schedule 7.01(r)(x)	Material Contracts – Audits
Schedule 7.02(g)	Company Proceedings
Schedule 7.02(k)	Company Broker’s Fees
Schedule 7.02(o)(ix)	Material Contracts – Audits
Schedule 7.02(v)	Insurance

-v-

This NOTE PURCHASE AND GUARANTY AGREEMENT dated as of July 8, 2026, is entered into by and between SPERO SPV, LLC, a Delaware limited liability company, as issuer (“Issuer”) and a wholly owned subsidiary of SPERO HOLDINGS SPV, LLC, a Delaware limited liability company (“Holdings”), HCR SPERO SPV, LLC, as purchaser representative (“Purchaser Representative”), and the Purchasers from time to time party hereto.

Capitalized terms not otherwise defined herein shall have the meanings set forth in, or by reference in, Article I below.

RECITALS

WHEREAS, Issuer has requested that the Purchasers purchase the Notes from Issuer on the Closing Date and each Purchaser is willing to purchase the Notes on the Closing Date, on the terms and subject to the conditions set forth herein;

WHEREAS, Spero Therapeutics, Inc., a Delaware corporation (together with its permitted successors or assigns, the “Company”) has entered into the Exclusive License Agreement, dated as of September 21, 2022, with GlaxoSmithKline Intellectual Property (No. 3) Limited, as amended by Amendment 1 to Exclusive License Agreement, dated as of July 4, 2023, as further amended by the Waiver and Release Agreement, dated as of September 27, 2023, as further amended by Amendment 2 to Exclusive License Agreement, dated as of December 20, 2023, as further amended by the Data Transfer Agreement, dated as of March 7, 2024, as further amended by Amendment 3 to Exclusive License Agreement, dated as of March 4, 2024, as further amended by the Side Letter, dated as of May 10, 2024, as further amended by Amendment 4 to Exclusive License Agreement, dated as of October 28, 2024, and as may be further amended from time to time in accordance with Section 8.20 of this Agreement (the “GSK Agreement”), pursuant to which, among other things, the Company granted GSK an exclusive license to develop, manufacture and commercialize the Licensed Product in the Territory, and GSK is obligated to make certain milestone payments and royalty payments to the Company thereunder;

WHEREAS, the Company has formed each of Holdings and Issuer as a special purpose vehicle for the purpose of, among other things, receiving the GSK Proceeds from the Licensee under the GSK Agreement, and Issuer will use the proceeds of the sale of the Notes to acquire, directly or indirectly, the right to receive such GSK Proceeds from the Company; and

NOW, THEREFORE, in consideration of the mutual promises of the Parties, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is mutually agreed by the Parties as follows:

Article I

CERTAIN DEFINITIONS

Section 1.01 Definitions. As used herein:

“Account Bank” means (a) initially, [***], or (b) such other bank or financial institution approved by Issuer and Purchaser Representative that satisfies the requirements of Section 4.01(e)(ii).

“Accreted Principal” has the meaning set forth in Section 3.01(c).

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. For the purposes of this Agreement, “control” (including, with correlative meaning, the terms “controlling” and “controlled”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble hereto.

“Amortization Payments” has the meaning set forth in Section 4.02(b)(v) hereof.

“Anti-Corruption Laws” means all Laws of any jurisdiction applicable to the Company or any of its Affiliates from time to time concerning or relating to bribery or corruption, including without limitation the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar legislation in any other jurisdictions.

“Applicable Law” means, with respect to any Person, all Laws, rules, regulations and orders of Governmental Entities applicable to such Person or any of its properties or assets.

“Applicable Prepayment Premium” means, as of the date of determination, an amount equal to (a) during the period of time from and after the Closing Date up to and including the date that is the [***] anniversary of the Closing Date, an amount equal at [***]% of the principal amount of the Notes outstanding, (b) during the period of time after the date that is the [***] anniversary of the Closing Date up to and including the date that is the [***] anniversary of the Closing Date, an amount equal to [***]% of the principal amount of Notes outstanding and (c) during the period of time after the date that is the [***] anniversary of the Closing Date up to an including the date that is the [***] anniversary of the Closing Date, an amount equal to [***]% of the principal amount of the Notes outstanding.

“Assignee” means (a) the Purchaser Representative or any Purchaser, (b) any Affiliate of the Purchaser Representative or any Purchaser, (c) any other Person administered, advised or managed by the Persons under clause (a) or (b), (d) any other Person (other than a Competitor) regularly engaged in, or established for the purpose of engaging in, investments, financings or other transactions involving debt, equity, royalty, revenue-based, or similar interests or arrangements in healthcare, biopharmaceutical, pharmaceutical, life sciences or related businesses, products, assets or portfolios, including royalty portfolios of the foregoing or (e) any other Person approved by Purchaser Representative and Issuer (each such consent not to be unreasonably withheld, conditioned or delayed).

“Assignment and Acceptance” means a written instrument of assignment in the form set forth in Exhibit A, executed by and between the parties to an assignment under Section 13.01 hereof.

“Bankruptcy Law” means Title 11 of the United States Code entitled “Bankruptcy” and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the U.S. or other applicable jurisdictions (domestic or foreign) from time to time in effect and affecting the rights of creditors generally.

“Bill of Sale” means the Bill of Sale and Assignment Agreement, dated as of the Closing Date, delivered by the Company to Issuer under the Issuer Contribution Agreement with respect to the “Transferred Assets” (as such term is defined in the Contribution Agreement).

“Blocked Account” means any deposit account established and maintained in the United States at the Account Bank and pledged as Collateral pursuant to the terms of the Security Agreement and subject to a Control Agreement that is subject to: (a) prior to the New Account Bank Trigger Date, the “control” of Purchaser Representative within the meaning of Section 9-104 of the UCC and (b) from and after the New Account Bank Trigger Date, the full dominion and “control” of Purchaser Representative within the meaning of Section 9-104 of the UCC.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where Purchaser Representative’s Office is located.

“Calendar Quarter” means, for the first calendar quarter, the period beginning on the Closing Date and ending on the last day of the calendar quarter in which the Closing Date falls, and thereafter each successive period of three consecutive calendar months ending on March 31, June 30, September 30 or December 31.

“Capital Stock” of any Person means any and all shares, interests, memberships, ownership interest units, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, and including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, and including, if such Person is a limited liability company, membership interests and any other interest or participation that confers on a Person the right to receive an interest in the profits and losses of, or distributions of property of, such limited liability company, in each case whether outstanding on the date hereof or issued after the date hereof, but excluding any Indebtedness convertible into or exchangeable for such equity.

“Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided, that, the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $[***] or (ii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than [***] from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable or fixed rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition and (d) repurchase agreements entered into by any Person with a bank or trust company (including Purchaser Representative) or recognized securities dealer having capital and surplus in excess of $[***] for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Entity or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Entity; provided, that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the U.S. or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act)) of more than fifty percent (50%) of the equity interests of the Company entitled to vote for members of its board of directors on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); provided no Change of Control described in this clause (a) shall have occurred and nothing in this Agreement or any other Transaction Documents shall prohibit a Change of Control described in this clause (a) so long as, (i) no Contributor Event of Default or Servicer Termination Event exists immediately before or immediately after giving effect thereto, and (ii) either (A) the Company is the surviving Person after giving effect to such Change of Control and remains obligated under the Transaction Documents to which the Company is a party, or (B) if the Company is not the surviving Person after giving effect to such Change of Control, the acquiror or surviving Person shall expressly assume all obligations of the Company under the Transaction Documents to which the Company is a party, if such assumption does not occur by operation of law, in which case such surviving Person shall succeed to, and be substituted for, the Company under the Transaction Documents to which the Company is a party, (b) at any time, the Company shall cease to own and control, of record and beneficially, directly, one hundred percent (100%) of the aggregate voting and economic power of the Capital Stock of Holdings free and clear of all Liens; and (c) at any time, Holdings shall cease to own and control, of record and beneficially, directly, one hundred percent (100%) of the aggregate voting and economic power of the Capital Stock of Issuer free and clear of all Liens.

“Closing Date” means July 8, 2026.

“Code” means the Internal Revenue Code of 1986.

“Collateral” has the meaning set forth in the Security Agreement.

“Collection Account” means (a) that certain Blocked Account established and maintained by Issuer at the Account Bank for the benefit of Purchaser Representative on behalf of the Purchasers pursuant to Section 4.01(c) and Section 4.01(e)(ii), if applicable, and the Control Agreement, and (b) any successor or replacement Collection Account established in accordance with Section 4.01(e)(i) and subject to a replacement Control Agreement in form and substance satisfactory to Purchaser Representative, in each case, solely for the purpose of receiving remittances of GSK Proceeds and other amounts required to be deposited therein under this Agreement, and making disbursements thereof in accordance with this Agreement and the Control Agreement.

“Collection Account Fees” means any accrued and unpaid wire transfer fees, account control fees, deposit account fees or other banking fees, charges and expenses due and owing to the Account Bank in respect of the Collection Account, the Control Agreement and any other cash management agreements established pursuant to Section 4.01(e)(ii).

“Commercialization” means, on a country-by-country basis, any and all activities with respect to the distribution, marketing, detailing, promotion, selling and securing of reimbursement of the Licensed Products in the Territory, which shall include, as applicable, post-marketing approval studies, post-launch marketing, promoting, detailing, marketing research, distributing, customer service, selling the

Licensed Products, importing, exporting or transporting the Licensed Products for sale, and regulatory compliance with respect to the foregoing.

“Company” has the meaning set forth in the recitals hereto.

“Competitor” means any Person that, directly or indirectly, including through one or more Affiliates, develops, manufactures or markets any other oral antibiotic for treatment of cUTI or any oral dosage formulation of any carbapenem which has the same indication as Orapenem.

“Confidential Information” means any and all technical and non-technical non-public information provided by either Party to the other (including, without limitation, any Notices or other information provided pursuant to Section 8.09), either directly or indirectly, and including any material prepared on the basis of such information, whether in graphic, written, electronic or oral form, and marked or identified at the time of disclosure as confidential, or which by its context would reasonably be deemed to be confidential, including without limitation information relating to a Party’s revenues, net sales, costs, technology, products and services, and any business, financial or customer information relating to a Party. Confidential Information shall not include any information that a Party can demonstrate was: (i) known to the general public at the time of its disclosure to such Party or its Affiliates, or thereafter became generally known to the general public, other than as a result of actions or omissions of the receiving Party, its Affiliates, or anyone to whom the receiving Party or its Affiliates disclosed such portion; (ii) known by the receiving Party or its Affiliates prior to the date of disclosure by the disclosing Party; (iii) disclosed to the receiving Party or its Affiliates on an unrestricted basis from a source unrelated to the disclosing Party and not known by the receiving Party or its Affiliates (after due inquiry) to be under a duty of confidentiality to the disclosing Party; or (iv) independently developed by the receiving Party or its Affiliates by personnel that did not use the Confidential Information of both Parties. For clarity, this Agreement shall supersede the Confidentiality Agreement and the Confidentiality Agreement shall cease to be of any force and effect following the execution of this Agreement; provided, however, that all information falling within the definition of “Confidential Information” set forth in the Confidentiality Agreement shall also be deemed Confidential Information disclosed pursuant to this Agreement, and the use and disclosure of such Confidential Information following the date of this Agreement shall be subject to the provisions of Section 13.17.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of [***], by and between HealthCare Royalty Management, LLC and the Company.

“Contract” means any contract, agreement, commitment, government bid, instrument, license, sublicense, subcontract, real or personal property lease or sublease, letters of intent, memorandum of understanding, offer letter, note, indenture, mortgage, bond, letter of credit, guarantee, purchase order, or other legally binding business arrangement, whether written or oral, together with any amendments, restatements, supplements or other modifications thereto.

“Contribution” means the sale, transfer, assignment, contribution and conveyance of the Transferred Assets pursuant to the Contribution Agreements.

“Control Agreement” means, with respect to the Collection Account, an account control agreement among Purchaser Representative, the Account Bank and Issuer, effective to grant “control” (as defined under the applicable UCC) over the Collection Account to Purchaser Representative, in form and substance satisfactory to Purchaser Representative; provided, that, from and after the New Account Bank Trigger Date, any reference to a Control Agreement with respect to the Collection Account shall be a Blocked Account pursuant to clause (b) of the definition thereof.

“Contribution Agreements” means the collective reference to the Issuer Contribution Agreement and the Equity Contribution Agreements.

“Contributor Event of Default” has the meaning set forth in the Issuer Contribution Agreement.

“Covered Taxes” means all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Note Party or the Company under any Note Document, including (for the avoidance of doubt) any Taxes withheld or deducted by GSK, Issuer or any other applicable withholding agent in respect of any GSK Proceeds.

“Default” means any condition or event which constitutes an Event of Default or which, with the giving of notice or the lapse of time or both (in each case to the extent described in the relevant clauses of the definition of Event of Default) would, unless cured or waived become an Event of Default.

“Default Rate” means, for any period for which an amount is overdue, a rate per annum equal for each day in such period to the lesser of (i) [***]% plus the Fixed Interest and (ii) the maximum rate of interest permitted under Applicable Law.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is, or whose government is, the subject or target of any Sanctions broadly restricting or prohibiting dealings with such country, territory or government.

“Disposition” means the sale, transfer, conveyance, license, sublicense or other disposition (including any sale and leaseback transaction and any issuance of Capital Stock) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided, that, “Disposition” shall not include any Permitted Lien. “Dispose” shall have a correlative meaning.

“Disqualified Capital Stock” of any Person means any class of Capital Stock of such Person that, by its terms, or by the terms of any related agreement or of any security into which it is convertible, puttable or exchangeable requires the payment of dividends or distributions in cash, is, or upon the happening of any event or the passage of time would be, required to be redeemed by such Person, whether or not at the option of the holder thereof, or matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to the date which is [***] after the Scheduled Maturity Date.

“Dollars” or “$” means lawful money of the U.S.

“Drug Application” means an application for Regulatory Authorization to market, sell and distribute a drug or product in a country or region, including (a) a New Drug Application, (b) any corresponding foreign application in any country or jurisdiction in the world, including, with respect to the EEA, an application for a Marketing Authorization filed with the EMA, the MHRA or with the applicable Regulatory Agency of a country in the European Union with respect to the mutual recognition or any other national approval procedure, and (c) all supplements, amendments, variations, extensions and renewals thereof that may be filed with respect to the foregoing.

“EEA” means the European Economic Area and the United Kingdom.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, the United Kingdom, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Record” and “Electronic Signature” have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

“Equity Contribution Agreement” means the Equity Contribution Agreement by and between the Company and Holdings in the form attached hereto as Exhibit B.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Event of Default” means the occurrence of any of the events set forth below:

(a) Issuer fails to pay any principal of, or premium on, any Note when the same becomes due and payable, whether on the Scheduled Maturity Date, by acceleration or otherwise;

(b) Except as permitted by Section 4.01, Issuer fails to pay any interest on the Notes (including, without limitation, Fixed Interest; it being understood that compliance with Section 3.01(c) constitutes payment of the Quarterly Interest Shortfall) or make payment of any other amounts payable under this Agreement, in each case within [***] same becomes due and payable, but only to the extent that amounts are then on deposit in the Collection Account or were required to be deposited therein pursuant to Section 4.01(f);

(c) Any representation or warranty of any Note Party in any Note Document to which it is party or in any certificate, financial statement or other document delivered pursuant to any Note Document to Purchaser Representative proves to have been incorrect in any material respect when made or deemed made; provided, that, if the consequences of the failure of such representation or warranty to be true and correct can be cured, such failure continues for a period of [***] without such cure after the earlier of the date any Note Party becomes aware of such failure or the date Purchaser Representative provides Notice of such failure to the Note Parties; provided, further that no cure period shall apply to any failure giving rise to a claim under the Parent Guaranty other than any cure periods set forth in the Parent Guaranty (if any);

(d) Any Note Party fails to perform or observe any covenant or agreement contained in (i) Section 4.01(c)(i) or (c)(iii), Section 4.01(f), Section 8.02, Section 8.07, Section 8.09(a), Section 4.01(e)(ii) or Article IX or (ii) Section 4.03(a) and such failure is not remedied within five (5) Business Days;

(e) Any Note Party fails to perform or observe any other covenant or agreement contained in any Note Document to which it is a party (other than those referred to in the preceding clauses of this definition) if such failure is not remedied on or before the earlier of (i) the [***] after the date on which a Senior Officer of any Note Party has actual Knowledge of such failure and (ii) the [***] after Notice thereof from Purchaser Representative;

(f) A Servicer Termination Event occurs and is continuing;

(g) a Contributor Event of Default occurs and is continuing;

(h) the Company fails to pay, or cause to be paid, the GSK Development Payment when due and payable;

(i) Any uninsured judgment, decree or order in an amount in excess of $[***] shall be rendered against any Note Party and either (i) enforcement proceedings shall have been commenced upon such judgment, decree or order or (ii) such judgment, decree or order shall not have been stayed or bonded pending appeal, vacated or discharged, within [***] from entry;

(j) An Insolvency Event shall occur;

(k) (i) Any of the Note Documents shall cease to be in full force and effect other than in accordance with its terms, (ii) the validity or enforceability of any Note Document is disaffirmed or challenged in writing by any Note Party, the Company or their respective Affiliates or (iii) this Agreement or the Security Agreement shall cease to give Purchaser Representative the rights purported to be created hereby or thereby, including a first priority perfected Lien on the assets of any Note Party that constitute Collateral, subject only to Permitted Liens, other than as a direct result of any action by Purchaser Representative or failure of Purchaser Representative to perform an obligation of Purchaser Representative hereunder;

(l) Any Note Party fails to perform or observe any covenant or agreement contained in any Material Contract to which it is a party and such failure is not cured or waived within any applicable grace period or any Material Contract to which it is a party shall cease to be in full force and effect, and such failure to perform or observe results in a termination of such Material Contract, and any such failure, cessation or termination could reasonably be expected to have a Material Adverse Effect;

(m) The Meiji License Agreement is terminated, cancelled, rescinded, or otherwise ceases to be in full force and effect, in whole or in part. The GSK Agreement is terminated, cancelled, rescinded, or otherwise ceases to be in full force and effect, in whole or in part, in each case prior to the Scheduled Maturity Date and is not replaced in accordance with Section 8.18(b) hereof within [***] after such termination, cancellation, recission or cessation; provided, that, such failure to replace shall not constitute an Event of Default for so long as the Note Parties are engaged in discussions with a Third Party with respect to a New Arrangement, continue to exert commercially reasonable efforts, as measured at the time, to effect such New Arrangement and have a good faith reasonable belief that such discussions will result in the entry into a New Arrangement within a reasonable period of time thereafter;

(n) Any security interest purported to be created by the Security Agreement shall cease to be in full force and effect, or shall cease to give the rights, powers and privileges purported to be created and granted hereunder or thereunder (including a perfected first priority security interest in and Lien on (subject in each case to Permitted Liens and, solely with respect to the continuing first priority granted to Secured Party under the Note Documents, Permitted Liens entitled to priority under Applicable Law) substantially all of the Collateral (except as otherwise expressly provided herein and therein)) in favor of Purchaser Representative pursuant hereto or thereto (other than as a result of the failure by Purchaser Representative of taking any action required to maintain the perfection of such security interests), or shall be asserted by Issuer not to be a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Agreement) security interest in the Collateral and/or Issuer takes any action that could reasonably be expected to impair Purchaser Representative’s security interest in any of the Collateral (other than granting Permitted Liens or permitting such Permitted Liens to exist);

(o) any Note Party fails to comply in any material respect with the terms of its respective SPV Organizational Documents;

(p) a Change of Control shall occur without the prior written consent of Purchaser Representative;

(q) (i) any material portion of the Collateral, the Transferred Assets, the GSK Proceeds or any other assets of any Note Party is attached, seized, appropriated, levied upon, condemned or otherwise comes into the possession or control of any trustee, receiver, Governmental Entity or other Person acting or purporting to act under authority of Law, or (ii) any order, injunction, writ or decree of any Governmental Entity enjoins, restrains or otherwise prevents any Note Party from conducting any material part of its business or performing any material obligation under any Note Document, in each case under clauses (i) and (ii), if such event could reasonably be expected to have a Material Adverse Effect and continues for [***] after the earlier of (A) the date on which a Senior Officer of Issuer has actual Knowledge thereof or (B) Notice thereof from Purchaser Representative;

(r) The occurrence, as reasonably determined by Purchaser Representative in good faith, of any act of fraud by any Note Party, the Company or any of their respective Affiliates in connection with this Agreement, any other Note Document, the Contribution Agreements, the GSK Agreement, the Transferred Assets, the Collateral, the GSK Proceeds or the transactions contemplated hereby or thereby;

(s) the Company fails to (i) pay all Maintenance Expenses on behalf of the Note Parties when due and payable and to treat such payment, for accounting purposes, as an equity contribution to the capital of Holdings and, as applicable, a subsequent equity contribution by Holdings to the capital of Issuer, or (ii) maintain an unrestricted (except for restrictions arising pursuant to the Control Agreement or the Transaction Documents) cash balance in the Collection Account required under Section 4.01(c)(ii) and such failure is not remedied on or before the earlier of (i) [***] after the date on which a Senior Officer of any Note Party has actual Knowledge of such failure and (ii) [***] after Notice thereof from Purchaser Representative;

“Exchange Act” means the Securities Exchange Act of 1934, and the regulations promulgated thereunder.

“Excluded GSK Proceeds” means, solely to the extent arising, paid or payable after Payment in Full, 35% of the excess, if any, of (i) each payment of GSK Proceeds to which Issuer is entitled over (ii) the associated Meiji Payments, if any, that Issuer or any of its Affiliates is obligated to make.

“Excluded Taxes” means any of the following Taxes imposed in each case on or with respect to a payment to any Purchaser (a) any Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case (x) imposed as a result of such Purchaser being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (y) that are Other Connection Taxes, (b) any U.S. federal withholding Tax imposed on amounts payable to or for the account of such Purchaser with respect to an applicable interest in the Notes pursuant to a law in effect on the date on which (i) such Purchaser acquires such applicable interest in the Notes or (ii) such Purchaser changes its lending office, except, in each case, to the extent that (A) such Tax was imposed on Purchaser’s assignor (if any) immediately prior to the assignment to such Purchaser, or was imposed on such Purchaser immediately prior to the change of such Purchaser’s lending office, and (B) such Tax described in (A) was a Covered Tax, (c) any Tax that is attributable to such Purchaser’s failure to comply with Section 5.01(c) and (d) any Tax withheld pursuant to FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above) and any fiscal or regulatory legislation, or official administrative rules or other official administrative guidance adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Entities and implementing such Sections of the Code.

“FDA” means the United States Food and Drug Administration.

“Financial Statements” means, the consolidated balance sheets of the Company, audited at December 31, 2025 and December 31, 2024 and unaudited for the fiscal quarter ended March 31, 2026, and the related consolidated statements of operations and comprehensive loss, cash flows and changes in stockholders’ equity of the Company audited for the years ended December 31, 2025 and December 31, 2024, and unaudited for the fiscal quarter ended March 31, 2026 and in each case the accompanying notes thereto, as filed within Forms 10-K and 10-Q with the SEC.

“Fixed Interest” means interest with respect to the Notes, accruing with respect to the outstanding principal balance thereof, at a rate per annum equal to ten percent (10.0%), payable quarterly in arrears on each Payment Date.

“Foreign Purchaser” means any Purchaser which is not a U.S. Person.

“Governmental Entity” means any government, regulatory or administrative agency or commission, or other governmental agency, authority, instrumentality or body (including a court), whether foreign, federal, state or local, including any applicable Patent Office, the FDA, the European Medicines Agency, the United States National Institutes of Health, United Kingdom’s Medicines and Healthcare products Regulatory Authority or any other governmental authority in any country.

“Governmental Licenses” means all authorizations issuing from a Governmental Entity, including the FDA, based upon or as a result of applications to and requests for approval from a Governmental Entity for the right to Commercialize (as defined in the GSK Agreement) a Licensed Product, which are owned by or licensed to the Company or any Affiliate, acquired by the Company or any Affiliate via assignment, purchase or otherwise or that the Company or any Affiliate is authorized or granted rights under or to.

“GSK” means GlaxoSmithKline Intellectual Property (No. 3) Limited, a company registered under the laws of England and Wales with offices at 980 Great West Road, Brentford, Middlesex TW8 9GS England and a party to the GSK Agreement. If the GSK Agreement is assigned or otherwise transferred by GSK to another Person in accordance with this Agreement, references to GSK hereunder shall be deemed to be references to such other Person.

“GSK Agreement” has the meaning set forth in the recitals hereto.

“GSK Development Payment” means the amounts owed by Issuer to GSK pursuant to Section 4.1(a)(ii) of the GSK Agreement with respect to GSK’s [***] related to the development of Tebipenem Pivoxil Hydrobromide, which amounts are estimated to be USD $[***].

“GSK Payment Notice” means the following notices:

(a) notice from GSK under Section 6.3 of the GSK Agreement of the achievement of a Commercial Milestone Event (as defined in the GSK Agreement);

(b) notice from GSK under Section 6.4 of the GSK Agreement of the achievement of a Sales Milestone Event (as defined in the GSK Agreement); or

(c) any other notice from GSK notifying the Company that payments constituting the Royalty Payments are due, payable or paid under the GSK Agreement.

“GSK Proceeds” means all of Issuer’s (as assignee of the Company pursuant to the Issuer Contribution Agreement) right, title and interest in and to the following:

(a) all amounts due, payable or paid to the Company under Section 6.3 of the GSK Agreement;

(b) all amounts due, payable or paid to the Company under Section 6.4 of the GSK Agreement;

(c) all Royalty Payments;

(d) all amounts due, payable or paid to the Company in respect of any provisions concerning underpayment of or in lieu of the amounts set forth in (a) through (c) above;

(e) all interest that becomes payable in respect of the late payment of any of the amounts referred to in the foregoing clauses (a) through (d) pursuant to Section 6.7(c) of the GSK Agreement;

(f) all accounts (as defined under the UCC) evidencing the rights to the payments and amounts described in this definition; and

(g) all proceeds (as defined under the UCC) of any of the foregoing including any and all proceeds of Transferred Assets;

All of the foregoing amounts shall be determined after giving effect to (a) all GSK Royalty Reductions that are applicable to such amounts, (b) any amounts withheld or additional amounts paid pursuant to Section 6.9 of the GSK License Agreement, and (c) subject to Section 5.01 of this Agreement, deductions for withholding or similar taxes, in each case excluding any Non-Permitted Set-Offs. For the avoidance of doubt, GSK Proceeds shall include all amounts due, payable or paid to the Company or any of its Affiliates by one or more licensees or sublicensees under any New Arrangement to the extent attributed to the Licensed Products.

“GSK Products” has the meaning given to the term “Product” in Section 1.134 of the GSK Agreement.

“GSK Royalty Reductions” means, with respect to the GSK Agreement, any adjustments, modifications, credits, offsets, reductions or deductions to royalty payments made under Section 6.5 of the GSK Agreement pursuant to Section 6.5(c), Section 6.5(d) or Section 6.5(e) of the GSK Agreement, subject in all cases to the limitation imposed by Section 6.5(f) of the GSK Agreement.

“Guarantee” means, as to any Person: (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part); or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning given to such term in Section 14.01.

“Healthcare Laws” means all Laws relating to healthcare regulatory matters, including the Federal Food, Drug, and Cosmetic Act, the Public Health Service Act, the Anti-Kickback Statute (42 U.S.C. § 1320a-7b), the Federal False Claims Act (31 U.S.C. §§ 3729-3733), the Foreign Corrupt Practices Act of 1977, HIPAA, and all comparable state and foreign Laws.

“Holdings” has the meaning set forth in the preamble hereto.

“Holdings Organizational Documents” means the certificate of formation and amended and restated operating agreement (or similar documents) of Holdings or the functional equivalent of the foregoing.

“Indebtedness” means, with respect to any Person, all items which, in accordance with GAAP, would be included in determining total liabilities as shown on the liability side of the balance sheet of such Person as of the date as of which such Indebtedness is to be determined, including (i) indebtedness pursuant to an agreement or instrument involving or evidencing money borrowed, the advance of credit, a conditional sale or a transfer with recourse or with an obligation to repurchase (but excluding trade credit and accounts payable in the ordinary course of business), (ii) any capitalized lease, (iii) any obligations with respect to Disqualified Capital Stock, (iv) indebtedness secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on assets owned or acquired by such Person (other than Indebtedness among the Note Parties), whether or not the indebtedness secured thereby has been assumed (but only to the extent of such Lien), (v) net amounts owing pursuant to an interest rate protection agreement, foreign currency exchange agreement or other hedging arrangement, (vi) a reimbursement obligation under a letter of credit issued for the account of such Person, or (vii) all Guarantees. For the avoidance of doubt, the Indebtedness of any Person shall include the Indebtedness of any other entity to the extent such Person is directly liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages, penalties, claims and out-of-pocket costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable and documented out-of-pocket fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and whether or not such Indemnitee is required by Applicable Law to be involved therein, and any out-of-pocket fees or expenses actually incurred by Indemnitees in enforcing the indemnity provided herein), whether direct, indirect or consequential, whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations), on common law or equitable cause or on contract or otherwise, imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of this Agreement or the other Note Documents or the transactions contemplated hereby or thereby (including any enforcement of any of the Note Documents (including any sale of, collection from, or other realization upon any of the Collateral)).

“Indemnitee” means Purchaser Representative, any Purchaser and each of their Affiliates and their respective officers, partners, directors, trustees, employees, agents and controlling Persons.

“Independent Manager” means, with respect to any Note Party, an individual who has prior experience as an independent director, independent manager or independent member and at least [***] years of employment experience with one or more nationally recognized companies that provide independent director, independent manager or independent member services in the ordinary course of their respective businesses and that are not Affiliates of any Note Party, the Company or any of their respective Affiliates, and who (a) is duly appointed as an “independent manager” of such Note Party pursuant to Section 18-101(10) of the Delaware Limited Liability Company Act and is entitled to all rights and privileges of such position under the applicable SPV Organizational Documents, (b) is not, and has never been, and will not while serving as Independent Manager be, (i) a member, partner, equityholder, officer, director, manager, employee, attorney or counsel of any Note Party, the Company or any of their respective Affiliates, other than in such Person’s capacity as Independent Manager, or (ii) the owner of any Capital Stock of any Note Party, the Company or any of their respective Affiliates, (c) to the fullest extent permitted by Applicable Law, including Section 18-1101(c) of the Delaware Limited Liability Company Act, is required under the applicable SPV Organizational Documents to consider only the interests of such Note Party, including its creditors, in acting or otherwise voting on any Insolvency Event or any matter requiring the consent of the Independent Manager under the applicable SPV Organizational Documents, (d) is under no fiduciary duty to any Person other than such Note Party and its creditors with respect to any such matter, (e) has been disclosed to Purchaser Representative, together with a brief description of such Person’s prior professional activities and such other information as Purchaser Representative may reasonably request, prior to the effectiveness of such Person’s appointment, and (f) has been approved in writing by Purchaser Representative in its reasonable discretion; provided, that, Holdings and Issuer may have the same Independent Manager as one another.

“Infringement” and “Infringes” mean the infringement, misappropriation, or other violation of any Patents, copyrights, trademarks, know-how, trade secrets, confidential information, and/or other Intellectual Property.

“Initial Search Period” has the meaning set forth in Section 8.18(b).

“Insolvency Event” means the occurrence of any of the following with respect to any Note Party or the Company:

(i) (A) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (x) relief in respect of any Note Party or the Company, or of a substantial part of the property of any Note Party or the Company, under any Bankruptcy Law now or hereafter in effect, (y) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Note Party or the Company for a substantial part of the property of any Note Party or the Company or (z) the winding-up or liquidation of any Note Party or the Company, which proceeding or petition shall continue undismissed for [***] or (B) an order of a court of competent jurisdiction approving or ordering any of the foregoing shall be entered;

(ii) Any Note Party or the Company shall (A) voluntarily commence any proceeding or file any petition seeking relief under any Bankruptcy Law now or hereafter in effect, (B) apply for the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official itself or for a substantial part of its property, (C) fail to contest in a timely and appropriate manner any proceeding or the filing of any petition described in clause (i) of this definition, (D) file an answer admitting the material allegations of a petition filed against it in any proceeding described in clause (i) of this definition, (E) make a general assignment for the benefit of creditors or (F) wind up or liquidate (except as permitted under this Agreement);

(iii) Any Note Party or the Company shall take any action in furtherance of or for the purpose of effecting, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i) or (ii) of this definition; or

(iv) Any Note Party or the Company shall become unable, admit in writing its inability, or fail generally, to pay its debts as they become due.

“Insurance Providers” means the insurance companies set forth in Schedule 7.02(v) or insurance companies rated at least as high as the ratings given, as of the Closing Date (according to A.M. Best Company, Inc.).

“Intellectual Property” means all intellectual property covering the sale, manufacture, use, importation or marketing of any Licensed Product in such Licensed Product’s Territory, including but not limited to patents, patent applications, trademarks, trademark applications and know-how, necessary for the sale, manufacture, use, importation or marketing of such Licensed Product that is owned, licensed in or controlled (and if controlled, only to the extent of control) by Issuer (after giving effect to the Contribution under the Issuer Contribution Agreement) as of the Closing Date and during term of this Agreement.

“Intercreditor Agreement” means (a) prior to Payment in Full of the Obligations, a subordination agreement, among Purchaser Representative, for the benefit of the Purchasers, the Note Parties and the Monetization Counterparties (or the representatives thereof), in a form reasonably satisfactory to Purchaser Representative, which shall provide, among other things, for the full subordination of the Monetization Counterparties’ payment, lien, enforcement and other rights under the Permitted

Monetization Facility to the prior Payment in Full of the Obligations and (b) an intercreditor agreement, among Purchaser Representative under (and as defined in) the Royalty Purchase Agreement, for the benefit of the Purchasers (as defined in the Royalty Purchase Agreement), Issuer and the Monetization Counterparties (or the representatives thereof), in a form reasonably satisfactory to Purchaser Representative under the Royalty Purchase Agreement; provided, that, no such intercreditor agreement shall be required if the Monetization Counterparty does not take a Lien on any asset of Issuer, including the Collection Account, other than the Excluded GSK Proceeds to which such Monetization Counterparty has rights.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Capital Stock of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) an acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment and without regard to any cash or other property received or returned to the Company and its Subsidiaries with respect thereto.

“In-License” means any license, settlement agreement or other contract or arrangement between a Note Party and any Third Party pursuant to which such Note Party obtains a license or a covenant not to sue or similar grant of rights to Intellectual Property of such Third Party that is necessary for Commercialization activities with respect to the Licensed Products.

“IP Rights” means, collectively, all Drug Applications, all Governmental Licenses, all applications and requests for Governmental Licenses, all Other Intellectual Property, all Patents, all Patent Licenses, all Trademarks, all Trade Secrets, and all Regulatory Authorizations, and all other Intellectual Property, in each case, which are (a) owned or controlled by, issued or licensed to, licensed by, or hereafter acquired or licensed to or by, the Company or any Affiliate, including (but not limited to) the items listed on Schedule 7.01(m)(i) and (b) used in, relating to or necessary for the Commercialization (as defined in the GSK Agreement) of the Licensed Products in the Territory, including, for the avoidance of doubt, all Intellectual Property licensed to GSK under the GSK Agreement to the extent used in, relating to or necessary for Commercialization (as defined in the GSK Agreement) of the Licensed Products in the Territory.

“Issuer” shall have the meaning set forth in the preamble hereto.

“Issuer Contribution Agreement” means the Purchase and Sale, Contribution and Servicing Agreement, dated as of the Closing Date, between the Company, Issuer and Holdings, in the form of Exhibit C hereto.

“Issuer’s Organizational Documents” means the certificate of formation and amended and restated operating agreement of Issuer.

“Knowledge” means, with respect to any Note Party or the Company, the actual knowledge after due inquiry of any Senior Officer of the Company; provided, that, due inquiry shall not [***].

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Entity charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Entity, in each case whether or not having the force of law.

“Licensed Patents” means all Patents that are licensed or sublicensed to the Company which are used in or necessary for the Commercialization of the Licensed Products in the Territory.

“Licensed Product” means (a) the GSK Products, and (b) any “licensed products” (howsoever denominated) under any New Arrangement, including any such product in development or which may be developed by GSK and subject to the GSK Agreement, including those products set forth on Schedule I (as supplemented from time to time in accordance with the terms of this Agreement); provided, that, if the Note Parties shall fail to comply with their obligations under this Agreement to give notice to Purchaser Representative and supplement Schedule I prior to GSK Commercializing any new Licensed Product, any such improperly undisclosed Licensed Product shall be deemed to be included in this definition. For clarity, references in this Agreement to “a” Licensed Product or to “the” Licensed Product(s) refer to any Licensed Product(s) under or with respect the GSK Agreement or New Arrangement.

“Licensee” means GSK.

“Licensee Instruction Letter” has the meaning set forth in Section 4.01(d).

“Licensor” means Issuer (as assignee of the Company pursuant to the Issuer Contribution Agreement).

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Listed Patents” has the meaning set forth in Section 7.01(m)(i).

“Maintenance Expenses” means all franchise, excise or similar Taxes, filing fees, registration fees, fees, costs and expenses incurred in connection with the Independent Manager of the Note Parties, legal costs and expenses related to amending or otherwise modifying the SPV Organizational Documents or the Note Documents in accordance with this Agreement, and similar amounts of Holdings and Issuer that are due and payable, in each case to the extent necessary to maintain Holdings’s and Issuer’s legal existence, SPV status, compliance with the SPV Organizational Documents or any Material Contracts, good standing and permits, licenses and franchises required or desirable under the Note Documents, other Material Contracts and Applicable Law.

“Marketing Authorization” means, with respect to a Licensed Product, the Regulatory Approval required by Applicable Law to sell such Licensed Product in a country or region, including, to the extent required by Applicable Law for the sale of such Licensed Product, all pricing approvals and government reimbursement approvals.

“Material Adverse Effect” means (a) a material adverse change in the business, operations, properties, results of operations or financial condition of Issuer, taken as a whole; (b) a material adverse effect on the validity or enforceability of the Note Documents taken as a whole or any material provision hereof or thereof; (c) a material adverse effect on the ability of Issuer or the Company to consummate the transactions contemplated by the Note Documents, or on the ability of Issuer or the Company to perform its obligations under the Note Documents to which it is a party, in each case, taken as a whole; (d) a material adverse effect on the rights of Issuer under the GSK Agreement or the Meiji License Agreement or (e) a material adverse effect on the rights or remedies of Purchaser Representative under the Note Documents, taken as a whole.

“Material Contract Counterparty” means a counterparty to any Material Contract.

“Material Contracts” means (a) the GSK Agreement, (b) the Meiji License Agreement, (c) each Contract or other agreement other than the Note Documents or Royalty Purchase Documents to which Issuer is a party involving aggregate payments of more than $[***], whether such payments are being made by or to Issuer, (d) each in-license and each out-license, in each case, of Intellectual Property to which any Note Party is a party, pertaining to Product Development and Commercialization Activities with respect to any Material Product, (e) each Contract (other than the Note Documents or Royalty Purchase Documents) to which Issuer is a party, and that is material to Product Development and Commercialization Activities with respect to any Material Product (including, without limitation, all waivers, amendments, supplements and other modifications thereto) and (f) all other Contracts or agreements to which Issuer is a party that are, individually or in the aggregate, material to the business, assets, properties, liabilities (actual or contingent) or financial condition of Issuer (other than the Note Documents or Royalty Purchase Documents). The Material Contracts as of the date hereof are the GSK Agreement and the Meiji License Agreement.

“Material Other Reports” (i) all material reports (other than the Royalty Reports) or notices relating to the Commercialization (as defined in the GSK Agreement) of the Licensed Products in the Territory provided by GSK to Issuer, and (ii) the reports and other information received by Issuer pursuant to Sections 2.3(a)(iv), 2.11(c), 3.2(e) (solely with respect to finalized minutes), 4.1(a) (solely with respect to any amendments or modifications to the Development Plan (as defined in the GSK Agreement)), 4.10(b), 4.10(c), 5.3(d), 5.3(e), 5.6, 7.1(c), 7.2(c), 7.2(d), 7.3(a), 7.3(c), 8.4, 10.4(a), 10.8, 11.7(b) and 14.6 of the GSK Agreement.

“Material Product” means (a) the Licensed Product and (b) each other product of Issuer the loss of which could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

“Maximum Lawful Rate” means the highest rate of interest permissible under Applicable Law.

“Meiji” means Meiji Seika Pharma Co., Ltd., a Japanese corporation and a party to the Meiji License Agreement. If the Meiji License Agreement is assigned or otherwise transferred by Meiji to another Person in accordance with and subject to the terms of this Agreement, references to Meiji hereunder shall be deemed to be references to such other Person.

“Meiji License Agreement” means that certain License Agreement, dated as of June 14, 2017, by and between Issuer (as assignee of Spero Therapeutics, Inc. (as successor to Spero OpCo, Inc.) pursuant to the Issuer Contribution Agreement) and Meiji, as supplemented by the Addendum to License Agreement, dated as of June 14, 2017, and as amended by the Amendment to License Agreement, effective as of July 1, 2024, and, to the extent applicable, as assigned, transferred and contributed to Issuer pursuant to the Issuer Contribution Agreement.

“Meiji Payments” means any Royalties (as defined in the Meiji License Agreement) under Section 4.3 of the Meiji License Agreement, in each case, to the extent due and payable by the Company or Issuer during the applicable Calendar Quarter and attributable to payments received under or in respect of the GSK Agreement.

“Modification” has the meaning set forth in Section 8.20.

“Net Sales” has the meaning given to such term in Section 1.114 of the GSK Agreement.

“New Account Bank Trigger Date” means the [***] after the Closing Date, or such later date approved by Purchaser Representative.

“New Arrangement” has the meaning set forth in Section 8.18(b).

“New Arrangement Expenses” has the meaning set forth in Section 8.18(b).

“Non-Permitted Set-Off” means any Set-Off, whether by contract or otherwise, that is exercised by GSK in respect of a claim against any Issuer, Holdings or the Company, including (a) any amounts owed by Issuer, Holdings or the Company to GSK, or (b) any Set-Off taken pursuant to Section 6.6 or Section 11.8 of the GSK Agreement (in each case, other than a GSK Royalty Reduction or a deduction for withholding or similar taxes pursuant to Section 6.9 of the GSK Agreement).

“Notes” means the notes to be issued by Issuer and purchased by each Purchaser in accordance with Section 2.01, and after issuance to each Purchaser, at any time the aggregate principal amount of the Note outstanding at such time, including any Accreted Principal.

“Note Commitment” means, with respect to each Purchaser, the commitment of such Purchaser, if any, to purchase the Notes, which commitment is in the amount set forth opposite such Purchaser’s name on Schedule 2.01, as amended to reflect assignments pursuant to this Agreement. The aggregate amount of the Purchasers’ Note Commitments as of the Closing Date is $105,000,000.

“Note Documents” means this Agreement, the Notes, the Security Agreement, the Parent Guaranty, the Contribution Agreements, the Control Agreement, the Bill of Sale and all other documents delivered in connection herewith or therewith.

“Note Parties” means Issuer and Holdings.

“Notices” means, collectively, notices, consents, approvals, reports, designations, requests, waivers, elections and other communications.

“Obligations” means, without duplication, the Notes, Fixed Interest and all present and future Indebtedness, Taxes, liabilities, obligations, covenants, duties, and debts, owing by Issuer to Purchaser Representative, arising under or pursuant to the Note Documents, including all principal, interest, premium, charges, expenses, fees and any other sums chargeable to Issuer hereunder and under the other Note Documents (and including any interest, fees and other charges that would accrue but for the filing of a bankruptcy action with respect to Issuer, whether or not such claim is allowed in such bankruptcy action).

“Office” means, with respect to Purchaser Representative, its Stamford, Connecticut office, and with respect to any other Purchaser, the office of Purchaser designated as its “Office” in an Assignment and Acceptance, or such other office as may be otherwise designated in writing from time to time by Purchaser to Issuer.

“Organizational Document” means, with respect to any Person, (i) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such Person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such Person (including the Holdings Organizational Documents and Issuer’s Organizational Documents), (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such Person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such Person, and (v) in any other case, the functional equivalent of the foregoing.

“Other Connection Taxes” means, with respect to any Purchaser, Taxes imposed as a result of a present or former connection between such Purchaser and the jurisdiction imposing such Tax (other than any connections arising from such Purchaser having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Note Document, or sold or assigned any interest in the Notes or any Note Document).

“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to any of the Note Documents, except for any Taxes imposed with respect to an assignment that are Other Connection Taxes.

“Owned Patents” means all Patents which are owned by a Note Party and which are used in, relating to or necessary for the Commercialization (as defined in the GSK Agreement) of the Licensed Products in the Territory.

“Parent Guaranty” means that certain Limited Recourse Guaranty, dated as of the Closing Date, made by the Company in favor of HCR SPERO SPV, LLC, in its capacities as Purchaser Representative and RPA Representative.

“Party” and “Parties” means Purchaser Representative, Purchaser and Issuer, individually and collectively.

“Patent” means any and all issued patents and pending patent applications, including without limitation, all provisional applications, substitutions, continuations, continuations-in-part, divisions, and renewals, all letters patent granted thereon, and all patents-of-addition, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms (including regulatory extensions), claiming or covering the Licensed Products, or composition of matter, formulation, or methods of manufacture or use thereof, that are issued or filed on or after the date of this Agreement, including those identified in Schedule 7.01(m)(i), in each such case, which are owned, co-owned or controlled by, issued or licensed to, licensed by, or hereafter acquired or licensed by, Issuer or any Subsidiary.

“Patent Office” means the respective patent office (foreign or domestic) for any patent.

“Patriot Act” means the USA Patriot Act, Public Law No. 107-56.

“Payment Date” means, for each applicable Calendar Quarter, the date that is the last Business Day of the Calendar Quarter immediately following such Calendar Quarter, or if any such day is not a Business Day, on the next succeeding Business Day.

“Payment in Full” means the payment in full in cash in immediately available funds of the Notes and other Obligations (other than contingent indemnification obligations for which no such claims have been made).

“Payments” means due and owing payments of Amortization Payments and Fixed Interest (each under Section 4.02 hereof), including, in each case any default interest, additional interest or prepayment premium charged hereunder.

“Permits” means licenses, certificates, accreditations, Regulatory Authorizations, other authorizations, registrations, permits, consents, clearances and approvals required in connection with the conduct of the Company’s or any Subsidiary’s business or to comply with any Applicable Laws, and those issued by state governments for the conduct of the Company’s or any Subsidiary’s business.

“Permitted Liens” means:

(a) Liens created pursuant to any Note Document or Royalty Purchase Documents;

(b) Liens in favor of a banking or other financial institution arising as a matter of law or under customary contractual provisions encumbering deposits or other funds maintained with such banking or other financial institution (including the right of collection or set off and grants of security interests in deposits and/or securities held by such banking or other financial institution) and that are within the general parameters customary in the banking industry;

(c) Liens securing the claims of attachment, judgment and other similar Liens arising in connection with court proceedings so long as the judgment claims secured thereby do not otherwise constitute an Event of Default under clause (i) of the definition of “Event of Default”;

(d) Liens in connection with the Meiji License Agreement, GSK Agreement, in each case, existing or arising in connection with any provision existing prior to the date of this Agreement, and any New Arrangement or other license replacing the GSK Agreement in accordance with Section 8.18(b);

(e) Liens for ad valorem property Taxes that are not yet due and payable;

(f) Liens in respect of property of the Note Parties imposed by Applicable Law which were incurred in the ordinary course of business and do not secure Indebtedness; and

(g) Liens on the Excluded GSK Proceeds.

“Permitted Royalty Monetization” means any monetization transaction with a Third Party (a “Monetization Counterparty”) involving the sale, transfer, option or collateralization of the Excluded GSK Proceeds, including but not limited to a sale, royalty bond or other royalty financing, synthetic royalty or revenue interest transaction, or monetization transaction; provided, that (a) such transaction shall not contain terms relating to collateral security (if any) or subordination (if any), or other material terms (other than economic terms) that, taken as a whole, are less favorable in any material respect to Issuer than those terms contained in the Transaction Documents (as defined in the Royalty Purchase Agreement) with respect to the Purchased Proceeds (as defined in the Royalty Purchase Agreement), (b) after giving effect to such transaction, no Material Adverse Effect shall have occurred or could reasonably be expected to occur as a result thereof and (c) an Intercreditor Agreement is executed in connection therewith (it being understood and agreed the Monetization Counterparty shall have no right or entitlement to the Excluded GSK Proceeds at any time until Payment in Full, and upon Payment in Full, Issuer acknowledges that compliance with certain other conditions set forth in the definition of “Permitted Royalty Monetization” under (and as defined in) the Royalty Purchase Agreement is required).

“Person” means any natural person, firm, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or any other legal entity, including public bodies, whether acting in an individual, fiduciary or other capacity.

“Plan Assets” means assets of any (i) employee benefit plan (as defined in Section 3(3) of ERISA) subject to the fiduciary responsibility provisions of Title I of ERISA, (ii) plan (as defined in Section 4975(e)(1) of the Code) subject to Section 4975 of the Code or (iii) entity whose underlying assets include assets of any such employee benefit plan or plan by reason of the investment by an employee benefit plan or plan in such entity.

“Prepayment Event Date” means the date of occurrence of a Prepayment Trigger.

“Prepayment Trigger” means the occurrence of both (i) an Event of Default and (ii) unless prohibited by operation of Law, the acceleration of the maturity of the Notes in accordance with the terms of the Note Documents as a result of such Event of Default.

“Privacy Laws” means all Laws applicable to the privacy or security of individually identifiable information of any patient or individual, including without limitation HIPAA, the EU General Data Protection Regulation (EU) 2016/679 (GDPR) and equivalent Laws in other jurisdictions.

“Principal Amount” means, as of any date of determination, and without duplication, the amount equal to the sum of: (i) the original amount of the Note Commitment, plus, (ii) any Accreted Principal accrued as of such date, minus, (iii) any payment in respect of principal as provided for in Section 3.01, 3.02 or 4.02 or otherwise.

“Proceeding” means an action or proceeding brought against a Party as a defendant, for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby.

“Proceeds” means any amounts actually received by any Note Party from a Person (other than any Purchaser) as a result of any settlement or resolution of any actions, suits, proceedings, claims or disputes related to, and to the extent involving GSK Proceeds and serving as a substitute for, the GSK Proceeds pursuant to any New Arrangement, except for any such amounts (a) that are required to be paid to a Licensee under the GSK Agreement or (b) that are otherwise used to reimburse or indemnify a Licensee for costs, expenses, legal fees or other fees relating to such actions, suits, proceedings, claims or disputes.

“Product Development and Commercialization Activities” means, on a country-by-country basis, with respect to the Licensed Product, any combination of research, development, Commercialization, or like activities the purpose of which is to develop or commercialize the Licensed Product.

“Product Distributor” means any Person engaged in any Product Development and Commercialization Activities by or on behalf of the Company or any Subsidiary.

“Product-Specific Patents” has the meaning set forth in Section 8.12(a).

“Prosecute” means preparing, filing, and prosecuting patent applications and maintaining patents, including any reexaminations, reissues, oppositions, inter partes review, and interferences, and defending against any claims of invalidity or unenforceability; and “Prosecution” shall have the correlative meaning.

“Protective Advance” has the meaning set forth in Section 2.05.

“Purchaser” has the meaning set forth in the preamble hereto and includes any successors and assigns under Section 13.01(b).

“Purchaser Representative” has the meaning set forth in the preamble hereto.

“Purchaser Account” means such account of Purchaser Representative maintained at such banking institution as Purchaser Representative may specify in its discretion from time to time in writing to Issuer at least [***] prior to any Payment Date or other date on which payments are to be made to Purchaser Representative pursuant to the Note Documents.

“Purchaser Expense Amount” means the reasonable and documented fees and out-of-pocket expenses of Purchaser Representative incurred in connection with the issuance of the Notes, including legal fees and expenses and expenses incurred in connection with Purchaser Representative’s due diligence investigation, in an aggregate principal amount not to exceed $[***].

“Quarterly Interest Shortfall” has the meaning set forth in Section 3.01(c).

“Quarterly Payment Certificate” has the meaning set forth in Section 4.03.

“Register” means a record of ownership in which Issuer registers by book entry the interests (including any rights to receive payment hereunder) of Purchaser in the Notes and any assignment of any such interest, obligation or right as described in Section 5.05.

“Regulatory Agency” means a Governmental Entity with responsibility for the regulation of the research, development, marketing or sale of drugs or pharmaceuticals in any jurisdiction, including the FDA and the European Medicines Agency.

“Required Purchasers” means Purchasers having aggregate interests in the Notes the amount of which exceeds [***]% of the outstanding Notes, collectively.

“Regulatory Approval” means, with respect to the Licensed Product, any approval, registration, license or authorization by a Regulatory Agency necessary for the commercial manufacture, distribution, marketing, promotion, offer for sale, use, import, export or sale of such Licensed Product in a country or jurisdiction in the Territory.

“Regulatory Authorizations” means all approvals, clearances, notifications, authorizations, orders, exemptions, registrations, designations, certifications, licenses and Permits granted by, submitted to or filed with any Regulatory Agencies, all Marketing Authorizations with respect to the Licensed Product and all orphan drug designations.

“Representative” means, collectively, with respect to any Person, the trustees, directors, board members, members, partners, managers, officers, employees, agents, advisors or other representatives (including attorneys, accountants, consultants, scientists and financial advisors) of such Person.

“Royalty Payments” means all amounts due, payable or paid to Issuer (as assignee of the Company pursuant to the Issuer Contribution Agreement) under Section 6.5 of the GSK Agreement (for clarity, after giving effect to all GSK Royalty Reductions and deductions for withholding or similar taxes pursuant to Section 6.9 of the GSK Agreement applicable thereto, but excluding any Non-Permitted Set-Off), including all such amounts due, paid or payable on deemed Net Sales as set forth in Section 7.3(d) of the GSK Agreement.

“Royalty Purchase Agreement” means that certain Royalty Purchase Agreement, dated as of the date hereof, by and among Issuer and Purchaser Representative.

“Royalty Purchase Documents” has the meaning set forth in the Royalty Purchase Agreement.

“Royalty Reports” means, with respect to the relevant Calendar Quarter, the “Royalty Reports” (as defined in the GSK Agreement as of the date of this Agreement) provided for under Section 6.5(b) of the GSK Agreement for the period thereunder corresponding to such Calendar Quarter, together with relevant supporting documentation.

“Sanctions” means any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism Laws imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), the U.S. Department of State, or the U.S. Department of Commerce, (b) the United Nations Security Council, (c) the European Union, (d) His Majesty’s Treasury of the United Kingdom or (e) any other relevant sanctions authority.

“Scheduled Maturity Date” means the ninth anniversary of the Closing Date.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” means (A) the Company’s most recently filed Annual Report on Form 10-K and (B) all Quarterly Reports on Form 10-Q or Current Reports on Form 8-K filed or furnished (as applicable) by the Company following the end of the most recent fiscal year for which an Annual Report on Form 10-K has been filed, together in each case with any documents incorporated by reference therein or exhibits thereto.

“Secured Party” means the “NPA Secured Party” as defined in the Security Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the regulations promulgated thereunder.

“Security Agreement” means the Security Agreement, substantially in the form of Exhibit H hereto, between the Note Parties and Purchaser Representative, securing the Obligations of the Note Parties hereunder and the other Note Documents and, in the case of the Security Agreement, the Transaction Documents (as defined in the Royalty Purchase Agreement), as supplemented by any amendments or supplements thereto.

“Senior Officer” means (i) in the case of the Note Parties, the Chief Executive Officer, Chief Financial Officer, Treasurer, Chief Operating Officer, any Senior Vice President or Secretary and (ii) in the case of the Company, the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, any Senior Vice President, Treasurer or Secretary and, in each case, any other Person performing the roles customary for such title or succeeding to the roles of the foregoing officers.

“Servicer Termination Event” has the meaning set forth in the Issuer Contribution Agreement.

“Set-Off” means any set-off, off-set, reduction or similar deduction.

“SPV Organizational Documents” means Issuer’s Organizational Documents and the Holdings Organizational Documents, as amended or otherwise modified from time to time to the extent permitted by the Note Documents.

“Subsidiary” means, with respect to any Person, at any time, any entity of which more than fifty percent (50%) of the outstanding voting stock or other equity interest entitled ordinarily to vote in the election of the directors or other governing body (however designated) is at the time beneficially owned or controlled directly or indirectly by such Person, by one or more such entities or by such Person and one or more such entities.

“Taxes” means all present and future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments or similar fees or other charges imposed by any Governmental Entity, including any related interest, additions to tax or penalties applicable thereto.

“Tebipenem Pivoxil Hydrobromide” means the compound described on Schedule I and any pharmaceutical or biological composition containing tebipenem pivoxil hydrobromide, including any modifications or improvements thereto and any other product that directly competes with or replaces Tebipenem Pivoxil Hydrobromide that may be developed or commercialized by the Company or any of its Subsidiaries, including any products or product candidates that are being developed by the Company or any of its Subsidiaries as of the date of this Agreement.

“Territory” means, with respect to the GSK Agreement, the “GSK Territory” as defined therein (i.e., worldwide, excluding the Excluded Territory (as defined in the GSK Agreement), subject to adjustment pursuant to Section 2.11(c) of the GSK Agreement).

“Third Party” means any Person other than Issuer or its Affiliates.

“Trade Secrets” means any data or information that is not commonly known by or available to the public, and which (a) derives economic value, actual or potential, from not being generally known to and not being readily ascertainable by proper means by other Persons who can obtain economic value from its disclosure or use, and (b) is the subject of efforts that are reasonable under the circumstance to maintain its secrecy.

“Trademarks” means any statutory or common law trademark, service mark, trade name, logo, symbol, trade dress, domain name, corporate name or other indicator of source or origin or identifies the goods and services of one provider from another, and all applications and registrations therefor, together with all of the goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications to register in connection therewith, under the Laws of the United States, any state thereof or any other country or any political subdivision thereof, or otherwise, for the full term and all renewals thereof.

“Transaction Documents” means the Note Documents and the SPV Organizational Documents.

“Transferred Assets” has the meaning set forth in the Issuer Contribution Agreement in addition to the Contributed Assets under (and as defined in) the Equity Contribution Agreement.

“UCC” means the Uniform Commercial Code as in effect from time to time in New York; provided, that, if, with respect to any financing statement or by reason of any provisions of Applicable Law, the perfection or the effect of perfection or non-perfection of the security interest or any portion thereof granted pursuant to the Note Documents is governed by the Uniform Commercial Code as in effect in a jurisdiction of the U.S. other than New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of this Agreement and any financing statement relating to such perfection or effect of perfection or non-perfection.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“U.S.” means the United States of America.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 5.01(c)(ii).

“Wire Transfer Forms” has the meaning set forth in Section 4.03(a)(ii).

Section 1.02 Certain Interpretations. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement:

(a) An accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.

(b) Words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders.

(c) The definitions of terms shall apply equally to the singular and plural forms of the terms defined.

(d) “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation;”

(e) Unless otherwise specified, references to an agreement or other document include references to such agreement or document as from time to time amended, restated, reformed, supplemented or otherwise modified in accordance with the terms thereof (subject to any restrictions on such amendments, restatements, reformations, supplements or modifications set forth herein or in any of the other Transaction Documents) and include any annexes, exhibits and schedules attached thereto.

(f) References to any Applicable Law shall include such Applicable Law as from time to time in effect, including any amendment, modification, codification, replacement or reenactment thereof or any substitution therefor.

(g) References to a Person shall be construed to include such Person’s successors and permitted assigns (subject to any restrictions on assignment, transfer or delegation set forth herein or in any of the other Transaction Documents), and any reference to a Person in a particular capacity excludes such Person in other capacities.

(h) The word “will” shall be construed to have the same meaning and effect as the word “shall”.

(i) The words “hereof,” “herein,” “hereunder” and similar terms when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision hereof, and Article, Section and Exhibit references herein are references to Articles and Sections of, and Exhibits to, this Agreement unless otherwise specified.

(j) In the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and each of the words “to” and “until” means “to but excluding”.

(k) Where any payment is to be made, any funds are to be applied or any calculation is to be made under this Agreement on a day that is not a Business Day, unless this Agreement otherwise provides, such payment shall be made, such funds shall be applied and such calculation shall be made on the succeeding Business Day, and payments shall be adjusted accordingly.

Article II

THE NOTES; PURCHASE AND SALE

Section 2.01 Purchase and Sale of Notes.

(a) On the terms and subject to the conditions set forth herein, including the conditions set forth in Section 6.01, on the Closing Date, Issuer shall issue, sell and deliver to each Purchaser, and each Purchaser severally, but not jointly, agrees to purchase from Issuer, Notes in an aggregate principal amount equal to the Note Commitment of such Purchaser as set forth on Schedule 2.01 hereto.

Section 2.02 [Reserved].

Section 2.03 Purchase Price and Delivery. On the terms and subject to the conditions set forth herein:

(a) On the Closing Date, Purchaser Representative shall pay the purchase price for the Notes by wire transfer of immediately available funds in Dollars to the account of Issuer designated in writing for such purpose, or to Issuer’s order, in an amount equal to (i) the Note Commitment less (ii) each of (A) the Purchaser Expense Amount as of the Closing Date, (B) an amount equal to 3.0% of the Note Commitment, which shall be retained by Purchaser Representative as original issue discount and (C) the amount required pursuant to Section 6.01(l) to be held in the Collection Account, which such amount shall be funded to the Collection Account on the Closing Date in accordance with the letter of direction delivered to Purchaser Representative pursuant to Section 6.01(q) (i.e., the Notes will be funded on a net basis).

Section 2.04 No Right to Reborrow or Reissue. The Notes are not revolving in nature, and any amount of the Notes repaid, prepaid, redeemed or otherwise retired may not be reborrowed, reissued or reinstated.

Section 2.05 Protective Advances. Notwithstanding any provision of this Agreement or any other Note Document to the contrary, Purchaser Representative shall have the right, but not the obligation, in its sole discretion, and Issuer hereby irrevocably authorizes Purchaser Representative, at any time that Issuer fails to do so within [***] after receipt of prior written notice from Purchaser Representative, to (a) discharge, at Issuer’s expense, any Taxes or Liens affecting any Collateral that have not been paid in violation of any Note Document or that could reasonably be expected to impair Purchaser Representative’s Lien priority in the Collateral, (b) make any other payment for the administration, servicing, maintenance, preservation or protection of the Collateral, the Collection Account or Purchaser Representative’s rights under the Note Documents or (c) make any other payment to the Licensee or any other Person that, if not paid, could reasonably be expected to result in a breach of the GSK Agreement or a Material Adverse Effect (each such advance or payment, a “Protective Advance”). Issuer irrevocably authorizes Purchaser Representative to make any Protective Advance by direct payment of the relevant amount to the applicable payee. Each Protective Advance shall constitute an Obligation, shall bear interest at the Default Rate from the date such Protective Advance is made until paid in full in cash, and shall be reimbursed to Purchaser Representative in accordance with Section 4.02 or otherwise upon demand. No Protective Advance by Purchaser Representative shall be construed as a waiver of any Default or Event of Default or of any right or remedy of Purchaser Representative.

Section 2.06 Representations and Warranties of Purchasers. Each Purchaser, by acceptance of a Note, hereby represents and warrants on the Closing Date as follows:

(a) It is (i) an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act and an “Institutional Account” as defined in FINRA Rule 4512(c) or a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act and (ii) has such knowledge, skill, sophistication and experience in business and financial matters, based on actual participation, that it is capable of evaluating the merits and risks of the purchase and sale of the Notes from Issuer and the suitability thereof for such Purchaser. It is specifically understood and agreed that such Purchaser is acquiring the Notes for the purpose of investment and not with a view towards the sale or distribution thereof within the meaning of the Securities Act and it is acquiring the Notes only for its own account and not for the account of others, or if such Purchaser is subscribing for the Notes as a fiduciary or agent for one or more investor accounts, such Purchaser has full investment discretion over such account, and the full power and authority to make the acknowledgments, representations and agreements herein on behalf of each owner of each such account.

(b) It understands that the Notes will not be registered under the Securities Act by reason of their issuance by Issuer in a transaction exempt from the registration requirements of the Securities Act and that it may have to hold the Notes indefinitely unless a subsequent disposition thereof is registered under the Securities Act and applicable state securities laws or is exempt from registration or qualification by prospectus.

(c) It (i) is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, incorporation or formation and (ii) has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by it, will constitute valid and legally binding obligations of each Purchaser, enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(d) Such Purchaser further understands that the exemption from registration afforded by Section 4(a)(2) under the Securities Act depends on the satisfaction of various conditions, and that, if applicable, Section 4(a)(2) may afford the basis for sales only in limited amounts.

(e) Such Purchaser (i) is an institutional account as defined in FINRA Rule 4512(c), (ii) is a sophisticated investor, experienced in investing in equity transactions that are not registered under the Securities Act, and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities and (iii) has exercised independent judgment in evaluating its participation in the purchase of the Notes.

(f) In making its decision to purchase the Notes such Purchaser has relied solely upon independent investigation made by such Purchaser and Issuer’s representations and warranties in Article VII and covenants contained herein and in the other Note Documents. Such Purchaser acknowledges and agrees that such Purchaser has received, and has had an adequate opportunity to review, such information as such Purchaser deems necessary in order to make an investment decision with respect to the Notes, including with respect to Issuer and the transactions contemplated hereunder. Such Purchaser represents and agrees that such Purchaser and such Purchaser’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as such Purchaser and such undersigned’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Notes and such Purchaser acknowledges that it has reviewed all disclosure documents provided by or on behalf of Issuer in connection with the Note issuance, the Note Documents and the transactions contemplated hereunder.

(g) Such Purchaser has analyzed and considered the risks of an investment in the Notes and determined that the Notes are a suitable investment for such Purchaser and that such Purchaser is able at this time and in the foreseeable future to bear the economic risk of a total loss of such Purchaser’s investment in Issuer. Such Purchaser acknowledges specifically that a possibility of total loss exists.

Article III

REPAYMENT

Section 3.01 Amortization; Scheduled Maturity Date.

(a) If not earlier repaid in full, the unpaid balance of the outstanding Principal Amount of the Notes, together with any accrued and unpaid interest, and all other Obligations then outstanding, shall be due and payable in cash in immediately available funds in Dollars to the Purchaser Account on the Scheduled Maturity Date.

(b) Other than in connection with a voluntary prepayment pursuant to Section 3.02(b) or as set forth in the Parent Guaranty, the outstanding principal balance of the Notes and any interest or premium due with respect thereto shall be repayable solely from GSK Proceeds; provided, that, such amounts may also be repayable from proceeds of Collateral and all other assets of the Note Parties in accordance with the terms of the Note Documents.

(c) If, after giving effect to the application of GSK Proceeds pursuant to Section 4.02(a) and (b) on any Payment Date, the amounts available for application pursuant to Section 4.02(b)(iii) are insufficient to pay all amounts of Fixed Interest due on the Notes for such period (the amount of such shortfall, the “Quarterly Interest Shortfall”), then any such Quarterly Interest Shortfall shall be deemed to have been paid in kind and shall increase the outstanding Principal

Amount of the Notes by an amount equal to the Quarterly Interest Shortfall for the applicable Payment Date (rounded up to the nearest whole dollar) (such increased amount, “Accreted Principal”). Accreted Principal shall thereafter bear interest in accordance with Section 4.01 and otherwise be treated as part of the outstanding Principal Amount of the Notes and the Obligations for all purposes under this Agreement and the other Note Documents. In the event of any repayment, prepayment, redemption or acceleration of the Notes, accrued and unpaid Fixed Interest on the Principal Amount so repaid, prepaid, redeemed or accelerated shall be payable on the date of such repayment, prepayment, redemption or acceleration.

Section 3.02 Mandatory and Voluntary Prepayments.

(a) Mandatory Prepayments. If any Event of Default has occurred and is continuing, then Purchaser Representative may declare the outstanding Principal Amount of the Notes as of the date of the Prepayment Event Date plus any accrued and unpaid interest thereon to be immediately due and payable hereunder, in whole but not in part, to the extent permitted by Law, together, if applicable, with (A) any additional amounts due in respect thereof pursuant to Section 3.02(c), and (B) all other Obligations then outstanding (other than contingent indemnification obligations for which no such claims have been made).

(b) Voluntary Prepayments. Issuer may, at any time upon not less than [***] prior written notice to Purchaser Representative, prepay, in whole but not in part, the Principal Amount of the Notes, plus the Applicable Prepayment Premium and any accrued and unpaid interest thereon, together, if applicable, with (A) any additional amounts due in respect thereof pursuant to Section 3.02(c), and (B) all other Obligations then outstanding (other than contingent indemnification obligations for which no such claims have been made).

(c) In connection with the prepayment in full of the Notes outstanding, any unpaid amounts in respect of such prepaid Notes not consisting of principal, Fixed Interest or the Applicable Prepayment Premium (including, any unpaid amounts for indemnification, default interest, expense reimbursement and other amounts not consisting of principal or interest) shall be immediately due and payable. All Obligations hereunder shall, other than in connection with a voluntary prepayment pursuant to Section 3.02(b) or as set forth in the Parent Guaranty, be repayable solely from GSK Proceeds or, only following the occurrence of a Prepayment Trigger, from proceeds of Collateral and all other assets of the Note Parties in accordance with the terms of the Note Documents.

Section 3.03 Increased Cost.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or obligations owing to, any Purchaser;

(ii) subject any Purchaser to any Taxes (other than (A) Covered Taxes and Other Taxes and (B) Excluded Taxes) with respect to the Notes or other obligations under the Note Documents, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Purchaser any other condition, cost or expense (other than Taxes) affecting this Agreement,

and the result of any of the foregoing shall be to increase the cost to any Purchaser of purchasing, holding or maintaining the Notes, or to reduce the amount of any sum received or receivable by any Purchaser under any Note Document, then, upon written demand of any Purchaser, Issuer shall pay to such Purchaser such additional amount or amounts as will compensate such Purchaser for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Purchaser determines that any Change in Law affecting such Purchaser or the Office of such Purchaser or such Purchaser’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on Purchaser’s capital or on the capital of Purchaser’s holding company, if any, as a consequence of Purchaser Representative’s obligations under this Agreement or its purchase, ownership or holding of the Notes to a level below that which such Purchaser or such Purchaser’s holding company could have achieved but for such Change in Law (taking into consideration such Purchaser’s policies and the policies of such Purchaser’s holding company with respect to capital adequacy), then Issuer shall pay to such Purchaser such additional amount or amounts as will compensate Purchaser Representative or Purchaser Representative’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of any Purchaser setting forth the amount or amounts necessary to compensate Purchaser or its holding company, as the case may be, as specified in clause (a) or (b) of this Section 3.03 and delivered to Issuer shall be conclusive absent manifest error. Issuer shall pay such Purchaser the amount shown as due on any such certificate within [***] after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Purchaser to demand compensation pursuant to the foregoing provisions of this Section 3.03 shall not constitute a waiver of such Purchaser’s right to demand such compensation; provided, that, Issuer shall not be required to compensate any Purchaser pursuant to the foregoing provisions of this Section 3.03 for any increased costs incurred or reductions suffered more than [***] prior to the date that Purchaser notifies Issuer of the Change in Law giving rise to such increased costs or reductions and of such Purchaser’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the [***] period referred to above shall be extended to include the period of retroactive effect thereof).

Section 3.04 Illegality. If any Purchaser determines that any Law has made it unlawful, or that any Governmental Entity has asserted that it is unlawful, for such Purchaser or its Office to purchase, own, hold or maintain any Note or charge or receive interest with respect to any Note, then, on notice thereof by such Purchaser to Issuer, such Purchaser’s obligation to issue, purchase, maintain, fund or charge interest with respect to the Notes or to purchase any Note shall be suspended until Purchaser Representative notifies Issuer that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, Issuer shall, upon demand from Purchaser Representative, repay the Notes in full, together with accrued and unpaid interest, and all other Obligations then outstanding, on the last day permitted by Applicable Law or, if earlier repayment is required by Applicable Law, immediately.

Article IV

INTEREST; EXPENSES; MAKING OF PAYMENTS

Section 4.01 Interest Rate; Collection Account; Payment of GSK Proceeds.

(a) Interest Rate. The outstanding Principal Amount of the Notes shall bear interest at a rate equal to the Fixed Interest, which shall be payable quarterly in arrears in cash on each Payment Date as provided in this Section 4.01. All interest hereunder shall be computed on the basis of a 360 day year of twelve 30-day months.

(b) Interest Generally. Interest on the Notes shall be due and payable quarterly in arrears on each Payment Date. Subject to Section 3.02 above and the priority of payments set forth in Section 4.02, all interest shall be due and payable solely from the GSK Proceeds; provided, that, such interest may also be payable from the proceeds of Collateral and all other assets of the Note Parties in accordance with the terms of the Note Documents or as set forth in the Parent Guaranty.

(c) Establishment of Collection Account; Control Agreement; Maintenance, Collection and other Fees and Expenses.

(i) On or before the Closing Date, Issuer shall (i) establish and maintain at the Account Bank a new, segregated deposit account for the benefit of Purchaser Representative on behalf of the Purchasers (such account, the “Collection Account”), (ii) cause the Collection Account to be pledged as Collateral pursuant to the Security Agreement, and (iii) execute and deliver, together with Purchaser Representative and the Account Bank, a Control Agreement with respect to the Collection Account in form and substance satisfactory to Purchaser Representative providing for Purchaser Representative’s control over the Collection Account and for the receipt and disbursement of all amounts deposited therein in accordance with this Agreement.

(ii) Issuer shall maintain at all times, by receipt of periodic cash equity contributions to the capital of Issuer from the Company pursuant to the Issuer Contribution Agreement (and not, for the avoidance of doubt, cash constituting GSK Proceeds), a minimum unrestricted (except for restrictions arising pursuant to the Control Agreement or the Transaction Documents) cash balance in the Collection Account sufficient to pay all Collection Account Fees and other fees, expenses and charges of the Account Bank anticipated to be due and payable in the next [***] shall become due and payable.

(iii) Prior to the New Account Bank Trigger Date, Issuer shall not direct the Account Bank to transfer funds held in the Collection Account except with the express prior written consent of Purchaser Representative.

(d) Licensee Instruction Letter. On or before the Closing Date, Issuer shall deliver an irrevocable written notice to GSK (such notice, a “Licensee Instruction Letter”) directing GSK to remit all payments owed to Issuer in respect of the GSK Agreement, including all GSK Proceeds, directly to the Collection Account, without deduction, withholding, set-off or counterclaim except to the extent expressly permitted under the GSK Agreement, and specifying the assignment of the GSK Agreement to Issuer. Each Licensee Instruction Letter shall be in the form attached to the Issuer Contribution Agreement or otherwise satisfactory to Purchaser Representative.

(e) Replacement Collection Account; New Account Bank Trigger Date.

(i) Prior to Payment in Full, Issuer shall have no right to terminate the Collection Account without Purchaser Representative’s prior written consent; provided, that, without Purchaser Representative’s consent to the change of location (provided such location is in the U.S.), Issuer may establish a replacement Collection Account with a replacement Account Bank if (A) such replacement Account Bank executes a Control Agreement with respect to such replacement Collection Account effective no later than the date of replacement and in form and substance satisfactory to Purchaser Representative in its sole discretion and (B) on the date of creation of the replacement Collection Account, Issuer delivers a revised Licensee Instruction Letter to GSK directing that all GSK Proceeds be remitted to such replacement Collection Account.

(ii) On or prior to the New Account Bank Trigger Date, (A) Issuer shall establish with the Account Bank a Collection Account (or otherwise modified the terms of the Collection Account in effect on the Closing Date), (B) Issuer and Purchaser Representative shall enter into a Control Agreement (or otherwise amended, modified or replaced the Control Agreement in effect on the Closing Date) with the Account Bank with respect to the Collection Account and (C) Issuer and such other applicable parties required to be party thereto shall have entered into such other cash management, paying agent, escrow arrangement or similar arrangements, in each case in form and substance satisfactory to Purchaser Representative, required by Purchaser Representative to give full effect to the Article IV hereof and any other provisions or definitions of this Agreement reasonably related thereto.

(f) Misdirected Payments. If any Note Party or any of its Affiliates receives any GSK Proceeds, Issuer shall cause such amounts to be remitted to the Collection Account within [***] after receipt, without deduction, withholding, set-off or counterclaim and prior to the payment of any Taxes. If Purchaser Representative receives any payment that does not constitute GSK Proceeds (other than any payment from a Note Party or the Company pursuant to the Note Documents), Purchaser Representative shall remit such amounts to Issuer within [***] after becoming aware of such receipt.

(g) Licensee Offsets. If the Licensee exercises any Non-Permitted Set-Off against any GSK Proceeds (such amount, an “Issuer Offset Obligation”), Issuer shall promptly (and in any event no later than [***] following the payment of the GSK Proceeds affected by such Non-Permitted Set-Off) pay, or cause to be paid, to the Collection Account the amount of such Issuer Offset Obligation. Following such payment, Issuer shall be entitled to any amounts subsequently recovered from the Licensee in respect of such Non-Permitted Set-Off.

(h) Remittances; Trust. All remittances under this Section 4.01 shall be made (i) without set-off or deduction (except as required by Applicable Law) and (ii) by wire transfer of immediately available funds to the Collection Account (if payable to Purchaser Representative) or to the account set forth in Exhibit J (if payable to Issuer), or to such other account as the relevant payee may designate in writing at least [***] prior to any such payment. Each Party shall hold any amounts received by it to which the other Party is entitled under this Section 4.01 in trust, without any right, title or interest therein.

(i) Valid Invoice Issuances. Promptly (and in any event no later than [***]) following the earlier of (i) receipt by the Company from GSK of a GSK Payment Notice that is not also received by Purchaser Representative, (ii) receipt by the Company of notice from the Purchaser’s Representative that a Commercial Milestone Event or Sales Milestone Event (each as defined in the GSK Agreement) giving rise to GSK Proceeds has been achieved, or (iii) the Company obtaining Knowledge that a Commercial Milestone Event or Sales Milestone Event (each as defined in the GSK License Agreement) giving rise to GSK Proceeds has been achieved but that GSK has not provided a GSK Payment Notice in accordance with the terms of the GSK Agreement, the Company shall issue a Valid Invoice (as defined in the GSK License Agreement) to GSK in respect of the applicable Commercial Milestone Payment or Sales Milestone Payment (each as defined in the GSK License Agreement) pursuant to Section 6.3 or Section 6.4 of the GSK Agreement, as applicable, and provide a copy of such Valid Invoice (along with proof of delivery to GSK) to the Purchaser’s Representative. Promptly (and in any event no later than [***]) following a determination under Section 6.8(b) of the GSK Agreement that additional amounts are owed by GSK to the Company with respect to any GSK Proceeds, the Company shall issue a Valid Invoice (as defined in the GSK Agreement) to GSK in respect of such amounts, and provide a copy of such Valid Invoice (along with proof of delivery to GSK) to Purchaser Representative.

Section 4.02 Application of Payments. On each Payment Date, the GSK Proceeds received in the Collection Account during the immediately preceding Calendar Quarter, together with any other amounts then on deposit in the Collection Account that constitute proceeds of GSK Proceeds, shall be applied by the Account Bank pursuant to the Control Agreement, at the direction of Purchaser Representative, in accordance with the Quarterly Payment Certificate delivered by or on behalf of Issuer, by payment in cash in the following order of priority:

(a) first, to Meiji in satisfaction of any Meiji Payments to the extent then due and payable by the Company or Issuer during such Calendar Quarter pursuant to the Meiji License Agreement.

(b) second, to Purchaser Representative and Purchasers to be applied in the following order:

(i) to Purchaser Representative, an amount equal to any accrued and unpaid fees, expenses and indemnities then due and payable to Purchaser Representative under this Agreement or any other Note Document, including any amounts due under Section 4.05;

(ii) to the relevant Purchasers, an amount equal to all outstanding Protective Advances and all accrued and unpaid interest thereon;

(iii) to Purchasers, an amount equal to all accrued and unpaid Fixed Interest then due and payable on the outstanding Principal Amount of the Notes; provided, that, any Quarterly Interest Shortfall shall be treated as Accreted Principal in accordance with Section 3.01(c);

(iv) to Purchasers, an amount equal to all other Obligations then due and payable to Purchasers under the Note Documents;

(v) to Purchasers, to the extent the GSK Proceeds for the immediately preceding Calendar Quarter exceed the amounts applied pursuant to the foregoing clauses of this Section 4.02 (such excess amount, the “Amortization Payment”), the Amortization Payment shall be applied to repay outstanding principal on the Notes at par until the Notes are repaid in full; and

(c) third, after Payment in Full, to Issuer, any remaining available amounts subject to the Royalty Purchase Agreement and any other document or instrument effecting an assignment of any portion of the GSK Proceeds after Payment in Full.

Section 4.03 Quarterly Payment Certificates.

(a) No later than [***] (or such shorter period agreed to by Purchaser Representative) prior to each Payment Date, Issuer shall, or the Servicer on behalf of Issuer shall, deliver to Purchaser Representative a certificate (each, a “Quarterly Payment Certificate”), in form and substance reasonably satisfactory to Purchaser Representative, certified by a Senior Officer thereof, and setting forth in reasonable detail:

(i) the aggregate amount of GSK Proceeds received in the Collection Account during the immediately preceding Calendar Quarter, together with any other amounts then on deposit in the Collection Account that constitute proceeds of GSK Proceeds;

(ii) the calculation of each amount to be applied on such Payment Date pursuant to each clause of Sections 4.02(a) and Section 4.02(b) and a duly completed wire transfer form or other draft payment instructions and the wire information for each applicable recipient of such amount as is required by the Control Agreement or the Account Bank (the “Wire Transfer Forms”); and

(iii) the cash balance in the Collection Account after giving effect to the application of the payments under Section 4.02 for which such certificate relates.

(b) Purchaser Representative shall have a period of [***] following receipt of each Quarterly Payment Certificate to review such information and notify Issuer and/or the Servicer of any objection thereto (each, a “Payment Objection Notice”). If Purchaser Representative delivers a Payment Objection Notice, (i) Issuer and/or Servicer agree to negotiate in good faith with Purchaser Representative for a period of [***] and (ii) thereafter, the payment amounts to be applied on the applicable Payment Date pursuant to Section 4.02(a) shall be the amounts that Purchaser Representative determines, in its good faith business judgment, to be correct, as set forth in such Payment Objection Notice, and such Payment Objection Notice shall supersede the applicable Quarterly Payment Certificate and the Wire Transfer Forms for purposes of Purchaser Representative’s payment instructions to the Account Bank under Section 4.02. Each Payment Objection Notice shall set forth in reasonable detail Purchaser Representative’s determination of the applicable payment amounts or other correction and the basis for any variance from the Quarterly Payment Certificate and the Wire Transfer Forms.

(c) Each Quarterly Payment Certificate delivered pursuant to this Section 4.02 shall be accompanied by reasonable supporting documentation, including copies of any Royalty Reports or GSK Payment Notices received during the applicable Calendar Quarter to the extent not previously delivered to Purchaser Representative pursuant to Section 8.03(b).

(d) Notwithstanding anything to the contrary contained herein or in any other Note Document, any delivery, transmission or submission by Purchaser Representative or any Purchaser to the Account Bank of any Quarterly Payment Certificate, Payment Objection Notice, Wire Transfer Forms or related payment instruction, or any designation of, or service by, Purchaser Representative or any Purchaser as the contact for any verbal callback or other confirmation required by the Account Bank in connection therewith, shall be made solely as an accommodation to Issuer and/or the Servicer and in reliance solely on information furnished by or on behalf of

Issuer and/or the Servicer, without any duty to verify, investigate, confirm or authenticate the accuracy, completeness, validity or authorization thereof. Neither Purchaser Representative nor any Purchaser, nor any of their respective officers, employees, representatives or any other Indemnitee, shall have any liability or responsibility whatsoever, whether in contract, tort, equity, statute or otherwise, for any error, omission, inaccuracy, misstatement, unauthorized instruction, misdirection, incorrect payment, failed payment, delayed payment, overpayment, underpayment or non-receipt of funds arising out of or relating to any such certificate, notice, form, information or instruction (other than gross negligence or willful misconduct). To the fullest extent permitted by Applicable Law, Issuer, the Servicer and each other Note Party hereby irrevocably, absolutely and unconditionally waives, releases and agrees not to sue Purchaser Representative, any Purchaser or any of their respective officers, employees, representatives or any other Indemnitee for any claims, demands, actions, losses, liabilities, damages, costs or expenses, whether direct, indirect, consequential or otherwise, known or unknown, accrued or unaccrued, arising out of or relating to any such certificate, notice, form, information, instruction, related submission to the Account Bank or verbal callback or other confirmation with the Account Bank (other than gross negligence or willful misconduct); and no such delivery, transmission, submission, designation or service shall constitute any representation, warranty, certification, confirmation, adoption or approval by Purchaser Representative, any Purchaser or any such Indemnitee, and Issuer, the Servicer and each other Note Party shall remain solely responsible therefor.

Section 4.04 Interest on Late Payments. If any amount payable by Issuer to Purchaser Representative hereunder is not paid when due (whether at stated maturity, by acceleration or otherwise; it being understood that compliance with Section 3.01(c) constitutes payment of the Quarterly Interest Shortfall), interest shall accrue on any such unpaid amounts, both before and after judgment during the period from and including the applicable due date, to but excluding the day the overdue amount is paid in full, at a rate per annum equal to the Default Rate. Interest accruing under this Section 4.04 shall be payable on demand of Purchaser Representative. For the avoidance of doubt, Fixed Interest that is not paid in cash on the date due but that is added to the Principal Amount of the Notes as Accreted Principal in accordance with Section 3.01(c) shall accrue interest at the Fixed Interest from the date at which it is incorporated as Accreted Principal and shall thereafter accrue interest at the Default Rate in the event that the Principal Amount of the Notes generally bears interest at the Default Rate.

Section 4.05 Administration and Enforcement Expenses. Issuer shall on each Payment Date in accordance with Section 4.02 reimburse Purchaser Representative for all reasonable and documented out-of-pocket costs and expenses incurred by Purchaser Representative (including the reasonable fees and expenses of one outside counsel to Purchaser Representative) as a consequence of or in connection with the administration (including any amendment, restatement, amendment and restatement, supplement or other modification of the Note Documents), monitoring, protection or enforcement of the Note Documents, the Collateral or Purchaser Representative’s rights and remedies, including as a result of any Default, Event of Default, Prepayment Trigger, mandatory prepayment, restructuring or workout of the Notes.

Section 4.06 Making of Payments. Notwithstanding anything to the contrary contained herein, any Payment stated to be due hereunder or under any Note on a given day in a specified month shall be made on the next occurring Payment Date.

Section 4.07 Setoff or Counterclaim. Each payment by Issuer or any other Note Party under this Agreement or under any Note shall be made without set-off, deduction, defense, recoupment or counterclaim. Purchaser Representative shall have the right to set off any and all amounts owed by the Note Parties and/or any of their Subsidiaries under the Note Documents as provided in Section 10.03.

Article V

TAXES

Section 5.01 Taxes.

(a) Any and all payments by or on account of any obligation of any Note Party or the Company under any Note Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any applicable withholding agent is required by Applicable Law to make any withholding or deduction of Taxes in respect of any payment by or on account of any obligation of any Note Party or the Company under any Note Document (including (for the avoidance of doubt) any Taxes withheld or deducted by GSK, Issuer or any other applicable withholding agent in respect of any GSK Proceeds), then (i) the applicable withholding agent shall be entitled to make such withholding or deduction and shall timely pay directly to the relevant Governmental Entity the full amount required to be so withheld or deducted and (ii) if any such Tax withheld or deducted is a Covered Tax, the outstanding Principal Amount with respect to the applicable Notes at such time shall be increased by an amount equal to such Covered Tax plus any additional Covered Tax resulting from such increase in the Principal Amount.

(b) If any Covered Taxes are payable or paid by any Purchaser, whether or not such Covered Taxes were correctly or legally imposed or asserted by the relevant Governmental Entity, then the outstanding Principal Amount at such time shall be increased by (i) the amount of such Covered Taxes plus any additional Covered Tax resulting from such increase in the Principal Amount and (ii) the amount of all reasonable expenses arising therefrom or with respect thereto. Such Purchaser shall promptly deliver to Issuer a certificate informing Issuer of any such amounts.

(c) Status of Purchasers.

(i) Any Purchaser that is eligible for an exemption from or reduction of withholding Tax with respect to any payments made under any Note Document shall deliver to Issuer, at the time or times reasonably requested by Issuer, such properly completed and executed documentation reasonably requested by Issuer as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Purchaser, if reasonably requested by Issuer, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Issuer as will enable Issuer to determine whether or not such Purchaser is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (A), (B) and (D) of Section 5.01(c)(ii)) shall not be required if in Purchaser’s reasonable judgment such completion, execution or submission would subject such Purchaser to any unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Purchaser.

(ii) Without limiting the generality of the foregoing:

(A) any Purchaser that is a U.S. Person shall deliver to Issuer on or prior to the date on which such Purchaser becomes a Purchaser under this Agreement (and from time to time thereafter upon the reasonable request of Issuer), two duly executed copies of IRS Form W-9 certifying that such Purchaser is exempt from U.S. federal backup withholding tax;

(B) any Foreign Purchaser shall, to the extent it is legally eligible to do so, deliver to Issuer on or about the date on which such Foreign Purchaser becomes a Purchaser under this Agreement (and from time to time thereafter upon the reasonable request of Issuer), whichever of the following is applicable:

(1) in the case of a Foreign Purchaser claiming the benefits of an income tax treaty to which the U.S. is a party, two duly executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax;

(2) two duly executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Purchaser claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit L-1 to the effect that such Foreign Purchaser is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Issuer within the meaning of Section 871(h)(3)(B) of the Code, a “controlled foreign corporation” related to Issuer as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) two duly executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4) to the extent a Foreign Purchaser is not the beneficial owner, two duly executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-2 or Exhibit L-3, IRS Form W-9, or other certification documents from each beneficial owner, as applicable; provided, that, if the Foreign Purchaser is a partnership (and not a participating Purchaser) and one or more direct or indirect partners of such Foreign Purchaser are claiming the portfolio interest exemption, such Foreign Purchaser may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-4 on behalf of such direct and/or indirect partner(s);

(C) any Foreign Purchaser shall, to the extent it is legally eligible to do so, deliver to Issuer on or prior to the date on which such Foreign Purchaser becomes a Purchaser under this Agreement (and from time to time thereafter upon the reasonable request of Issuer), two duly executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, together with such supplementary documentation as may be prescribed by Applicable Law or reasonably requested by Issuer to permit Issuer to determine the withholding or deduction required to be made; and

(D) if a payment made to a Purchaser under any Note Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Purchaser were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Purchaser shall deliver to Issuer at the time or times reasonably requested by Issuer such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Issuer as may be necessary for Issuer to comply with its obligations under FATCA and to determine whether such Purchaser has complied with such Purchaser’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) If any form, certification or other documentation previously delivered by any Purchaser expires or becomes obsolete or inaccurate in any respect, such Purchaser shall promptly update such form or certification or promptly notify Issuer in writing of its legal ineligibility to do so. Notwithstanding anything to the contrary, nothing in this Section 5.01(c) shall require any Purchaser to deliver any documentation that any such Purchaser is legally ineligible to provide.

Section 5.02 Receipt of Payment. Promptly after the date of any payment of Taxes by any Note Party or the Company pursuant to this Article V, Issuer shall furnish to Purchaser Representative the original or a certified copy of a receipt evidencing payment thereof or other evidence reasonably satisfactory to Purchaser Representative.

Section 5.03 Other Taxes. Issuer shall timely pay to the relevant Governmental Entity in accordance with Applicable Law any Other Taxes.

Section 5.04 Refunds. If any Purchaser determines, in its sole discretion exercised in good faith, that it has received a refund of any Covered Taxes, it shall promptly notify Issuer of the amount of any such refund (including refunds of any related penalties, interest or other charges imposed by the relevant Governmental Entity and any additional interest paid by the relevant Governmental Entity) calculated net of all out-of-pocket expenses (including Taxes) (such net amount, a “Refund Amount”). If a Refund Amount is received, the outstanding Principal Amount at such time shall be reduced by any such Refund Amount. If Purchaser is required to repay any previously refunded amount to a Governmental Entity, any such payment along with the amount of any related interest, penalties, additions thereto and related reasonable out-of-pocket expenses will increase the outstanding Principal Amount at such time. Notwithstanding anything to the contrary in this Section 5.04, in no event will any Refund Amount reduce the outstanding Principal Amount to the extent it would place Purchaser in a less favorable net after-tax position than Purchaser would have been in if the Covered Taxes giving rise to such refund had not been deducted, withheld or otherwise imposed and added to the outstanding Principal Amount. This Section 5.04 shall not be construed to require any Purchaser to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Issuer or any other Person.

Section 5.05 Registered Obligation.

(a) Issuer shall establish and maintain, at its address referred to in Section 13.03, (i) a Register in which Issuer agrees to register by book entry the interests (including any rights to receive payment hereunder) of Purchaser in the Notes, each of its obligations under this Agreement to participate in the Notes, and any assignment of any such interest, obligation or right, and (ii) accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of Purchaser(s) (and each change thereto pursuant to Sections 13.01 and 13.02), (2) the amount of the Notes described in clause (i) above, (3) the amount of any principal or interest due and payable or paid, and (4) any other payment received and its application to the Notes. The entries in the Register shall be conclusive, in the absence of manifest error, and Issuer and each Purchaser shall treat each person whose name is recorded in the Register as the owner of the Notes for all purposes of this Agreement, notwithstanding notice to the contrary.

(b) Upon surrender of any Note to Issuer for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within [***] thereafter, Issuer shall execute and deliver, at Issuer’s expense, one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate Principal Amount equal to the unpaid Principal Amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit N. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon.

(c) Notwithstanding anything to the contrary contained in any Note Document or elsewhere, the Notes (including any Note evidencing such Notes) are registered obligations, the right, title and interest of Purchaser and its assignees in and to the Notes shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. The parties hereto intend that the Notes will be at all times maintained in “registered form” within the meaning of Section 5f.103-1(c) of the U.S. Treasury Regulations, Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (and any successor provisions).

Section 5.06 No Partnership. This Agreement is not intended to create a partnership, association or joint venture between or among Purchaser Representative and/or Issuer or any Subsidiary. Each Party agrees not to refer to the other as a “partner” or the relationship as a “partnership” or “joint venture.”

Section 5.07 Tax Treatment. For U.S. federal income and applicable state and local and non-U.S. income Tax purposes, each Party and its respective Affiliates shall treat (a) the Notes as indebtedness and (b) Issuer as the beneficial owner of the GSK Proceeds. Each Party and its respective Affiliates shall not take any position that is inconsistent with the foregoing sentence on any Tax return or for any other Tax purpose (including determination of any withholding responsibilities in respect of any amounts payable under any Note Document) unless, in each case, otherwise required by (i) a change in applicable Law after the date hereof or (ii) a good faith resolution of a Tax audit or other administrative or judicial Tax proceeding.

Section 5.08 Mitigation. If the outstanding Principal Amount with respect to any Notes is increased as a result of any Covered Taxes under Section 5.01, then the applicable Purchaser shall (at the request of Issuer) take any steps reasonably requested by Issuer to eliminate or reduce further Covered Taxes to be incurred in the future, provided, that, no Purchaser shall be obligated under this Section 5.08 to undertake any action that would subject such Purchaser to any unreimbursed cost or expense or that would otherwise be disadvantageous to such Purchaser. Issuer will pay all reasonable costs and expenses incurred by any Purchaser in connection with any such actions requested under this Section 5.08.

Section 5.09 Survival. Each party’s obligations under this Article V shall survive any assignment of rights by, or the replacement of, a Purchaser, and the repayment, satisfaction or discharge of all obligations under any Note Document.

Article VI

CLOSING CONDITIONS

Section 6.01 Conditions Precedent to the Purchase of the Note. The obligation of each Purchaser to purchase the Note on the Closing Date shall be subject to the fulfillment, to the sole satisfaction of Purchaser Representative, of all of the following conditions precedent in addition to the conditions specified in Section 2.01(a) and Section 2.03(a):

(a) Issuer shall have executed and delivered to Purchaser Representative the Note, dated the Closing Date.

(b) Purchaser Representative shall have received on or before the Closing Date an executed copy of an opinion of Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the Note Parties and the Company, dated the Closing Date in form and substance reasonably satisfactory to Purchaser Representative.

(c) The Note Parties and the Company shall each have delivered to Purchaser Representative a certificate, dated the Closing Date, of a Senior Officer (the statements in which shall be true and correct on and as of the Closing Date): (i) attaching copies, certified by the Secretary of State of the State of Delaware as of a recent date, of such party’s certificate of incorporation or other organizational documents (together with any and all amendments thereto); (ii) attaching copies, certified by such officer as true and complete, of resolutions of the Board of Directors (or similar governing body) of such party authorizing and approving the execution, delivery and performance by such party of the Note Documents to which it is a party and the transactions contemplated herein and therein; (iii) setting forth the incumbency of the officer of such party who executed and delivered such Note Documents, including therein a signature specimen of each such officer; and (iv) attaching copies, certified by such officer as true and complete, of certificates of the appropriate Governmental Entity of the jurisdiction of formation, stating that such party was in good standing under the Laws of such jurisdiction as of the Closing Date (or a date immediately prior thereto acceptable to Purchaser Representative).

(d) This Agreement, the other Note Documents and the Royalty Purchase Agreement shall have been executed and delivered to Purchaser Representative by each party thereto (other than Purchaser Representative, if applicable), and the Note Parties shall have delivered, or caused to be delivered, such other documents as Purchaser Representative reasonably requested, in each case, in form and substance satisfactory to Purchaser Representative.

(e) The Transaction Documents shall be in full force and effect, including the appointment of an Independent Manager of Issuer and Holdings in accordance with the applicable terms herein and the SPV Organizational Documents.

(f) No event shall have occurred and be continuing that (i) constitutes a Default, Event of Default or Prepayment Trigger or (ii) could reasonably be expected to constitute a Material Adverse Effect (without giving effect to the cure period applicable to a Prepayment Trigger based thereon), in each case both at the time of, and immediately after giving effect to, the issuance and purchase of the Notes on the Closing Date.

(g) There shall not exist any action, suit, investigation or proceeding pending or threatened in any court or before an arbitrator or Governmental Entity that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

(h) All necessary governmental and third-party approvals, notices, consents and filings, including in connection with the Note, the Security Agreement, the Contribution Agreements and the other Note Documents shall have been obtained or made and shall remain in full force and effect.

(i) Issuer shall have delivered to Purchaser Representative certified copies of UCC, United States Patent and Trademark Office and United States Copyright Office, tax and judgment lien searches, or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents that name the Note Parties or the Company as debtor and that are filed in those state and county jurisdictions in which the Note Parties or the Company are organized or maintains its principal place of business and such other searches that Purchaser Representative deems necessary or appropriate, none of which encumber the Transferred Assets covered or intended to be covered by the Note Documents (other than any Permitted Liens and other Liens acceptable to Purchaser Representative).

(j) Purchaser Representative shall have received all UCC financing statements in appropriate form for filing under the UCC, and all other certificates, agreements, instruments, filings, recordings and other actions that are necessary or reasonably requested by Purchaser Representative in order to establish, protect, preserve and perfect the security interest in the assets of the Note Parties constituting Collateral as provided in the Security Agreement as a valid and perfected first priority security interest (subject to Permitted Liens and, solely with respect to the continuing first priority granted to Secured Party under the Note Documents, Permitted Liens entitled to priority under Applicable Law) with respect to such assets shall have been duly effected (or arrangements therefor satisfactory to Purchaser Representative shall have been made).

(k) Purchaser Representative shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act, including and the information described in Section 13.18.

(l) A portion of the initial purchase price of the Notes in a minimum aggregate amount of $[***] shall be retained in the Collection Account for purposes of supporting all Collection Account Fees and other fees, expenses and charges of the Account Bank.

(m) Purchaser Representative shall have received a certificate signed by a Senior Officer of the Note Parties certifying (i) that the conditions specified in this Section 6.01 have been satisfied, (ii) that the Note Parties (immediately after giving effect to the transactions contemplated hereby and the incurrence of Indebtedness related thereto), taken as a consolidated group, and Issuer, individually, in each case the Note Parties taken as a consolidated group, and Issuer, individually, in each case is Solvent and (iii) that Issuer does not as of the Closing Date have any Disqualified Capital Stock outstanding.

(n) Issuer shall have paid the Purchaser Expense Amount.

(o) Purchaser Representative shall have received such other approvals, opinions, documents or materials as Purchaser may reasonably request.

(p) Issuer shall have delivered to Purchaser Representative a complete IRS Form W-9 certifying its U.S. status and its exemption from U.S. federal backup withholding tax.

(q) Purchaser Representative shall have received a letter of direction signed by a Senior Officer of the Note Parties, instructing and authorizing Purchaser Representative to make the disbursements of the Notes on the Closing Date as set forth therein.

Article VII

REPRESENTATIONS AND WARRANTIES

Section 7.01 Note Parties Representations and Warranties. Each Note Party hereby represents and warrants to Purchaser Representative as of the date of this Agreement (except for any representations and warranties which speak as to a specific date, which representations and warranties shall be made as of the date specified), as follows:

(a) Existence. Each Note Party is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each Note Party has all limited liability company power and authority and all requisite licenses, permits, franchises, authorizations, consents and approvals of Governmental Entities required to (i) own or lease its assets and carry on its business as now conducted and as proposed to be conducted in connection with the transactions contemplated by the Transaction Documents and the GSK Agreement and (ii) execute, deliver and perform its obligations under the Note Documents to which it is a party, except, in each case, as could not reasonably be expected to have (x) a Material Adverse Effect or (y) an adverse effect, in any material respect, including on the timing, amount or duration of, the GSK Proceeds or the right of Purchaser Representative to receive the GSK Proceeds. Each Note Party is duly qualified to transact business and is in good standing in every jurisdiction in which such qualification or good standing is required by Applicable Law (except where the failure to be so qualified or in good standing could not result in, and could not reasonably be expected to have resulted in (a) a Material Adverse Effect, or (b) an adverse effect, in any material respect, including on the timing, amount or duration of, the GSK Proceeds or the right of Purchaser Representative to receive the GSK Proceeds).

(b) No Conflicts. None of the execution and delivery by any Note Party of any of the Note Documents to which it is a party, the performance by any Note Party of the obligations contemplated hereby or thereby or the consummation of the transactions contemplated hereby or thereby will: (i) contravene, conflict with, result in a breach, violation, cancellation or termination of, constitute a default (with or without notice or lapse of time, or both) under, require prepayment under, give any Person the right to exercise any remedy (including termination, cancellation or acceleration) or obtain any additional rights under, or accelerate the maturity or performance of or payment under, in any material respect, (A) any Applicable Law, (B) any judgment, order, writ, decree, permit or license of any Governmental Entity to which Holdings or any of its Subsidiaries or any of their respective assets or properties may be subject or bound, (C) any term or provision of any Contract (other than the GSK Agreement and the Meiji License Agreement) to which Holdings or any of its Subsidiaries is a party or by which Holdings or any of its Subsidiaries or any of their respective assets or properties is bound or committed, (D) any term or provision of any of their respective Organizational Documents or (E) the GSK Agreement and the Meiji License Agreement, except (x) in the case of clause (A) or (C) above where any such event could not reasonably be expected to have (1) a Material Adverse Effect, or (2) an adverse effect, in any material respect, including on the timing, amount or duration of, the GSK Proceeds or the right of Purchaser Representative to receive payments based on the GSK Proceeds and (y) in the case of clause (B) above where any such event could not reasonably be expected to have an adverse effect, in any material respect, including on the timing, amount or duration of, the GSK Proceeds or the right of Purchaser Representative to receive payments based on the GSK Proceeds; or (ii) except as provided in or contemplated by any of the Transaction Documents, result in or require the creation or imposition of any Lien on the Transferred Assets, the Patents, the Licensed Product or the GSK Proceeds.

(c) Liens. Other than Permitted Liens, no Note Party has granted, nor does there exist, any Lien on the Transferred Assets or the GSK Proceeds (other than Permitted Liens, and, solely with respect to the continuing first priority granted to Secured Party under the Note Documents, Permitted Liens entitled to priority under Applicable Law).

(d) Authorization. Each Note Party has all powers and authority to execute and deliver, and perform its obligations under, the Note Documents to which it is party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of each of the Note Documents to which such Note Party is party and the performance by such Note Party of its obligations hereunder and thereunder have been duly authorized by such Note Party. Each of the Note Documents to which each Note Party is party has been duly executed and delivered by such Note Party. Each of the Note Documents to which each Note Party is party constitutes the legal, valid and binding obligation of such Note Party, enforceable against such Note Party in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally, general equitable principles and principles of public policy.

(e) Security Interests. Upon giving effect to the Contribution (and subject to the terms and conditions thereof) and the Issuer Contribution Agreement, (i) Issuer shall be the exclusive owner of the entire right, title (legal and equitable) and interest in, to and under the Transferred Assets, free and clear of all Liens, other than Permitted Liens; (ii) Issuer shall be entitled to be the sole recipient of all payments in respect of the GSK Proceeds; and (iii) Issuer shall own (or have a license to) all assets that were previously owned (or licensed to) the Company necessary to perform its obligations under the GSK Agreement. The GSK Proceeds constituting Collateral granted to Purchaser Representative on the Closing Date has not been pledged, sold, assigned, transferred, conveyed or granted by Issuer to any other Person, in each case, other than Permitted Liens. Upon granting by Issuer of the security interests in the GSK Proceeds to Purchaser Representative pursuant to the Security Agreement, and the completion of all actions necessary to perfect such security interests, Purchaser Representative shall acquire a first priority security interest (subject to Permitted Liens and, solely with respect to the continuing first priority granted to Secured Party under the Note Documents, Permitted Liens entitled to priority under Applicable Law) in the GSK Proceeds free and clear of all Liens, other than Permitted Liens. Issuer has not caused, and to the Knowledge of Issuer no other Person has caused, the claims and rights of Purchaser Representative created by any Note Document in and to the GSK Proceeds, to be subordinated to any creditor or any other Person.

(f) Consents. The execution and delivery by each Note Party of the Note Documents to which it is party, the performance by such Note Party of its obligations hereunder and thereunder and the consummation of any of the transactions contemplated hereunder and thereunder (including the granting of security interests in the GSK Proceeds to Purchaser Representative) do not require any consent, approval, license, order, authorization or declaration from, notice to, action or registration by or filing with any Governmental Entity or any other Person, except for (i) the filing of any applicable notices under securities laws, (ii) the filings necessary to perfect Liens created by the Note Documents, (iii) those previously obtained and in full force and effect, (iv) consent, filings and registrations in connection with the Contribution as contemplated by the Issuer Contribution Agreement and (v) the Licensee Instruction Letters.

(g) Proceedings. Except as set forth on Schedule 7.01(g), there is no action, suit, arbitration proceeding, claim, citation, summons, subpoena, investigation or other proceeding (whether civil, criminal, administrative, regulatory, investigative or informal, and including by or before a Governmental Entity) pending or, to the Knowledge of such Note Party, threatened in writing by or against such Note Party or any of its Subsidiaries, at law or in equity, that (i) if adversely determined, could reasonably be expected to have (A) a Material Adverse Effect, or (B) an adverse effect, in any material respect, including on the timing, amount or duration of, the GSK Proceeds or the right of Purchaser Representative to receive the GSK Proceeds, or (ii) challenges or seeks to prevent or delay the consummation of any of the transactions contemplated by any of the Note Documents to which such Note Party is party.

(h) Solvency. Upon consummation of the transactions contemplated by the Note Documents and the application of the proceeds from the Note (a) the present fair saleable value of the properties and assets of, the Note Parties taken as a consolidated group, and Issuer, individually, in each case on a going concern basis will be greater than the sum of its debts, liabilities and other obligations, including contingent liabilities, (b) the present fair saleable value of the properties and assets of, the Note Parties taken as a consolidated group, and Issuer, individually, in each case on a going concern basis will not be less than the amount that would be required to pay its probable liabilities on its existing debts, liabilities and other obligations, including contingent liabilities, as they become absolute and matured, (c), the Note Parties taken as a consolidated group, and Issuer, individually, in each case will generally be able to realize upon its assets and pay its debts, liabilities and other obligations, including contingent obligations, as they become absolute and matured, (d), the Note Parties taken as a consolidated group, and Issuer, individually, in each case will not have unreasonably small capital with which to engage in its business as now conducted, (e), the Note Parties taken as a consolidated group, and Issuer, individually, in each case has not incurred, will not incur and does not have any present plans or intentions to incur debts or other obligations or liabilities beyond its ability to pay such debts or other obligations or liabilities as they become absolute and matured, (f), the Note Parties taken as a consolidated group, and Issuer, individually, in each case will not have become subject to any Insolvency Event and (g), the Note Parties taken as a consolidated group, and Issuer, individually, in each will not have been rendered insolvent within the meaning of any Applicable Law. No step has been taken by any Note Party or, to its Knowledge, any other Person to make Holdings subject to an Insolvency Event (clauses (a) through (g), collectively, “Solvent”).

(i) No Default. No Default, Event of Default or Prepayment Trigger has occurred and is continuing, and no such event will occur upon the issuance of the Notes.

(j) Taxes. Each Note Party has filed (or caused to be filed) all Tax returns and reports required by Applicable Law to have been filed by it and has paid all Taxes required to have been paid by it (including in its capacity as a withholding agent), except any such Taxes that are being contested in good faith by appropriate proceedings, diligently conducted, and for which adequate reserves have been provided in accordance with GAAP. As of the date hereof, there is no unresolved claim by a taxing authority concerning its tax liability for any period for which returns have been filed or were due, other than those contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established and are being maintained in accordance with GAAP.

(k) Broker’s Fees. Except as set forth on Schedule 7.01(k), Neither the Note Parties nor the Company has taken any action that would entitle any person or entity to any commission or broker’s fee in connection with the transactions contemplated by this Agreement.

(l) Investigations. No Note Parties (a) has violated or, is in violation of, or to its Knowledge, is under investigation by a Governmental Entity with respect to, has been threatened to be charged with or been given notice of any violation of, any Applicable Law or any judgment, order, writ, decree, injunction, stipulation, consent order, permit or license granted, issued or entered by any Governmental Entity and (b) is subject to any judgment, order, writ, decree, injunction, stipulation, consent order, permit or license granted, issued or entered by any Governmental Entity, in each case, that could reasonably be expected to have a material liability to Issuer. Issuer is in compliance with the requirements of all Applicable Laws.

(m) Intellectual Property.

(i) Patents. Schedule 7.01(m)(i) sets forth an accurate and complete list as of the Closing Date of all unexpired issued Patents and pending Patent applications owned or controlled by Issuer or the Company and, that are used in, relating to, or necessary to the Commercialization (as defined in the GSK Agreement) of the Licensed Products in the Territory (collectively, the “Listed Patents”). Other than as set forth on Schedule 7.01(m)(i) there is no Patent owned or licensed by the Company, its Affiliates, the Note Parties or its Affiliates relating to the Commercialization (as defined in the GSK Agreement) of the Licensed Products in the Territory. Schedule 7.01(m)(i) specifies with respect to each Listed Patent (i) the jurisdictions in which such Listed Patent is filed, pending, allowed, granted or issued, (ii) the patent number, registration number, or patent application number, as applicable, (iii) the registered owner thereof (iv) the Licensed Product to which such Listed Patent or Listed Patent application relates, (v) the licensor of each Licensed Patent (if different from registered owner), and (vi) the title of such Patent.

(ii) No Litigation. None of the Note Parties nor, the Company:

(1) has received any written notice from any Licensee or its Affiliates to the effect that (A) such Licensee believes or (B) any other Person has asserted,

(2) has received any written notice from any other Person, or

(3) otherwise has any Knowledge, that there are any pending or threatened litigations, interferences, reexaminations, oppositions or like Patent Office proceedings involving any of the Patents on Schedule 7.01(m)(i) or challenging the ownership of the rights of the Company in and to the Owned Patents.

(iii) Ownership of the Patents. Company (or the Note Party indicated on Schedule 7.01(m)(i)) is the sole and exclusive owner of the entire right, title and interest in each of the Owned Patents (other than rights granted to GSK pursuant to the GSK Agreement). The Owned Patents are not subject to any encumbrance, Lien or claim of ownership by any Third Party (other than rights granted to GSK pursuant to the GSK Agreement). Company or the Note Parties have a valid license to each of their respective Licensed Patents, in each case pursuant to the terms of the applicable In-License pursuant to which Company or the applicable Note Party has in-licensed such Licensed Patent(s). Each inventor named on the Owned Patents has executed a contract assigning their entire right, title and interest in and to such Patents and the inventions embodied, described and/or claimed therein, to the owner thereof, and each such contract has been duly recorded at the relevant Patent Office (including, as applicable, the United States Patent and Trademark Office). None of the Note Parties nor the Company:

(1) has received any written notice from any Licensee or its Affiliates to the effect that (A) such Licensee believes or (B) any other Person has asserted,

(2) has received any written notice from any other Person, or

(3) otherwise has any Knowledge, that (I) the Licensor is not the sole owner of the entire right, title and interest in any of the Patents scheduled beneath such Licensor’s name on Schedule 7.01(m)(i), free and clear of any encumbrances in the applicable Field (as defined in the GSK Agreement) (other than (x) any interest of the Company, Issuer or Purchaser Representative, (y) the GSK Agreement (and any encumbrances referred to therein or contemplated thereby) and (z) any encumbrances arising by operation of Law) or (II) there are any facts that would preclude the Licensor from having clear title as the sole owner to any of the Listed Patents on Schedule 7.01(m)(i) in the applicable Field and Territory (other than as described in clauses (x), (y) and (z) above).

(iv) Validity and Enforceability. Each of the issued Owned Patents and claims therein is valid, enforceable and subsisting. Neither the Company nor the Note Parties, and, to the Knowledge of the Note Parties, no licensor with respect to any Licensed Patent, has received any opinion of counsel that any of the Listed Patents or claims therein is invalid or unenforceable. No issued Listed Patents have lapsed, expired or otherwise been terminated and no Licensed Patent application by the Company or any of the Note Parties or, with respect to any Licensed Patent for which a Patent has not yet issued and to the Knowledge of the Company and the Note Parties, the applicant therefor, have lapsed, expired, been abandoned or otherwise been terminated, other than by operation of law. Except, for the avoidance of doubt, as set forth on Schedule 7.01(m)(iv), none of the Note Parties nor the Company:

(1) has received any written notice from any Licensee or its Affiliates to the effect that (A) such Licensee believes or (B) any other Person has asserted,

(2) has received any written notice from any other Person, or

(3) otherwise has any Knowledge, that any of the issued Patents on Schedule 7.01(m)(i) or claims therein are unenforceable or invalid.

To the Knowledge of the Note Parties and the Company, there is at least one valid claim in the Listed Patents in each of the United States, the United Kingdom, France, Germany, Italy and Spain that would be Infringed by the Company’s, Note Parties’ or any Subsidiary’s or GSK’s Commercialization of the Licensed Products but for the Company’s the Note Parties’ and the Subsidiaries’ rights in such Patents.

The Company and the Note Parties and, to the Knowledge of the Note Parties, the applicable licensor with respect to any Licensed Patent, has complied with its duty of candor to each applicable Patent Office with respect to the Listed Patents. To the Knowledge of the Note Parties and the Company, each individual associated with the filing and prosecution of the Listed Patents has complied in all material respects with all applicable duties of candor and good faith in dealing with any Patent Office.

(i) Inventorship. Each of the Owned Patents correctly identifies each and every inventor of the claims thereof as determined in accordance with the Laws of the jurisdiction in which such Patent was issued or is pending. None of the Note Parties nor the Company:

(1) has received any notice from any Licensee or its Affiliates to the effect that (A) such Licensee believes or (B) any other Person has asserted,

(2) has received any notice from any other Person, or

(3) otherwise has any Knowledge, that there is a Person who is or claims to be an inventor under any of the Listed Patents on Schedule 7.01(m)(i) who is not a named inventor thereof.

(4) To the Knowledge of the Company and the Note Parties, none of the conception, development and reduction to practice of the inventions claimed in the Listed Patents has constituted or involved the misappropriation of Trade Secrets or other “IP Rights” (used in this instance as defined herein but without regard to whether such “IP Rights” relate to the Commercialization (as defined in the GSK Agreement) of the Licensed Products in the Territory) or property of any Third Party.

(ii) No Challenges. None of the Note Parties nor the Company:

(1) has received any written notice from any Licensee or its Affiliates to the effect that (A) such Licensee believes or (B) any other Person has asserted,

(2) has received any written notice from any other Person, or

(3) otherwise has any Knowledge, of any claim by any Person asserting that the manufacture, importation, sale, offer for sale or use of any of the Licensed Products infringes any Person’s patents or other intellectual property rights. None of the Note Parties nor the Company has obtained any written non-infringement, freedom to operate, clearance or invalidity opinions from outside counsel regarding the infringement or non-infringement of any Person’s unexpired patent rights by any of the Licensed Products.

(iii) No Infringement. None of the Note Parties nor the Company:

(1) has received any written notice from any Licensee or its Affiliates to the effect that (A) such Licensee believes or (B) any other Person has asserted,

(2) has received any written notice from any other Person, or

(3) otherwise has any Knowledge, that there is a Person who is engaging in or has engaged in any activity that infringes upon any of the Listed Patents.

There is no pending or, to the Knowledge of the Company and the Note Parties, threatened, opposition, interference, reexamination, injunction, claim, suit, action, citation, summons, subpoena, hearing, inquiry, investigation (by the International Trade Commission or otherwise), complaint, arbitration, mediation, demand, decree or other dispute, disagreement, proceeding, claim or inter partes review (in each case, other than standard patent prosecution before a Patent Office) (collectively, “Disputes”) challenging the legality, validity, enforceability or ownership of any of the Owned Patents. To the Knowledge of the Company and the Note Parties, there are no Disputes by or with any Third Party against the Company or any Note Party involving the Listed Patents. The Owned Patents set forth on Schedule 7.01(m)(i) are not subject to any outstanding injunction, judgment, order, decree, ruling, change, settlement or other disposition of a Dispute. To the Knowledge of the Company and the Note Parties, no Third Party is Infringing any of the issued Listed Patents. Neither the Company nor any Note Party has put any Third Party on notice of any Infringement of any of the issued Listed Patents.

(iv) Infringement Third Party Intellectual Property. To the Knowledge of the Company and the Note Parties, no Third Party’s Patent would be Infringed, limit or prohibit in any material respect Product Development and Commercialization Activities with respect to any Licensed Product. Neither the Company nor the Note Parties have received any notice of any claim by any Third Party asserting that Product Development and Commercialization Activities with respect to any Licensed Product Infringes such Third Party’s Patents. To the Knowledge of the Company and the Note Parties, there are no pending, published patent applications owned by any Third Party, which the Company or the Note Parties do not have the right to use, which if issued, would limit or prohibit in any material respect Product Development and Commercialization Activities by or on behalf of the Company or the Note Parties or Commercialization by GSK with respect to any Licensed Product. To the Knowledge of the Note Parties and the Company, and except as separately disclosed to Purchaser Representative, there is no pending or threatened (in writing) claims that the Commercialization (as defined in the GSK Agreement) of the Licensed Product as currently contemplated Infringes on any Patents or other Intellectual Property rights of any other Person or constitutes misappropriation of any other Person’s Trade Secrets.

(v) Maintenance, etc. There are no unpaid maintenance fees, annuities or other like payments with respect to the Owned Patents. None of the Note Parties nor the Company has received any written notice from Licensee or any other Person to the effect that, and none of the Note Parties nor the Company otherwise has any Knowledge that, Licensee has not paid, or caused to be paid, all required maintenance fees and like payments with respect to the issued Listed Patents on Schedule 7.01(m)(i). None of the Note Parties nor the Company, has received any written notice from any Licensee or its Affiliates to the effect that Licensee believes, or that any other Person has asserted, that any of the Listed Patents on Schedule 7.01(m)(i) have lapsed, expired or otherwise been terminated. To the Knowledge of the Company and the Note Parties, each individual associated with the filing and prosecution of the Listed Patents has complied in all material respects with all applicable duties of candor and good faith in dealing with any Patent Office, including any duty to disclose to any Patent Office all information known by such individual to be material to patentability of each such Patent, in those jurisdictions where such duties exist. Neither the Company nor any Note Party has filed any disclaimer, other than a terminal disclaimer, or made or permitted any other voluntary reduction in the scope of any of its Owned Patents post issuance.

(vi) Trademarks. Neither the Company nor any Note Party has any owned or exclusively in-licensed Trademarks that are necessary or useful in the development, manufacture or commercialization of Tebipenem Pivoxil Hydrobromide or any Licensed Product in the Field (as defined in the GSK Agreement) in the Territory.

(n) Lending. None of the Note Parties are engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or carrying margin stock, and no portion of the Notes shall be used by the Note Parties for a purpose that violates Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time.

(o) Margin Stock. Issuer is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of the Notes, not more than [***]% of the value of the assets, subject to the provisions of Section 8.01 or Section 8.05 or subject to any restriction contained in any agreement or instrument between Issuer and Purchaser Representative or any Affiliate of Purchaser Representative relating to Indebtedness and within the scope of Section 9.05(e) will be margin stock.

(p) Private Placement. Neither Issuer nor anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy the Notes or any similar securities from, or otherwise approached or negotiated in respect thereof with, any Person other than Purchaser Representative, which has been offered the Notes at a private sale for investment. Neither Issuer nor anyone acting on its behalf has, with respect to the Notes, engaged in any form of “general solicitation or general advertising,” as defined under Rule 502(c) of the Securities Act. Issuer has provided Purchaser Representative an opportunity to discuss with Issuer’s and the Company’s management Issuer’s and the Company’s business, management, financial affairs and the terms and conditions of the offering of the Notes. Neither Issuer nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of section 5 of the Securities Act or to the registration requirements of any securities or blue sky Laws of any applicable jurisdiction, including the jurisdiction that governs Issuer’s or the Company’s internal affairs.

(q) GSK Agreement.

(i) After giving effect to the Contribution, the representations and warranties set forth in Section 7.02(o) are true and correct with respect to Issuer and the Note Parties, the GSK Agreement, the Transferred Assets and the GSK Proceeds, mutatis mutandis, as if references therein to the Company were references to Issuer or the applicable Note Party, references to Material Contracts included the GSK Agreement and Meiji License Agreement to the extent applicable, and references to the GSK Proceeds applied to the rights and assets contributed or otherwise transferred to Issuer pursuant to the Contribution.

(r) Material Contracts.

(i) As of the Closing Date, Issuer is not a party to any Material Contract (other than the Transaction Documents and, after giving effect to the Contribution thereof under the Contribution Agreement, the GSK Agreement and the Meiji License Agreement). The Note Parties have provided to Purchaser Representative true, correct and complete copies of (A) all Royalty Reports, (B) all notices and, to the Knowledge of each Note Party, correspondence, delivered to the Company or any Note Party by GSK or by the Company or any Note Party to GSK pursuant to, or relating to, the GSK Agreement, and (C) all notices and, to the Knowledge of each Note Party, correspondence delivered to the Company or any Note Party by Meiji or by the Company or any Note Party to Meiji pursuant to, or relating to, the Meiji License Agreement, in each case of clauses (B) and (C) that could reasonably be expected to have an adverse effect, in any material respect, including on the timing, amount or duration of, the GSK Proceeds or the right of Purchaser Representative to receive the GSK Proceeds.

(ii) Neither the Company nor any Note Party nor, to the Knowledge of any Note Party, any Material Contract Counterparty, is in breach or default of any Material Contract and no circumstances or grounds exist that would, upon the giving of notice, the passage of time or both, give rise (A) to a claim by the Company, any Note Party or any Material Contract Counterparty of a breach of any Material Contract, or (B) to a right of rescission, termination (excluding the mere existence of GSK’s right to terminate the GSK Agreement pursuant to Section 11.2 of the GSK Agreement), revision, or Set-Off, by any Person, in, to or under any Material Contract. Neither the Company nor any Note Party has received from, or delivered to, any Material Contract Counterparty, any notice alleging a breach or default under any Material Contract, which breach or default has not been cured as of the date hereof. Neither the Company nor any Note Party has (1) given notice to a Material Contract Counterparty of the termination of any Material Contract (whether in whole or in part) or any notice to a Material Contract Counterparty expressing any intention to terminate any Material Contract, and neither the Company nor any Note Party has received from any Material Contract Counterparty any notice of termination of any Material Contract, whether in whole or in part, or any notice expressing any intention to terminate any Material Contract. To the Knowledge of the Note Parties, there are no facts, circumstances or events that would reasonably be expected to result in the termination of the Material Contract in accordance with its terms.

(iii) Each Material Contract is a valid and binding obligation of the Company or the applicable Note Party that is party thereto and, to the Knowledge of the Note Parties, of the applicable Material Contract Counterparty, enforceable against each of the Company or such Note Party, as applicable, and, to the Knowledge of the Note Parties, each applicable Material Contract Counterparty in accordance with its terms, except as may be limited by general principles of equity (regardless of whether considered in a proceeding at law or in equity) and by applicable bankruptcy, insolvency, moratorium and other similar laws of general application relating to or affecting creditors’ rights generally. Neither the Company nor any Note Party has received any notice from any Material Contract Counterparty or any other Person challenging the validity or enforceability of any Material Contract, including, with respect to the GSK Agreement, the obligation of GSK to pay any amounts constituting GSK Proceeds thereunder. Neither the Company nor any Note Party, nor to the Knowledge of the Note Parties any other Person, has delivered or intends to deliver any notice to the Company, any Note Party or any Material Contract Counterparty challenging the validity or enforceability of any Material Contract, including, with respect to the GSK Agreement, the obligation of GSKto pay any amounts constituting GSK Proceeds under the GSK Agreement.

(iv) Neither the Company nor any Note Party has granted any material written waiver or, to the Knowledge of the Note Parties, any other material waiver, under any Material Contract, or released any Material Contract Counterparty, in whole or in part, from any of its material obligations under any Material Contract, except, in each case, to the extent set forth in the applicable Material Contract.

(v) There are no settlements, covenants not to sue, consents, judgments, orders or similar obligations which (A) restrict the rights of the Company, any Note Party or GSK from using any Intellectual Property relating to the research, development, manufacture, production, use or other Commercialization of the Licensed Products (in order to accommodate any Intellectual Property of any Third Party or otherwise), or (B) permit any Third Party (other than GSK pursuant to the GSK Agreement) to use the IP Rights.

(vi) The security interests granted by Issuer pursuant to the Security Agreement in its rights in the Material Contracts are not prohibited by the terms of such Material Contracts after giving effect to applicable law.

(vii) The Company and each applicable Note Party have made all payments to the respective Material Contract Counterparty due, owing and required under each Material Contract as of the date hereof, other than the Company’s obligation under Section 4.1(a)(ii) of the GSK Agreement to make a payment to GSK for GSK’s [***] related to the development of Tebipenem Pivoxil Hydrobromide. The Company has received from GSK all amounts owed to the Company under the GSK Agreement prior to the date hereof and, as of the Closing Date, no payments are past due and owing by GSK to the Company pursuant to the GSK Agreement related to or involving any Licensed Product. The amount of the “Commercial Milestone Payment” (as defined in the GSK Agreement) for the “First Commercial Sale Milestone” (as defined in the GSK Agreement), after taking into account the reductions with respect thereto set forth in Section 6.3 of the GSK Agreement, is $[***].

(viii) Neither the Company nor any Note Party has consented to any assignment by any Material Contract Counterparty of any of its rights or obligations under any Material Contract, and, to the Knowledge of the Note Parties, no Material Contract Counterparty has assigned any Material Contract or any of its rights or obligations thereunder to any Person. Except as contemplated by the Transaction Documents or the Royalty Purchase Agreement, neither the Company nor any Note Party has assigned, in whole or in part, or granted any Lien upon or security interest with respect to, any Material Contract, the Transferred Assets, the Collateral or the GSK Proceeds.

(ix) Neither the Company nor any Note Party has notified any Person of any claims for indemnification under any Material Contract, nor has the Company or any Note Party received any claims for indemnification under any Material Contract. Except as set forth on Schedule 7.01(r)(ix), neither the Company nor any Note Party has exercised any review or audit rights pursuant to any Material Contract, including the GSK Agreement.

(x) To the Knowledge of the Note Parties, GSK has not granted, and the Company has not received any notice that GSK has granted, a sublicense to any Person.

(xi) Except as provided in the GSK Agreement (including Section 6.5(c) of the GSK Agreement as set forth below) or the applicable Material Contract, neither the Company nor any Note Party is a party to any agreement providing for or permitting any sharing of or providing for or permitting any Royalty Reduction, or permitting any Set-Off against the GSK Proceeds. GSK has not exercised, and, to the Knowledge of the Company, GSK has not had the right to exercise, and no event or condition exists that, upon notice or passage of time, or both, would permit GSK to exercise, any GSK Royalty Reduction, Royalty Reduction or Set-Off against the GSK Proceeds or any other amounts payable by GSK under the GSK Agreement. To the Knowledge of the Note Parties, there are no Third Party Patents that would provide a basis for a GSK Royalty Reduction or Royalty Reduction. The [***] percent ([***]%) reduction to royalty rates in Section 6.5(c) of the GSK Agreement applies with respect to a given “Product” (as defined in the GSK Agreement) in a given country in the Territory only if both of the following conditions are true at the applicable point during the applicable “Royalty Term” (as defined in the GSK Agreement): (i) such Product is not covered by a “Valid Claim” (as defined in the GSK Agreement) of any “Spero Patent” (as defined in the GSK Agreement) in such country; and (ii) the “Regulatory Exclusivity Period” (as defined in the GSK Agreement), if any, for such Product in such country has expired. There are no compulsory licenses granted or, to the Knowledge of the Note Parties, threatened to be granted, with respect to the IP Rights.

(xii) To the Knowledge of the Note Parties, no step has been taken or is intended by any Material Contract Counterparty, or any other Person to make any Material Contract Counterparty subject to any bankruptcy, insolvency, liquidation, dissolution or reorganization proceeding.

(xiii) Other than the Material Contracts, there are no Contracts between the Company, Issuer or any of their respective Affiliates, on the one hand, and any Material Contract Counterparty, on the other hand, that (A) relate to the Commercialization of any Licensed Product or (B) could reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Note Party has (1) received any written notice of any dispute from any Material Contract Counterparty for resolution pursuant to any Material Contract or (2) given any written notice of any dispute to a Material Contract Counterparty for resolution pursuant to any Material Contract, in each case of clauses (1) and (2) that could reasonably be expected to adversely affect in any material respect the value of the GSK Proceeds.

(s) Capital Stock. No Capital Stock has been issued by Issuer other than the Capital Stock issued to Holdings that is subject to the pledge to Purchaser Representative under the Security Agreement.

(t) Office of Each Note Party. The chief place of business, the chief executive office and each office where Issuer keeps its records regarding the GSK Proceeds are, as of the date hereof, each located at 675 Massachusetts Avenue, 14th Floor, Cambridge, Massachusetts 02139.

(u) UCC Representations. No Note Party (or any predecessor by merger or otherwise) has, within the five-year period preceding the date hereof, had a name that differs from its name as of the date hereof.

(v) Data Privacy. To the extent that any Note Party has access to any Personal Information (as defined under Applicable Law), the Note Parties are in material compliance with all applicable Privacy Laws and maintains information security processes that (a) include safeguards for the security, privacy, confidentiality and integrity of transactions and confidential or proprietary data, (b) are designed to protect against unauthorized access to the systems and data of the Note Parties and (c) have been in compliance with all applicable Privacy Laws in all material respects. No Note Party has received written notice of any claim that it has suffered a breach of Personal Information as defined under Applicable Law, except to the extent any such breach could not be reasonably likely, either individually or in the aggregate, to have a Material Adverse Effect.

(w) ERISA Compliance. Except as could not reasonably be expected to have a Material Adverse Effect: (i) each employee benefit plan (as defined in Section 3(3) of ERISA), if any, maintained or contributed to by any Note Party is in compliance with the applicable provisions of ERISA, the Code and other Applicable Laws; (ii) there are no pending or, to the Knowledge of the Note Parties, threatened claims, actions or lawsuits, or action by any Governmental Entity, with respect to any such plan that could reasonably be expected to have a Material Adverse Effect; and (iii) no prohibited transaction or violation of the fiduciary responsibility rules with respect to any such plan has occurred that has had or could reasonably be expected to have a Material Adverse Effect.

(x) Sanctions; Anti-Corruption Laws.

(i) No Note Party nor any director, officer, employee nor, to the Knowledge of any Note Party, any agent, Affiliate or Representative thereof, is an individual or entity that is, or is owned or controlled by one or more individuals or entities that are (A) currently the subject or target of any Sanctions, (B) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets, or any similar list enforced by any other relevant Sanctions authority or (C) located, organized or resident in a Designated Jurisdiction. Each Note Party has conducted its business in compliance with all applicable Sanctions and has instituted and maintained policies and procedures designed to promote and achieve compliance with such Sanctions.

(ii) Each Note Party and its directors, officers, employees and, to the Knowledge of Issuer, agents, Affiliates and Representatives have conducted their business in compliance with Anti-Corruption Laws and have instituted and maintained policies and procedures reasonably designed to promote and achieve compliance with such Laws. No Note Party nor any director, officer, employee nor, to the Knowledge of such Note Party, any agent, Affiliate or Representative thereof has, directly or indirectly, made, offered, promised or authorized any payment or provision of anything of value to or for the benefit of any “foreign official” (as such term is defined in the FCPA) for the purpose of influencing any official act or decision or securing any improper advantage.

(iii) To the extent applicable, each Note Party is in compliance with the requirements of the Patriot Act.

(y) Disclosure. No report, financial statement, certificate or other information furnished (whether written or oral) by or on behalf of any Note Party to Purchaser Representative in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Note Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any fact necessary to make the statements therein, when taken as a whole and in the light of the circumstances under which they were made, not misleading in any material respect; provided, that, with respect to financial projections, estimates, budgets or other forward-looking information, each Note Party represents only that such information was prepared in good faith based upon assumptions believed by such Note Party to be reasonable at the time such information was delivered to Purchaser Representative.

(z) Sufficiency of Collateral. The Collateral comprises all material rights and assets relating to the Licensed Products, now owned or hereafter acquired, that are owned by Issuer.

(aa) Affected Financial Institution. Issuer is not an Affected Financial Institution.

Section 7.02 Note Parties’ Representations and Warranties as to the Company, Etc. Each Note Party hereby represents and warrants to Purchaser Representative as of the date of this Agreement (except for any representations and warranties which speak as to a specific date, which representations and warranties shall be made as of the date specified), as follows:

(a) [Reserved.]

(b) Existence. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all powers and authority, and all requisite licenses, permits, franchises, authorizations, consents and approvals of all Governmental Entities required to own or lease its assets and conduct its business as now conducted, except, in each case, as could not reasonably be expected to have (i) a Material Adverse Effect or (ii) an adverse effect, in any material respect, including on the timing, amount or duration of, the GSK Proceeds or the right of Purchaser Representative to receive the GSK Proceeds. The Company is duly qualified to transact business and is in good standing in every jurisdiction in which such qualification or good standing is required by Applicable Law (except where the failure to be so qualified or in good standing would not result in, and could not reasonably be expected to have (a) a Material Adverse Effect, or (b) an adverse effect, in any material respect, including on the timing, amount or duration of, the GSK Proceeds or the right of Purchaser Representative to receive the GSK Proceeds).

(c) No Conflicts. None of the execution and delivery by the Company of any of the Transaction Documents to which the Company is party, the performance by the Company of the obligations contemplated hereby or thereby or the consummation of the transactions contemplated hereby or thereby will: (i) contravene, conflict with, result in a breach, violation, cancellation or termination of, constitute a default (with or without notice or lapse of time, or both) under, require prepayment under, give any Person the right to exercise any remedy (including termination, cancellation or acceleration) or obtain any additional rights under, or accelerate the maturity or performance of or payment under, in any respect, (A) any Applicable Law, (B) any judgment, order, writ, decree, permit or license of any Governmental Entity to which the Company or any of its Subsidiaries or any of their respective assets or properties may be subject or bound, (C) any term or provision of any Contract (other than the GSK Agreement and the Meiji License Agreement) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound or committed, (D) any term or provision of any of the organizational documents of the Company or any of its Subsidiaries or (E) the GSK Agreement and the Meiji License Agreement, except (x) in the case of clause (A) or (C) above where any such event could not reasonably be expected to have (1) a Material Adverse Effect, or (2) an adverse effect, in any material respect, including on the timing, amount or duration of, the GSK Proceeds or the right of Purchaser Representative to receive payments based on the GSK Proceeds and (y) in the case of clause (B) above where any such event could not reasonably be expected to have an adverse effect, in any material respect, including on the timing, amount or duration of, the GSK Proceeds or the right of Purchaser Representative to receive payments based on the GSK Proceeds; or (ii) except as provided in or contemplated by any of the Transaction Documents, result in or require the creation or imposition of any Lien on the Transferred Assets, the Patents, the Licensed Product or the GSK Proceeds.

(d) Liens. Except pursuant to, or as contemplated by, the Transaction Documents, the Company has not granted, nor does there exist, any Lien on the Transferred Assets, the Patents or the GSK Proceeds.

(e) Authorization. The Company has all powers and authority to execute and deliver, and perform its obligations under, the Transaction Documents to which it is party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of each of the Transaction Documents to which the Company is party and the performance by the Company of its obligations hereunder and thereunder have been duly authorized by the Company. Each of the Transaction Documents to which the Company is party has been duly executed and delivered by the Company. Each of the Transaction Documents to which the Company is party constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally, general equitable principles and principles of public policy.

(f) Consents. The execution and delivery by the Company of the Transaction Documents to which the Company is party, the performance by the Company of its obligations hereunder and thereunder and the consummation of any of the transactions contemplated hereunder and thereunder (including granting of security interests in the GSK Proceeds to Purchaser Representative) do not require any consent, approval, license, order, authorization or declaration from, notice to, action or registration by or filing with any Governmental Entity or any other Person, except for (i) the filing of any applicable notices under securities laws, (ii) the filings necessary to perfect Liens created by the Note Documents, (iii) those previously obtained and in full force and effect, (iv) consents, filings and registrations in connection with the transactions contemplated by the Contribution Agreements (including the Contribution as contemplated by the Issuer Contribution Agreement) and (v) the Licensee Instruction Letters.

(g) Proceedings. Except as set forth on Schedule 7.02(g), there is no action, suit, arbitration proceeding, claim, citation, summons, subpoena, investigation or other proceeding (whether civil, criminal, administrative, regulatory, investigative or informal, and including by or before a Governmental Entity) pending or, to the Knowledge of the Company, threatened in writing by or against the Company or any of its Subsidiaries, at law or in equity, that (i) if adversely determined, could reasonably be expected to have (A) a Material Adverse Effect, or (B) an adverse effect, in any material respect, including on the timing, amount or duration of, the GSK Proceeds or the right of Purchaser Representative to receive the GSK Proceeds, or (ii) challenges or seeks to prevent or delay the consummation of any of the transactions contemplated by any of the Transaction Documents to which the Company is party.

(h) Solvency. Upon consummation of the transactions contemplated by the Transaction Documents and the application of the proceeds from the Note (a) the present fair saleable value of the Company’s properties and assets will be greater than the sum of its debts, liabilities and other obligations, including contingent liabilities, (b) the present fair saleable value of the properties and assets of the Company and its Subsidiaries, taken as a whole, will not be less than the amount that would be required to pay its probable liabilities on its existing debts, liabilities and other obligations, including contingent liabilities, as they become absolute and matured, (c) the Company will be generally able to realize upon its assets and pay its debts, liabilities and other obligations, including contingent obligations, as they become absolute and matured, (d) the Company will not have unreasonably small capital with which to engage in its business as now conducted, (e) the Company has not incurred, will not incur and does not have any present plans or intentions to incur debts or other obligations or liabilities beyond its ability to pay such debts or other obligations or liabilities as they become absolute and matured, (f) the Company will not have become subject to any Insolvency Event and (g) the Company will not have been rendered insolvent within the meaning of any Applicable Law. No step has been taken by the Company or, to its Knowledge, any other Person to make the Company subject to an Insolvency Event.

(i) [reserved].

(j) Taxes. The Company has timely filed (or caused to be filed) all Tax returns and reports required by Applicable Law to have been filed by it and has paid all Taxes required to be paid by it (including in its capacity as a withholding agent), except any such Taxes that are being contested in good faith by appropriate proceedings, diligently conducted, and for which adequate reserves in accordance with GAAP or where any such failure to file or pay could not reasonably be expected to have, individually or in the aggregate, (a) a Material Adverse Effect, or (b) an adverse effect, in any material respect, including on the timing, amount or duration of, the GSK Proceeds or the right of Purchaser Representative to receive the GSK Proceeds. None of the payments received by the Company or Issuer in respect of the GSK Proceeds has been, and under current Law, none of such payments to be received will be, subject to any withholding Tax or Other Tax and, except for claiming benefits as a qualified resident under the income tax treaty between the United States and United Kingdom, neither the Company nor Issuer was ever required or requested to establish any entitlement to treaty benefits in order to avoid or minimize any such withholdings or deductions. GSK Proceeds paid to the Company and Issuer have qualified for benefits under the income tax treaty between the United States and United Kingdom. Since formation, Issuer has been treated as an entity separate from its owner for U.S. federal income tax purposes.

(k) Broker’s Fees. Except as disclosed on Schedule 7.02(k), the Company has not taken any action that would entitle any person or entity to any commission or broker’s fee in connection with the transactions contemplated by this Agreement.

(l) Investigations. None of the Company or any of its Subsidiaries (a) has violated or is in violation of, or, to the Knowledge of the Company, is under investigation by a Governmental Entity with respect to or has been threatened to be charged with or been given notice of any violation of, any Applicable Law or any judgment, order, writ, decree, injunction, stipulation, consent order, permit or license granted, issued or entered by any Governmental Entity or (b) is subject to any judgment, order, writ, decree, injunction, stipulation, consent order, permit or license granted, issued or entered by any Governmental Entity, in each case of (a) and (b), that could reasonably be expected to result in (i) a Material Adverse Effect, or (ii) an adverse effect, in any material respect, including on the timing, amount or duration of, the GSK Proceeds or the right of Purchaser Representative to receive the payments based on GSK Proceeds. Each of the Company and any Subsidiary of the Company is in compliance with the requirements of all Applicable Laws, a breach of any of which could reasonably be expected to have a Material Adverse Effect.

(m) Intellectual Property.

(i) Patents. Schedule 7.01(m)(i) sets forth an accurate and complete list as of the Closing Date of all Listed Patents. Other than as set forth on Schedule 7.01(m)(i) there is no Patent owned or licensed by the Company, its Affiliates, the Note Parties or its Affiliates relating to the Commercialization (as defined in the GSK Agreement) of the Licensed Products in the Territory. Schedule 7.01(m)(i) specifies with respect to each Listed Patent (i) the jurisdictions in which such Listed Patent is filed, pending, allowed, granted or issued, (ii) the patent number, registration number, or patent application number, as applicable, (iii) the registered owner thereof (iv) the Licensed Product to which such Listed Patent or Listed Patent application relates, (v) the licensor of each Licensed Patent (if different from registered owner), and (vi) the title of such Patent.

(ii) No Litigation. None of the Note Parties nor, the Company:

(1) has received any written notice from any Licensee or its Affiliates to the effect that (A) such Licensee believes or (B) any other Person has asserted,

(2) has received any written notice from any other Person, or

(3) otherwise has any Knowledge, that there are any pending or threatened litigations, interferences, reexaminations, oppositions or like Patent Office proceedings involving any of the Patents on Schedule 7.01(m)(i) or challenging the ownership of the rights of the Company in and to the Owned Patents.

(iii) Ownership of the Patents. Company (or the Note Party indicated on Schedule 7.01(m)(i)) is the sole and exclusive owner of the entire right, title and interest in each of the Owned Patents (other than rights granted to GSK pursuant to the GSK Agreement). The Owned Patents are not subject to any encumbrance, Lien or claim of ownership by any Third Party (other than rights granted to GSK pursuant to the GSK Agreement). Company or the Note Parties have a valid license to each of their respective Licensed Patents, in each case pursuant to the terms of the applicable In-License pursuant to which Company or the applicable Note Party has in-licensed such Licensed Patent(s). Each inventor named on the Owned Patents has executed a contract assigning their entire right, title and interest in and to such Patents and the inventions embodied, described and/or claimed therein, to the owner thereof, and each such contract has been duly recorded at the relevant Patent Office (including, as applicable, the United States Patent and Trademark Office). None of the Note Parties nor the Company:

(1) has received any written notice from any Licensee or its Affiliates to the effect that (A) such Licensee believes or (B) any other Person has asserted,

(2) has received any written notice from any other Person, or

(3) otherwise has any Knowledge, that (I) the Licensor is not the sole owner of the entire right, title and interest in any of the Patents scheduled beneath such Licensor’s name on Schedule 7.01(m)(i), free and clear of any encumbrances in the applicable Field (as defined in the GSK Agreement) (other than (x) any interest of the Company, Issuer or the Purchaser, (y) the GSK Agreement (and any encumbrances referred to therein or contemplated thereby) and (z) any encumbrances arising by operation of Law) or (II) there are any facts that would preclude the Licensor from having clear title as the sole owner to any of the Listed Patents on Schedule 7.01(m)(i) in the applicable Field and Territory (other than as described in clauses (x), (y) and (z) above).

(iv) Validity and Enforceability. Each of the issued Owned Patents and claims therein is valid, enforceable and subsisting. Neither the Company nor the Note Parties, and, to the Knowledge of the Note Parties, no licensor with respect to any Listed Patent, has received any opinion of counsel that any of the Listed Patents or claims therein is invalid or unenforceable. No issued Listed Patents have lapsed, expired or otherwise been terminated and no Listed Patent application by the Company or any of the Note Parties or, with respect to any Licensed Patent for which a Patent has not yet issued and to the Knowledge of the Company and the Note Parties, the applicant therefor, have lapsed, expired, been abandoned or otherwise been terminated, other than by operation of law. Except, for the avoidance of doubt, as set forth on Schedule 7.01(m)(iv), none of the Note Parties nor the Company:

(1) has received any written notice from any Licensee or its Affiliates to the effect that (A) such Licensee believes or (B) any other Person has asserted,

(2) has received any written notice from any other Person, or

(3) otherwise has any Knowledge, that any of the issued Patents on Schedule 7.01(m)(i) or claims therein are unenforceable or invalid.

To the Knowledge of the Note Parties and the Company, there is at least one valid claim in the Listed Patents in each of the United States, the United Kingdom, France, Germany, Italy and Spain that would be Infringed by the Company’s, Note Parties’ or any Subsidiary’s or GSK’s Commercialization of the Licensed Products but for the Company’s the Note Parties’ and the Subsidiaries’ rights in such Patents.

The Company and the Note Parties and, to the Knowledge of the Note Parties, the applicable licensor with respect to any Licensed Patent, has complied with its duty of candor to each applicable Patent Office with respect to the Listed Patents. To the Knowledge of the Note Parties and the Company, each individual associated with the filing and prosecution of the Listed Patents has complied in all material respects with all applicable duties of candor and good faith in dealing with any Patent Office.

(i) Inventorship. Each of the Owned Patents correctly identifies each and every inventor of the claims thereof as determined in accordance with the Laws of the jurisdiction in which such Patent was issued or is pending. None of the Note Parties nor the Company:

(1) has received any notice from any Licensee or its Affiliates to the effect that (A) such Licensee believes or (B) any other Person has asserted,

(2) has received any notice from any other Person, or

(3) otherwise has any Knowledge, that there is a Person who is or claims to be an inventor under any of the Listed Patents on Schedule 7.01(m)(i) who is not a named inventor thereof.

To the Knowledge of the Company and the Note Parties, none of the conception, development and reduction to practice of the inventions claimed in the Listed Patents has constituted or involved the misappropriation of Trade Secrets or other “IP Rights” (used in this instance as defined herein but without regard to whether such “IP Rights” relate to the Commercialization (as defined in the GSK Agreement) of the Licensed Products in the Territory) or property of any Third Party.

(ii) No Challenges. None of the Note Parties nor the Company:

(1) has received any written notice from any Licensee or its Affiliates to the effect that (A) such Licensee believes or (B) any other Person has asserted,

(2) has received any written notice from any other Person, or

(3) otherwise has any Knowledge, of any claim by any Person asserting that the manufacture, importation, sale, offer for sale or use of any of the Licensed Products infringes any Person’s patents or other intellectual property rights. None of the Note Parties nor the Company has obtained any written non-infringement, freedom to operate, clearance or invalidity opinions from outside counsel regarding the infringement or non-infringement of any Person’s unexpired patent rights by any of the Licensed Products.

(iii) No Infringement. None of the Note Parties nor the Company:

(1) has received any written notice from any Licensee or its Affiliates to the effect that (A) such Licensee believes or (B) any other Person has asserted,

(2) has received any written notice from any other Person, or

(3) otherwise has any Knowledge, that there is a Person who is engaging in or has engaged in any activity that infringes upon any of the Listed Patents.

There is no pending or, to the Knowledge of the Company and the Note Parties, threatened, opposition, interference, reexamination, injunction, claim, suit, action, citation, summons, subpoena, hearing, inquiry, investigation (by the International Trade Commission or otherwise), complaint, arbitration, mediation, demand, decree or other dispute, disagreement, proceeding, claim or inter partes review (in each case, other than standard patent prosecution before a Patent Office) (collectively, “Disputes”) challenging the legality, validity, enforceability or ownership of any of the Owned Patents. To the Knowledge of the Company and the Note Parties, there are no Disputes by or with any Third Party against the Company or any Note Party involving the Listed Patents. The Owned Patents set forth on Schedule 7.01(m)(i) are not subject to any outstanding injunction, judgment, order, decree, ruling, change, settlement or other disposition of a Dispute. To the Knowledge of the Company and the Note Parties, no Third Party is Infringing any of the issued Listed Patents. Neither the Company nor any Note Party has put any Third Party on notice of any Infringement of any of the issued Listed Patents.

(iv) Infringement Third Party Intellectual Property. To the Knowledge of the Company and the Note Parties, no Third Party’s Patent would be Infringed, limit or prohibit in any material respect Product Development and Commercialization Activities with respect to any Licensed Product. Neither the Company nor the Note Parties have received any notice of any claim by any Third Party asserting that Product Development and Commercialization Activities with respect to any Licensed Product Infringes such Third Party’s Patents. To the Knowledge of the Company and the Note Parties, there are no pending, published patent applications owned by any Third Party, which the Company or the Note Parties do not have the right to use, which if issued, would limit or prohibit in any material respect Product Development and Commercialization

Activities by or on behalf of the Company or the Note Parties or Commercialization by GSK with respect to any Licensed Product. To the Knowledge of the Note Parties and the Company, and except as separately disclosed to Purchaser Representative, there is no pending or threatened (in writing) claims that the Commercialization (as defined in the GSK Agreement) of the Licensed Product as currently contemplated Infringes on any Patents or other Intellectual Property rights of any other Person or constitutes misappropriation of any other Person’s Trade Secrets.

(v) Maintenance, etc. There are no unpaid maintenance fees, annuities or other like payments with respect to the Owned Patents. None of the Note Parties nor the Company has received any written notice from Licensee or any other Person to the effect that, and none of the Note Parties nor the Company otherwise has any Knowledge that, Licensee has not paid, or caused to be paid, all required maintenance fees and like payments with respect to the issued Listed Patents on Schedule 7.01(m)(i). None of the Note Parties nor the Company, has received any written notice from any Licensee or its Affiliates to the effect that Licensee believes, or that any other Person has asserted, that any of the Listed Patents on Schedule 7.01(m)(i) have lapsed, expired or otherwise been terminated. To the Knowledge of the Company and the Note Parties, each individual associated with the filing and prosecution of the Listed Patents has complied in all material respects with all applicable duties of candor and good faith in dealing with any Patent Office, including any duty to disclose to any Patent Office all information known by such individual to be material to patentability of each such Patent, in those jurisdictions where such duties exist. Neither the Company nor any Note Party has filed any disclaimer, other than a terminal disclaimer, or made or permitted any other voluntary reduction in the scope of any of its Owned Patents post issuance.

(vi) Trademarks. Neither the Company nor any Note Party has any owned or exclusively in-licensed Trademarks that are necessary or useful in the development, manufacture or commercialization of Tebipenem Pivoxil Hydrobromide or any Licensed Product in the Field (as defined in the GSK Agreement) in the Territory.

(n) Lending. The Company and its Subsidiaries (including the Note Parties) are not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock, and no portion of the Note shall be used by the Company for a purpose that violates Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time. Following the application of the proceeds of the Notes, not more than [***]% of the value of the assets, subject to the provisions of Section 9.02 or Section 9.03 or subject to any restriction contained in any agreement or instrument between Issuer and Purchaser Representative or any Affiliate of Purchaser Representative relating to Indebtedness will be margin stock.

(o) Material Contracts.

(i) As of the Closing Date, the Company has provided to Purchaser Representative true, correct and complete copies of each Material Contract, including true, correct and complete copies of the GSK Agreement and the Meiji License Agreement. The Company has provided to Purchaser Representative true, correct and complete copies of (A) all Royalty Reports, (B) all notices and, to the Knowledge of each Note Party, correspondences delivered to the Company or any Note Party by GSK or by the Company or any Note Party to GSK pursuant to, or relating to, the GSK Agreement, and (C) all notices and, to the Knowledge of each Note Party, correspondences delivered to the Company or any Note Party by Meiji or by the Company or any Note Party to Meiji pursuant to, or relating to, the Meiji License Agreement, in each case of clauses (B) and (C) that could reasonably be expected to have an adverse effect, in any material respect, including on the timing, amount or duration of, the GSK Proceeds or the right of Purchaser Representative to receive the GSK Proceeds.

(ii) Neither the Company nor any Note Party nor, to the Knowledge of the Company, any Material Contract Counterparty, is in breach or default of any Material Contract and no circumstances or grounds exist that would, upon the giving of notice, the passage of time or both, give rise (A) to a claim by the Company, any Note Party or any Material Contract Counterparty of a breach of any Material Contract, or (B) to a right of rescission, termination (excluding the mere existence of GSK’s right to terminate the GSK Agreement pursuant to Section 11.2 of the GSK Agreement), revision, or Set-Off, by any Person, in, to or under any Material Contract. Neither the Company nor any Note Party has received from, or delivered to, any Material Contract Counterparty, any notice alleging a breach or default under any Material Contract, which breach or default has not been cured as of the date hereof. Neither the Company nor any Note Party has (1) given notice to a Material Contract Counterparty of the termination of any Material Contract (whether in whole or in part) or any notice to a Material Contract Counterparty expressing any intention to terminate any Material Contract, and neither the Company nor any Note Party has received from any Material Contract Counterparty any notice of termination of any Material Contract, whether in whole or in part, or any notice expressing any intention to terminate any Material Contract. To the Knowledge of the Company, there are no facts, circumstances or events that would reasonably be expected to result in the termination of the Material Contract in accordance with its terms.

(iii) Each Material Contract is a valid and binding obligation of the Company or the applicable Note Party that is party thereto and, to the Knowledge of the Company, of the applicable Material Contract Counterparty, enforceable against each of the Company or such Note Party, as applicable, and, to the Knowledge of the Company, each applicable Material Contract Counterparty in accordance with its terms, except as may be limited by general principles of equity (regardless of whether considered in a proceeding at law or in equity) and by applicable bankruptcy, insolvency, moratorium and other similar laws of general application relating to or affecting creditors’ rights generally. Neither the Company nor any Note Party has received any notice from any Material Contract Counterparty or any other Person challenging the validity or enforceability of any Material Contract, including, with respect to the GSK Agreement, the obligation of GSK to pay any amounts constituting GSK Proceeds thereunder. Neither the Company nor any Note Party, nor to the Knowledge of the Company any other Person, has delivered or intends to deliver any notice to the Company, any Note Party or any Material Contract Counterparty challenging the validity or enforceability of any Material Contract, including, with respect to the GSK Agreement, the obligation of GSKto pay any amounts constituting GSK Proceeds under the GSK Agreement.

(iv) Neither the Company nor any Note Party has granted any material written waiver or, to the Knowledge of the Company, any other material waiver, under any Material Contract, or released any Material Contract Counterparty, in whole or in part, from any of its material obligations under any Material Contract, except, in each case, to the extent set forth in the applicable Material Contract.

(v) There are no settlements, covenants not to sue, consents, judgments, orders or similar obligations which (A) restrict the rights of the Company, any Note Party or GSK from using any Intellectual Property relating to the research, development, manufacture, production, use or other Commercialization of the Licensed Products, (in order to accommodate any Intellectual Property of any Third Party or otherwise), or (B) permit any Third Party (other than GSK pursuant to the GSK Agreement) to use the IP Rights.

(vi) The security interests granted by Issuer pursuant to the Security Agreement in its rights in the Material Contracts are not prohibited by the terms of such Material Contracts after giving effect to applicable law.

(vii) The Company and each applicable Note Party have made all payments to the respective Material Contract Counterparty due, owing and required under each Material Contract as of the date hereof, other than the Company’s obligation under Section 4.1(a)(ii) of the GSK Agreement to make a payment to GSK for GSK’s [***] related to the development of Tebipenem Pivoxil Hydrobromide. The Company has received from GSK all amounts owed to the Company under the GSK Agreement prior to the date hereof and, as of the Closing Date, no payments are past due and owing by GSK to the Company pursuant to the GSK Agreement related to or involving any Licensed Product. The amount of the “Commercial Milestone Payment” (as defined in the GSK Agreement) for the “First Commercial Sale Milestone” (as defined in the GSK Agreement), after taking into account the reductions with respect thereto set forth in Section 6.3 of the GSK Agreement, is $[***].

(viii) Neither the Company nor any Note Party has consented to any assignment by any Material Contract Counterparty of any of its rights or obligations under any Material Contract, and, to the Knowledge of the Company, no Material Contract Counterparty has assigned any Material Contract or any of its rights or obligations thereunder to any Person. Except as contemplated by the Transaction Documents or the Royalty Purchase Agreement, neither the Company nor any Note Party has assigned, in whole or in part, or granted any Lien upon or security interest with respect to, any Material Contract, the Transferred Assets, the Collateral or the GSK Proceeds.

(ix) Neither the Company nor any Note Party has notified any Person of any claims for indemnification under any Material Contract, nor has the Company or any Note Party received any claims for indemnification under any Material Contract. Except as set forth on Schedule 7.02(o)(ix), neither the Company nor any Note Party has exercised any review or audit rights pursuant to any Material Contract, including the GSK Agreement.

(x) To the Knowledge of the Company, GSK has not granted, and the Company has not received any notice that GSK has granted, a sublicense to any Person.

(xi) Except as provided in the GSK Agreement (including Section 6.5(c) of the GSK Agreement as set forth below) or the applicable Material Contract, neither the Company nor any Note Party is a party to any agreement providing for or permitting any sharing of or providing for or permitting any right of counterclaim, credit, reduction or deduction by contract or otherwise (a “Royalty Reduction”),, or permitting any Set-Off against the GSK Proceeds. GSK has not exercised, and, to the Knowledge of the Company, GSK has not had the right to exercise, and no event or condition exists that, upon notice or passage of time, or both, would permit GSK to exercise, any GSK Royalty Reduction, Royalty Reduction or Set-Off against the GSK Proceeds or any other amounts payable by GSK under the GSK Agreement. To the Knowledge of the Company, there are no Third Party Patents that would provide a basis for a GSK Royalty Reduction or Royalty

Reduction. The [***] percent ([***]%) reduction to royalty rates in Section 6.5(c) of the GSK Agreement applies with respect to a given “Product” (as defined in the GSK Agreement) in a given country in the Territory only if both of the following conditions are true at the applicable point during the applicable “Royalty Term” (as defined in the GSK Agreement): (i) such Product is not covered by a “Valid Claim” (as defined in the GSK Agreement) of any “Spero Patent” (as defined in the GSK Agreement) in such country; and (ii) the “Regulatory Exclusivity Period” (as defined in the GSK Agreement), if any, for such Product in such country has expired. There are no compulsory licenses granted or, to the Knowledge of the Company, threatened to be granted, with respect to the IP Rights.

(xii) To the Knowledge of the Company, no step has been taken or is intended by any Material Contract Counterparty, or any other Person to make any Material Contract Counterparty subject to any bankruptcy, insolvency, liquidation, dissolution or reorganization proceeding.

(xiii) Other than the Material Contracts, there are no Contracts between the Company, Issuer or any of their respective Affiliates, on the one hand, and any Material Contract Counterparty, on the other hand, that (A) relate to the Commercialization of any Licensed Product or (B) could reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Note Party has (1) received any written notice of any dispute from any Material Contract Counterparty for resolution pursuant to any Material Contract or (2) given any written notice of any dispute to a Material Contract Counterparty for resolution pursuant to any Material Contract, in each case of clauses (1) and (2) that could reasonably be expected to adversely affect in any material respect the value of the GSK Proceeds.

(p) [Reserved].

(q) [Reserved.]

(r) Financial Statements.

The Financial Statements of the Company are complete and accurate in all material respects, were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and present fairly in all material respects, in accordance with applicable requirements of GAAP, the consolidated financial position and the consolidated financial results of the operations of the Company and its Subsidiaries as of the dates and for the periods covered thereby and the consolidated statements of cash flows of the Company and its Subsidiaries for the periods presented therein. Since December 31, 2025, there has been no Material Adverse Effect.

(s) [Reserved].

(t) No Investment Company. None of the Note Parties nor the Company (or any of its Subsidiaries) are an “investment company,” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940.

(u) Regulation of Licensed Products. Tebipenem Pivoxil Hydrobromide is a Licensed Product. To the Knowledge of the Company, GSK is in compliance with its material obligations to seek, obtain and maintain Regulatory Authorizations for the Licensed Product in the Territory, and neither the FDA nor any other Regulatory Agency has stated that it is not likely to approve or is likely to withdraw approval of the Licensed Product.

(v) Insurance. The Company has the products-completed operations liability, property and casualty, commercial general liability, and umbrella liability insurance policies with the coverages and limits set forth on Schedule 7.02(v) carried with the Insurance Providers also set forth therein, and the Note Parties are covered under such policies in accordance with the requirements under the GSK Agreement, any New Arrangement (if applicable) and the Meiji License Agreement.

(w) Beneficial Ownership. The Company does not beneficially own or control more than 10% of the outstanding voting stock or any other equity interest entitled ordinarily to vote in the election of the directors or other governing body (however designated) of any Person that is not a wholly owned Subsidiary.

(x) [Reserved.]

(y) Disclosure. The Company has disclosed to Purchaser Representative all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or an adverse effect, in any material respect, including on the timing, amount or duration of, the GSK Proceeds or the right of Purchaser Representative to receive the GSK Proceeds. No report, financial statement, certificate or other information furnished (whether written or oral) by or on behalf of the Company or any the Subsidiaries to Purchaser Representative in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Note Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any fact necessary to make the statements therein, when taken as a whole and in the light of the circumstances under which they were made, not misleading in any material respect; provided, that, with respect to financial projections, estimates, budgets or other forward-looking information, each Note Party represents only that such information was prepared in good faith based upon assumptions believed by the Note Parties and the Company to be reasonable at the time such information was delivered.

Article VIII

AFFIRMATIVE COVENANTS

The Note Parties covenant and agree with Purchaser Representative that, until Payment in Full:

Section 8.01 Maintenance of Existence. Each Note Party shall at all times (a) preserve, renew and maintain in full force and effect its legal existence and good standing as a limited liability company under the Laws of the jurisdiction of its organization; (b) not change its name or its chief executive office as set forth herein without having given Purchaser Representative the notice thereof required under Section 8.17; and (c) use commercially reasonable and diligent efforts to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 8.02 Use of Proceeds. Each Note Party shall use the net proceeds of the Notes received by it to acquire assets from the Company pursuant to the Issuer Contribution Agreement, to fund operating expenses of the Note Parties and for such other purposes as are permitted under the SPV Organizational Documents and this Agreement.

Section 8.03 Financial Statements and Information.

(a) On or before the [***] after the close of each quarter of each fiscal year (the “Quarterly Reporting Date”), Issuer shall furnish to Purchaser Representative a duly completed certificate of a Senior Officer of Issuer, which certificate shall include (i) a statement that such officer has no Knowledge, except as specifically stated, of any condition, event or act which constitutes a Default, Event of Default or Prepayment Trigger.

(b) Promptly (and in any event no later than [***]) following receipt by the Company, Holdings or Issuer from GSK of a GSK Payment Notice or a Royalty Report, Issuer shall notify Purchaser Representative in writing and provide to Purchaser Representative a complete copy of such GSK Payment Notice or Royalty Report, as applicable. In addition, Issuer shall, promptly upon receipt thereof, forward or cause to be forwarded to Purchaser copies of all other Notices, reports, updates and other data or written information (i) pertaining to the GSK Proceeds and other Transferred Assets (ii) relating to the Commercialization of the Licensed Product in the Territory, (iii) received from Meiji pursuant to, or relating to, the Meiji License Agreement to the extent relating to the Licensed Product, Intellectual Property, the GSK Proceeds or other Transferred Assets, (iv) received from the Licensee or any Third Party which relate to events or circumstances that could reasonably be expected to have a Material Adverse Effect, or (v) received from any Person that relate to the Intellectual Property and that could reasonably be expected to have a Material Adverse Effect, or that Purchaser Representative reasonably requests.

(c) On each Quarterly Reporting Date, Issuer shall deliver or cause to be delivered to Purchaser Representative (i) a listing of all Material Contracts entered into, amended or terminated during such quarter, (ii) a true copy of all Material Other Reports received during such quarter and (iii) to the extent not previously provided to Purchaser Representative pursuant to Section 8.03(b), any Royalty Report.

(d) Neither Company nor any Note Party shall, without first consulting the Purchaser, cause an inspection or audit of GSK’s books and records to be conducted pursuant to and in accordance with Section 6.8(b) of the GSK License Agreement except in connection with inspections or audits requested by the Purchaser under this Agreement. From time to time, but not more frequently than [***], the Purchaser may request the Company and the Note Parties to, and the Company and the Note Parties shall, cause an inspection or audit of GSK’s books and records in respect of the GSK Proceeds and proceeds thereof to be conducted pursuant to and in accordance with Section 6.8(b) of the GSK Agreement. If, following any such inspection or audit, GSK disagrees with the independent certified public accounting firm’s calculations, the Company and the Note Parties shall, at the direction of the Purchaser, work with GSK to resolve such disagreement; provided, that the Company and the Note Parties shall not resolve any such disagreement without the prior written consent of the Purchaser. If GSK and the Company, at the direction of the Purchaser, are unable to reach a mutually acceptable resolution, then at the direction of the Purchaser, the Company shall submit the dispute to the second accounting firm in accordance with Section 6.8(b) of the GSK Agreement. For the purposes of exercising the Purchaser’s rights pursuant to this Section 8.03(d) in respect of the GSK Agreement, the Company shall appoint such accounting firm of nationally recognized standing as the Purchaser shall select for such purpose (it being understood and agreed that any such accounting firm shall, pursuant to Section 6.8(b) of the GSK Agreement be reasonably acceptable to GSK). The Company, the Note Parties and the Purchaser agree that [***] percent ([***]%) of the expenses of, and amounts payable to GSK as a result of any inspection or audit carried out at the request of the Purchaser pursuant to this Section 8.03(d) that would otherwise be borne by the Company pursuant to the GSK Agreement shall instead be borne and paid directly by the Purchaser; provided, that, if the Company pays such costs and expenses directly, such costs expenses shall be reimbursed to the Company by the Purchaser promptly on demand, including such reasonable fees and expenses of such accounting firm as are to be borne by the Company pursuant to Section 6.8(b) of the GSK Agreement together with [***] percent ([***]%) of the Company’s out-of-pocket costs and expenses incurred in connection with such inspection or audit; provided, that for the avoidance of doubt, any audit caused by the Company without complying with the consultation requirements in the first two sentences of this Section 8.03(d) shall not be deemed to be carried out at the request of Purchaser Representative and the Purchaser shall have no obligation to reimburse the Company, pursuant to this sentence, for any fees, costs or expenses incurred by the Company in connection therewith. The Company shall, to the extent not prohibited by obligations of confidentiality contained in the GSK Agreement pursuant to which an inspection or audit in respect of the GSK Proceeds is conducted, promptly (but in no event later than [***]) furnish to the Purchaser any inspection or audit report prepared in connection with such inspection or audit. In the event that any inspection or audit conducted pursuant to this Section uncovers that the amounts actually paid to the Purchaser for any period in respect of the GSK Proceeds and proceeds thereof were greater than the amounts that should have been paid to the Purchaser for such period in respect of the GSK Proceeds and proceeds thereof, the Purchaser shall cause the amount of such overpayment to be paid to GSK promptly (but in no event later than [***]) after delivery to the Purchaser, pursuant to this Section, of the applicable inspection or audit report or certificate, as the case may be, showing such overpayment. In the event that any inspection or audit conducted pursuant to this Section uncovers that the amounts actually paid to the Purchaser for any period in respect of the GSK Proceeds and proceeds thereof were less than the amounts that should have been paid to the Purchaser for such period in respect of the GSK Proceeds and proceeds thereof, the Company shall cooperate and provide assistance as reasonably requested by the Purchaser to cause the amount of such underpayment to be paid to the Purchaser by GSK in accordance with the timeframe set forth in the GSK Agreement promptly after delivery to the Purchaser, pursuant to this Section, of the applicable inspection or audit report or certificate, as the case may be, showing such underpayment.

(e) In the event that any inspection or audit conducted pursuant to Section 8.03(d) uncovers that the amounts actually paid to Purchaser Representative for any period in respect of the Purchased Proceeds and proceeds thereof were greater than the amounts that should have been paid to Purchaser Representative for such period in respect of the Purchased Proceeds and proceeds thereof, Purchaser Representative shall cause the amount of such overpayment to be paid to GSK promptly (but in no event later than [***]) after delivery to Purchaser Representative, pursuant to Section 8.03(d), of the applicable inspection or audit report or certificate, as the case may be, showing such overpayment. In the event that any inspection or audit conducted pursuant to Section 8.03(d) uncovers that the amounts actually paid to Purchaser Representative for any period in respect of the Purchased Proceeds and proceeds thereof were less than the amounts that should have been paid to Purchaser Representative for such period in respect of the Purchased Proceeds and proceeds thereof, the Note Parties shall cooperate and provide assistance as reasonably requested by Purchaser Representative to cause the amount of such underpayment to be paid to Purchaser Representative by GSK in accordance with the timeframe set forth in the GSK Agreement promptly after delivery to Purchaser Representative, pursuant to Section 8.03(d), of the applicable inspection or audit report or certificate, as the case may be, showing such underpayment.

(f) Purchaser Representative and its Representatives shall have the right, at the expense of Issuer, from time to time, not more than [***], during normal business hours and upon at least [***] prior written notice to Issuer (provided, that, after the occurrence and during the continuance of an Event of Default, Purchaser Representative shall have the right, as often, at such times and with such prior notice, as Purchaser Representative determines in its reasonable discretion), to visit the offices and properties of the Note Parties and the Company where books and records relating or pertaining to the GSK Proceeds and the Transferred Assets are kept and maintained (or, at Purchaser Representative’s option, to conduct a meeting by telecommunications), to discuss, with officers of the Note Parties and the Company, the business, operations, properties and financial and other condition of GSK and the Company, to discuss the GSK Agreements and the Licensed Products, to discuss the Royalty Reports and Material Other Reports, to verify compliance with the provisions of the Note Documents regarding receipt and application of the GSK Proceeds and, upon physical visits, to inspect and make extracts from and copies of the books and records of Note Parties and relating or pertaining to GSK Proceeds and the Transferred Assets. Issuer shall also participate in a [***] with Purchaser Representative at Purchaser Representative’s reasonable request.

(g) (i) Promptly (and in any event within [***]) of any request, deliver such current bank statements and other information relating to all deposit accounts and securities accounts of Issuer and (ii) at the request of Purchaser Representative, provide Purchaser Representative with read-only online access to all deposit accounts (including, without limitation, the Collection Account) and securities accounts of Issuer.

(h) Promptly, such additional information regarding the business, financial or corporate affairs of Issuer or compliance with the terms of the Note Documents, as Purchaser Representative may from time to time reasonably request.

(i) All written information supplied by or on behalf of the Note Parties to Purchaser Representative pursuant to this Section 8.03 shall be accurate and complete in all material respects as of its date or the date so supplied when taken as a whole and in light of the circumstance under which they are supplied. For the avoidance of doubt, no Note Party makes representations or warranties regarding the accuracy or completeness of any information it receives from a Third Party that it is required to furnish to Purchaser Representative pursuant to this Section 8.03, unless to the Knowledge of such Note Party such information is inaccurate or incomplete in any material respect, in which case the Note Parties shall specify such inaccuracy or incompleteness.

Section 8.04 Books and Records. The Note Parties shall keep proper books, records and accounts in which entries in conformity with sound business practices and all requirements of Law applicable to it shall be made of all dealings and transactions in relation to its business, assets and activities and as shall permit the preparation of the consolidated financial statements of the Note Parties in accordance with GAAP.

Section 8.05 Governmental Authorizations. The Note Parties shall obtain, make and keep in full force and effect all authorizations from and registrations with Governmental Entities that may be required for the validity or enforceability against Issuer of this Agreement and the other Note Documents to which it is a party.

Section 8.06 Compliance with Laws and Contracts.

(a) The Note Parties shall comply with all Applicable Laws, including all Healthcare Laws, and all orders, writs, injunctions and decrees applicable to it or its business or property, and perform its obligations under all Material Contracts, if any, relative to the conduct of its business, except where the failure to comply or perform would not reasonably be expected to have a Material Adverse Effect. Issuer shall use commercially reasonable efforts to take all actions necessary to enforce its rights under each Material Contract, and perform all of its material obligations under each Material Contract, except to the extent that failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(b) Issuer shall at all times comply with the margin requirements set forth in Section 7 of the Exchange Act and any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II.

Section 8.07 Plan Assets. Issuer shall not take any action that causes its assets to be deemed to be Plan Assets at any time.

Section 8.08 Maintenance of Insurance. The Note Parties shall maintain, or cause the Company to maintain on behalf of the Note Parties, with financially sound and reputable insurance companies, (i) insurance policies required to be maintained under any Material Contract and (ii) insurance with respect to its properties and business against loss or damage of the kinds customarily carried by companies engaged in similar businesses and owning similar properties, of such types and in such amounts as are customarily carried under similar circumstances by such other companies. The Note Parties shall cause Purchaser Representative and its successors and assigns to be named as lender’s loss payee or mortgagee as its interest may appear, and additional insured with respect to any such insurance providing liability coverage or coverage in respect of any Transferred Assets, and cause each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to Purchaser Representative, that it will give Purchaser Representative [***] prior written notice before any such policy or policies shall be adversely altered or canceled.

Section 8.09 Notices.

(a) Issuer shall, promptly after an officer of any Note Party becomes aware thereof, give written Notice to Purchaser Representative of each Default, Event of Default or Prepayment Trigger and each other event that has had or would reasonably be expected to have a Material Adverse Effect; provided, that, in any of the foregoing situations where Issuer knows a press release or other public disclosure is to be made, Issuer shall use all commercially reasonable efforts to provide such information to Purchaser Representative as early as possible but in no event later than simultaneously with such release or other public disclosure.

(b) Issuer shall promptly give written Notice to Purchaser Representative upon receiving notice, or an officer otherwise becomes aware, of any default or event of default under any Material Contracts.

(c) Issuer shall, promptly (and in any event within [***]) after an officer of any Note Party becomes aware thereof, give written Notice to Purchaser Representative of any litigation or proceedings to which Issuer is a party or which would reasonably be expected to have a Material Adverse Effect.

(d) Issuer shall, promptly after an officer of any Note Party becomes aware thereof, give written Notice to Purchaser Representative of any litigation, proceeding, audit or regulatory action relating to the GSK Agreement, the Meiji License Agreement, the Transaction Documents or any of the transactions contemplated therein, or relating to any Licensed Product, the GSK Proceeds or other Transferred Assets.

(e) Issuer shall, promptly after an officer of any Note Party becomes aware thereof, give written Notice to Purchaser Representative of the occurrence of any Material Adverse Effect.

(f) Issuer shall, promptly after receipt of any written notice from a Licensee pursuant to the GSK Agreement of an event which has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, provide a copy of such notice to Purchaser Representative together with a summary of Issuer’s intended response to Licensee.

(g) Issuer shall, promptly (and in any event within [***]) give written Notice to Purchaser Representative of any material change in accounting policies or financial reporting practices by any Note Party.

(h) Issuer shall, promptly (and in any event within [***]) after an officer of any Note Party becomes aware thereof, give written Notice to Purchaser Representative of any act of infringement of any Intellectual Property included in the Transferred Assets which could reasonably be expected to materially impair Issuer’s ability to generate revenue from such Intellectual Property.

(i) [reserved].

(j) Issuer shall promptly (and in any event within [***]) after an officer of any Note Party becomes aware thereof, give written Notice to Purchaser Representative after the receipt or Knowledge of a notice of resignation of the Independent Manager of Issuer.

(k) Issuer shall promptly (and in any event within [***]) give written Notice to Purchaser Representative after an officer of any Note Party becomes aware of the imposition of any Covered Tax or the assertion by any Governmental Entity that any Covered Tax may be imposed.

Section 8.10 Payment of Taxes. Issuer will timely (i) file required all U.S. federal, state, local and non-U.S. income tax returns and all other material tax returns and reports and (ii) pay all U.S. federal, state, local and non-U.S. income Taxes and all other material Taxes levied or imposed upon it or its properties, income or assets (including in its capacity as a withholding agent) except those which will be contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves will be established in accordance with GAAP or where such Taxes, individually or in the aggregate, are less than $[***] and such failure would not have an adverse effect, in any material respect, including on the timing, amount or duration of, the GSK Proceeds or the right of Purchaser Representative to receive the GSK Proceeds.

Section 8.11 Waiver of Stay, Extension or Usury Laws. Notwithstanding any other provision of this Agreement or the other Note Documents, if at any time the rate of interest payable by any Person under the Note Documents exceeds the Maximum Lawful Rate, then, so long as the Maximum Lawful Rate would be exceeded, such rate of interest shall be equal to the Maximum Lawful Rate. If at any time thereafter the rate of interest so payable is less than the Maximum Lawful Rate, such Person shall continue to pay interest at the Maximum Lawful Rate until such time as the total interest received from such Person is equal to the total interest that would have been received had Applicable Law not limited the interest rate so payable. In no event shall the total interest received by Purchaser Representative under this Agreement and the other Note Documents exceed the amount which Purchaser Representative could lawfully have received, had the interest due been calculated from the Closing Date at the Maximum Lawful Rate. Without limiting the foregoing, no Note Party will at any time, to the extent that it may lawfully not do so, insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension Law or other law that would prohibit or forgive Issuer from paying all or any portion of the principal of or premium, if any, or interest on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or that may affect the covenants or the performance of this Agreement; and, to the extent that it may lawfully do so, each Note Party hereby expressly waives all benefit or advantage of any such Law and expressly agrees that it will not hinder, delay or impede the execution of any power herein granted to Purchaser Representative, but will suffer and permit the execution of every such power as though no such Law had been enacted.

Section 8.12 Intellectual Property.

(a) To the extent required or permitted by the GSK Agreement and subject to Section 8.12(b) below, the Note Parties shall, at the Note Parties’ expense, diligently file, prosecute and maintain the IP Rights in the Territory in the event that (i) any Note Party has the sole right to or the first right to file, prosecute or maintain an IP Right in the Territory, or (ii) any Note Party has the back-up or second right under a Material Contract to, following any Material Contract Counterparty’s decision not to exercise its first right to, file, prosecute or maintain any IP Right in the Territory, including payment of maintenance fees or annuities.

(b) To the extent required or permitted by the GSK Agreement, the Note Parties shall, at the Note Parties’ expense, in the event that (x) any Note Party has the sole right to or the first right to enforce or defend any IP Right in the Territory, or (x) any Note Party has the back-up or second right under a Material Contract to, following any Material Contract Counterparty’s decision not to exercise its first right to, enforce or defend any IP Right in the Territory, (A) diligently enforce the applicable IP Rights in the Territory against third party infringement, in any jurisdiction, provided that there shall be no obligation to enforce IP Rights in the Territory unless the failure to enforce would reasonably be expected to have adverse effect, in any material respect, including on the timing, amount or duration of, the GSK Proceeds or the right of Purchaser Representative to receive the GSK Proceeds, (B) diligently defend the applicable IP Rights in the Territory against any claims of invalidity or unenforceability, in any jurisdiction, and (C) when available in respect of any applicable Licensed Product in the Territory, obtain Patents and any corrections, substitutions, reissues and reexaminations thereof and obtain Patent term extensions and any other forms of Patent term restoration in any country in the Territory. If Issuer determines that it is not commercially reasonable to act in respect of matters contemplated by the foregoing clauses (B) and (C) with respect to a particular IP Right in a particular country in the Territory, Issuer shall provide advance written notice thereof to Purchaser Representative and shall consult with Purchaser Representative with respect thereto; provided, that Purchaser Representative’s prior written consent, not to be unreasonably withheld, is required to relieve the Note Parties of their obligation to act in accordance with the foregoing sentence with respect to a particular IP Right in a particular country in the Territory. Issuer shall promptly (but in any event within [***]) provide to the Purchaser Representative a copy of any written notice or other documentation received in connection with any legal action, suit or other proceeding relating to the IP Rights, regardless of whether such legal action, suit or other proceeding occurs inside or outside of the Territory.

(c) Issuer shall, except to the extent prohibited by obligations of confidentiality contained in the GSK Agreement, promptly (but in any event within [***]) after receipt thereof, provide to Purchaser Representative a copy of all substantive written notices or other documentation relating to the patentability, enforceability, validity, scope or term of the Patents included in the IP Rights, and shall provide Purchaser Representative with a copy of drafts of any written material proposed to be filed in response thereto.

(d) To the extent required or permitted by the GSK Agreement, the Note Parties shall not disclaim or abandon, or fail to use commercially reasonable efforts necessary or desirable to prevent the disclaimer or abandonment of, any IP Rights in the Territory (and Issuer shall provide written notice to Purchaser Representative if it disclaims or abandons or fails to use commercially reasonable efforts necessary or desirable to prevent the disclaimer or abandonment of any IP Rights outside of the Territory).

(e) To the extent permitted or required under the GSK Agreement, the Note Parties shall diligently defend against any claim or action by any other Person that the Commercialization (as defined in the GSK Agreement) of Licensed Products as currently contemplated in the GSK Agreement, Infringes on any Patents or other Intellectual Property rights of any other Person or constitutes misappropriation of any other Person’s Trade Secrets or other Intellectual Property rights.

(f) The Note Parties shall not exercise and enforce their applicable rights, or fail to exercise or enforce their rights, in respect of any Material Contract, including the GSK Agreement, in any manner that would result in a breach of this Agreement.

Section 8.13 [Reserved.]

Section 8.14 [Reserved.].

Section 8.15 [Reserved.].

Section 8.16 Security Documents; Further Assurances.

(a) Subject to Section 8.16(b), Issuer shall promptly, upon the reasonable request of Purchaser Representative, at Issuer’s expense, (a) execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Note Documents or otherwise deemed by Purchaser Representative reasonably necessary or desirable for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except as permitted by the applicable Note Document, or obtain any consents or waivers as may be necessary or appropriate in connection therewith; (b) deliver or cause to be delivered to Purchaser Representative from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to Purchaser Representative and Purchaser Representative shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Note Documents; and (c) upon the exercise by Purchaser Representative of any power, right, privilege or remedy pursuant to any Note Document which requires any consent, approval, registration, qualification or authorization of any Governmental Entity execute and deliver all applications, certifications, instruments and other documents and papers that Purchaser Representative may require. In addition, subject to Section 8.16(b), Issuer shall promptly, at its sole cost and expense, execute and deliver to Purchaser Representative such further instruments and documents, and take such further action, as Purchaser Representative may, at any time and from time to time, reasonably request in order to carry out the intent and purpose of this Agreement and the other Note Documents to which it is a party and to establish and protect the rights, interests and remedies created, or intended to be created, in favor of Purchaser Representative hereby and thereby.

(b) Notwithstanding anything to the contrary herein or in any other Note Document, Issuer shall not have any obligation to (i) perfect or record any security interest or Lien in any intellectual property included in the Collateral in any jurisdiction other than in the U.S. (or to enter into any foreign Law governed charges, debentures, pledges or other security agreements in respect thereof), (ii) obtain any landlord waivers, estoppels or collateral access letters, or (iii) obtain any consent of the Licensee to the assignment and pledge to Purchaser Representative of the rights under the GSK Agreement that are included in the Transferred Assets.

Section 8.17 Information Regarding Collateral. No Note Party shall effect any change (i) in its legal name, (ii) in the location of its chief executive office, (iii) in its identity or organizational structure, (iv) in its federal Taxpayer Identification Number or organizational identification number, if any, or (v) in its jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given Purchaser Representative not less than [***] prior written notice (in the form of a certificate of a duly authorized Senior Officer of such Note Party), or such lesser notice period agreed to by Purchaser Representative, of its intention so to do, clearly describing such change and providing such other information in connection therewith as Purchaser Representative may reasonably request and (B) it shall have taken all action reasonably satisfactory to Purchaser Representative to maintain the perfection and priority of the security interest of Purchaser Representative in the Collateral, if applicable. Issuer agrees to provide promptly Purchaser Representative with certified SPV’s Organizational Documents reflecting any of the changes described in the preceding sentence. Issuer also agrees to notify promptly Purchaser Representative of any change in the location of any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which any portion of Collateral is located (including the establishment of any such new office or facility).

Section 8.18 Additional Collateral; New License Arrangement.

(a) With respect to any Transferred Assets acquired after the Closing Date by any Note Party that is not already subject to the Lien created by any of the Note Documents or specifically excluded from the requirement to be subject to such Lien in the Note Documents, such Note Party shall promptly (and in any event within [***] after the acquisition thereof) (i) execute and deliver to Purchaser Representative such amendments or supplements to the relevant Note Documents or such other documents as Purchaser Representative shall deem necessary or advisable to grant for its benefit, a Lien on such property subject to no Liens other than Permitted Liens, and (ii) take all actions necessary to cause such Lien to be duly perfected in accordance with all applicable requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by Purchaser Representative. The Note Parties shall otherwise take such actions and execute and/or deliver to Purchaser Representative such documents as Purchaser Representative shall reasonably require to confirm the validity, perfection and priority of the Lien of the Security Agreement on such after-acquired properties.

(b) Without limiting any other rights or remedies Purchaser Representative may have under this Agreement or the Security Agreement, if any Licensee or Issuer terminates the GSK Agreement, or the GSK Agreement otherwise terminates (whether in whole or in part), then, to the extent permitted by the survival provisions of the GSK Agreement and any other applicable provisions of the GSK Agreement, Issuer shall, at Purchaser Representative’s reasonable request and direction and subject to the terms and conditions of the GSK Agreement, cause the Company to (A) prepare any termination and wind-down plan contemplated by Section 11.7(b) of the GSK Agreement, provided, that, Issuer shall cause the Company to provide Purchaser Representative a reasonable opportunity to review and comment on each draft of such plan and any amendments thereto prior to the presentation of such drafts to GSK and to consider Purchaser Representative’s comments thereon in good faith, (B) exercise its rights under Section 11.7(b)(iv) of the GSK Agreement, if available, to negotiate any reversion license contemplated by such section, provided, that, (1) Issuer shall cause the Company to provide Purchaser Representative a reasonable opportunity to review and comment on such reversion license prior to execution and to consider Purchaser Representative’s comments thereon in good faith and (2) upon Purchaser Representative’s request, Issuer shall cause the Company to furnish a power of attorney to allow Purchaser Representative to negotiate such reversion license on behalf of the Company, and (C) take any other actions with respect to GSK and the GSK Agreement reasonably requested by Purchaser Representative to enable a New Arrangement. Issuer shall use commercially reasonable efforts, at Purchaser Representative’s reasonable request, in consultation and cooperation with Purchaser Representative, for a period of [***] (or such shorter period as Issuer and Purchaser Representative shall agree) (the “Initial Search Period”), to locate, negotiate and secure a license of the Intellectual Property with respect to the applicable Licensed Product for such Third Party to engage in Commercialization of the applicable Licensed Product for any purpose that GSK would have been permitted to engage in Commercialization of such Licensed Product under the GSK Agreement (any such license, a “New Arrangement”); provided, that, the counterparty to such New Arrangement shall be reasonably acceptable to Issuer; provided further that Purchaser Representative shall have the right to consent in writing to any New Arrangement, which approval shall not be unreasonably withheld or delayed. Such New Arrangement shall (i) become effective not earlier than the effective date of the applicable termination, (ii) expire not later than the last day of the applicable royalty term under the GSK Agreement (and, if such termination is only in part in respect of the applicable Licensed Product in a particular country, the applicable royalty term shall be such term that is applicable under the GSK Agreement for such Licensed Product in such country), (iii) include terms, conditions and limitations not materially more onerous to Issuer or the Company than those contained in the GSK Agreement with respect to the obligations and costs imposed on Issuer or the Company and not materially less favorable with respect to the rights and remedies of Issuer or the Company, including with respect to disclaimers of liability, intellectual property ownership and control and indemnification, and (iv) provide, for no additional consideration from Purchaser Representative (other than, for clarity, the costs and expenses described in this Section 8.18(b)), that (A) Purchaser Representative shall have the same rights as those acquired under the GSK Agreement pursuant to this Agreement and (B) all payments and other consideration (including any upfront fees) thereunder (to the extent that such payments or other consideration would have constituted GSK Proceeds under the GSK Agreement) be made by the other party to such New Arrangement directly to the Collection Account; provided, that, all such payments and other consideration (including any upfront fees) made by the other party to such New Arrangement shall be deemed to be GSK Proceeds hereunder for purposes of determining the GSK Proceeds for the applicable Calendar Quarter(s). Issuer shall, and shall cause the Company to, consult with Purchaser Representative and reasonably consider any comments from Purchaser Representative with respect to the negotiation of any New Arrangement. Issuer agrees to undertake in connection with any New Arrangement such obligations and liabilities, if any, as are comparable to the obligations and liabilities it currently has under the GSK Agreement; provided, that, in no event shall Issuer have any Obligation in connection with the New Arrangement to renegotiate the GSK Agreement. Issuer shall not pay (or enter into any agreement to pay) any upfront costs, fees or expenses to a Third Party in connection with Issuer’s efforts to locate, negotiate and secure a New Arrangement (“New Arrangement Expenses”) without the prior written consent of Purchaser Representative. In no event shall Issuer be required to incur any Obligation of any kind with respect to, and any directions provided by Purchaser Representative under this Section 8.18 shall not include any direction regarding, the Prosecution, maintenance, enforcement or defense of the Intellectual Property. If Purchaser Representative does not consent to such New Arrangement Expenses, Purchaser Representative may, upon written notice to Issuer, terminate the Initial Search Period. If Issuer or the Company is unable to secure a New Arrangement within the Initial Search

Period, Purchaser Representative may, at Purchaser Representative’s option and sole cost and expense, continue efforts to locate, negotiate and secure a New Arrangement on behalf of Issuer or the Company; provided, that, Issuer shall have the right to consent in writing to any New Arrangement, which approval shall not be unreasonably withheld or delayed. Issuer shall use commercially reasonable efforts, at Purchaser Representative’s request and sole cost and expense (including Purchaser Representative’s payment of Issuer’s reasonable attorney’s fees, if any, in connection therewith) to provide cooperation and assistance to Purchaser Representative in connection with Purchaser Representative’s efforts pursuant to the foregoing sentence. Should Issuer, the Company or Purchaser Representative identify any New Arrangement that satisfies the foregoing requirements, Issuer shall, and shall cause the Company to, use commercially reasonable efforts to promptly duly execute and deliver a new license agreement effecting such New Arrangement. In the event Issuer enters into a New Arrangement, references in this Agreement to the GSK Proceeds and the GSK Agreement shall be deemed to be references to any new royalty or other payments and the new license agreement entered into under the New Arrangement, and references to a Licensee shall be deemed to be references to the other party to such New Arrangement. All amounts payable to Issuer, the Company or any of their Affiliates under any New Arrangement that constitute GSK Proceeds or other amounts intended to replace, succeed to or be substantially equivalent to the GSK Proceeds shall remain subject to this Agreement and the other Note Documents. Following the execution of any New Arrangement, the Parties shall negotiate in good faith and use commercially reasonable efforts to enter into such amendments to this Agreement and the other Note Documents as may be reasonably necessary to reflect the terms of such New Arrangement and to preserve, to the greatest extent practicable, the economic benefit of the GSK Proceeds and Purchaser Representative’s rights hereunder; provided, that, pending the effectiveness of any such amendment, this Agreement shall be interpreted and applied in a manner that gives effect to the Parties’ intent that Purchaser Representative continue to receive the benefit of the GSK Proceeds attributable to such New Arrangement. Subject to Section 4.02(b), all costs and expenses (including attorneys’ fees and expenses) incurred by a Note Party or the Company complying with this Section 8.18(b) (including, without limitation, any New Arrangement Expenses consented to by Purchaser Representative), shall be borne by Purchaser Representative and shall be payable by Purchaser Representative upon demand of Issuer.

Section 8.19 Performance of GSK Agreement. Issuer agrees that it shall (i) perform and comply with in all material respects its obligations under the GSK Agreement, (ii) not breach the GSK Agreement in any respect materially adverse to the interests of Purchaser Representative hereunder and (iii) use commercially reasonable efforts to cure any such breach by Issuer of the GSK Agreement.

Section 8.20 Amendment of GSK Agreement. Issuer shall provide Purchaser Representative a copy of any proposed amendment, supplement, modification or waiver (each, a “Modification”) of any provision of the GSK Agreement as soon as practicable (and in any event not less than [***]) prior to the date Issuer proposes to execute such Modification. Issuer shall not, without the prior written consent of Purchaser Representative, execute or agree to execute any proposed Modification of the GSK Agreement if such Modification would reasonably be expected to (a) adversely affect in any material respect the value of the GSK Proceeds (it being understood and agreed that any proposed Modification to the provisions of the GSK Agreement governing the amount or calculation of the GSK Proceeds or the procedures for payment of the GSK Proceeds shall be deemed, for purposes of this Section 8.20, to have such an effect), or (b) have adverse effect, in any material respect, including on the timing, amount or duration of, the GSK Proceeds or the right of Purchaser Representative to receive the GSK Proceeds. Promptly (and in any event within [***]) following receipt by Issuer of a fully executed Modification of the GSK Agreement, Issuer shall furnish a copy of such Modification to Purchaser Representative. For clarity, Modifications to the GSK Agreement relating solely to patents and patent applications that do not relate to the Licensed Products in the Territory shall be deemed not to have an adverse effect and shall not require prior written consent of Purchaser Representative.

Section 8.21 Enforcement of GSK Agreement.

(a) Licensee’s Breaches. Promptly (and in any case within [***]) after (i) receiving written notice from GSK, including any notice written terminating the GSK Agreement (in whole or in part), alleging any breach of or default under the GSK Agreement by the Company related to the GSK Proceeds or the proceeds thereof, or any other material breach or default, or asserting the existence of any facts, circumstances or events that, alone or together with other facts, circumstances or events, would reasonably be expected (with or without the giving of notice or passage of time, or both) to give rise to a breach of or default under the GSK Agreement by the Company or a Note Party related to the GSK Proceeds or proceeds thereof or the right to terminate the GSK Agreement (in whole or in part) by GSK; or (ii) Company or a Note Party otherwise has Knowledge of any fact, circumstance or event that, alone or together with other facts, circumstances or events, would reasonably be expected (with or without the giving of notice or passage of time, or both) to give rise to a breach of or default under the GSK Agreement by the Company or a Note Party related to the GSK Proceeds or the proceeds thereof, or any other material breach or default, or the right to terminate the GSK Agreement (in whole or in part) by GSK, in each case the Company and Issuer shall (A) (x) give written notice thereof to Purchaser Representative and provide Purchaser Representative with a written summary of all material details thereof, (y) to the extent not prohibited by obligations of confidentiality contained in the GSK Agreement, include a copy of any written notice received from GSK, and (z) in the case of any such breach or default or alleged breach or default by the Company or a Note Party, describe in reasonable detail any corrective action the Company and the Note Parties propose to take in respect of such breach or default; and (B) in the case of any such breach or default or alleged breach or default by the Company or a Note Party, use commercially reasonable efforts to cure such breach or default and give written notice to Purchaser Representative upon curing such breach or default; provided, however, that if the Company and the Note Parties fail to promptly cure any such breach or default, without limiting any other rights it may have, Purchaser Representative, for the benefit of Purchaser Representative, shall, upon written notice to the Company and the Note Parties and to the extent permitted by the GSK Agreement, be entitled to take any and all actions Purchaser Representative considers reasonably necessary to promptly cure such breach or default, and the Company and Note Parties shall cooperate with Purchaser Representative for such purpose and reimburse Purchaser Representative, promptly (but in no event later than [***]) following demand, for all reasonable and documented out-of-pocket costs and expenses incurred by Purchaser Representative in connection therewith.

(b) Enforcement of GSK Agreement. Issuer and Purchaser Representative shall consult with each other regarding any breach referred to in Section 8.21(a) and as to the timing, manner and conduct of any enforcement of the applicable Licensee’s obligations under the GSK Agreement relating thereto.

(i) Enforcement. Issuer may, and if requested in writing by Purchaser Representative within [***] after receipt of notice of such breach pursuant to Section 8.21(a), shall, proceed in consultation with Purchaser Representative, to use commercially reasonable efforts to enforce compliance by any Licensee with the relevant provisions of the GSK Agreement and to use commercially reasonable efforts to exercise such rights and remedies relating to such breach as shall be available to Issuer, whether under the GSK Agreement or by operation of Applicable Law.

(ii) Lead Counsel; Costs of Enforcement. In connection with any enforcement of a Licensee’s obligations under the GSK Agreement in respect of any breach referred to in Section 8.21(a) (regardless of whether such enforcement is initiated by Issuer as a result of a written request from Purchaser Representative or initiated by Issuer in the absence of any such request), the lead counsel selected by Issuer shall be such counsel as Purchaser Representative shall recommend for such purpose (as long as such counsel is reasonably acceptable to Issuer). Subject to Section 4.02(b), all costs and expenses of enforcement under this Section 8.21 shall be borne by Purchaser Representative, and any costs and expenses incurred by Issuer or Company complying with this Section 8.21, shall be borne by Purchaser Representative and shall be payable by Purchaser Representative upon demand of Issuer; provided, that, all such amounts paid by Purchaser Representative shall be reimbursable to Purchaser Representative in accordance with Section 4.02.

Section 8.22 Approval of Assignments of License Agreement.

(a) Assignments by the Licensee. Promptly (and in any event within [***]) following receipt by any Note Party or the Company of a written request from a Licensee for consent to assign the GSK Agreement (in whole or in part) pursuant to the GSK Agreement, if applicable, Issuer shall provide notice thereof to Purchaser Representative. Issuer and Purchaser Representative shall consult with each other regarding whether to grant such consent, and Issuer shall not grant or withhold such consent without the prior written consent of Purchaser Representative (such consent of Purchaser Representative not to be unreasonably withheld or delayed). Notwithstanding anything to the contrary contained in this Section 8.22, and for the avoidance of doubt, no consent of Purchaser Representative shall be required in connection with any assignment by a Licensee to which Issuer does not have a consent under the GSK Agreement, including an assignment by such Licensee to a wholly owned Affiliate or in connection with a Change of Control (subject to meeting the requirements of the GSK Agreement).

(b) Assignments by Issuer. Issuer may not assign the GSK Agreement (in whole or in part) without the prior written consent of Purchaser Representative (such consent not to be unreasonably withheld or delayed); provided, that, no such consent shall be required in connection with (i) any assignment, sale or transfer of Issuer’s right, title and interest in and to substantially all of the assets of Issuer related to, or necessary to perform Issuer’s obligations in respect of, the GSK Agreement and (ii) any assignment to an Affiliate, in which case Issuer shall remain responsible for the performance of this Agreement by such Affiliate.

(c) Copies of Assignments. Promptly (and in any event no later than [***]) following Issuer’s, or the Company’s, as applicable, receipt of any fully executed assignment of the GSK Agreement by the applicable Licensee or Issuer, Issuer shall furnish a copy of such assignment to Purchaser Representative.

Section 8.23 [Reserved.]

Section 8.24 Acknowledgment and Agreement by Purchaser Representative; Limitation of Issuer’s and the Company’s Duties and Obligations.

(a) Notwithstanding any provision of this Agreement (including other provisions of this Article VIII) to the contrary, nothing contained in this Agreement shall obligate Issuer or the Company to take any action, or omit to take any action, that (i) would conflict with, violate or cause a violation of, contravene or cause a default under, the GSK Agreement or any Applicable Law or any judgment binding upon, or any guidelines or policies of, Issuer or the Company, (ii) would otherwise, in the judgment of Issuer or the Company (exercised reasonably), adversely affect in any material respect Issuer or the Company, including by means of exposing Issuer or the Company to material liability (whether in relation to the transactions contemplated by the GSK Agreement, the GSK Agreement or otherwise), or (iii) would, or would involve any disclosure that would, result in the loss or waiver of any attorney-client privilege available to Issuer or the Company; provided, that, Issuer and the Company shall use their commercially reasonable efforts to implement arrangements that would permit such action, omission or disclosure while preserving such privilege.

Section 8.25 Compliance with Permits. In connection with all Product Development and Commercialization Activities by or on behalf of Issuer or any Subsidiary for each Licensed Product, Issuer or such Subsidiary shall comply, and shall use commercially reasonable efforts to cause each Third Party engaging in such activities on behalf of the Company or any Subsidiary to comply, in all material respects with all Permits.

Article IX

NEGATIVE COVENANTS

Each of the Note Parties covenants and agrees with Purchaser Representative that, until Payment in Full:

Section 9.01 Activities of Note Parties.

(a) Neither Note Party shall (i) enter into any Material Contract (other than those in existence on the Closing Date, in connection with a Permitted Royalty Monetization or New Arrangement) without the consent of Purchaser Representative (such consent not to be unreasonably withheld or delayed) or (ii) amend, modify, waive or terminate (other than expiration in accordance with its terms) any provision of, or permit or agree to the amendment, modification, waiver or termination (other than expiration in accordance with its terms) of any provision of, any of the SPV Organizational Documents or Material Contracts (other than the GSK Agreement, which is governed by Section 8.20 hereof), without the consent of Purchaser Representative (such consent not to be unreasonably withheld or delayed), if the related amendment, modification, waiver or termination could reasonably be expected to have an adverse effect, in any material respect, on the timing, amount or duration of, the GSK Proceeds or the right of Purchaser Representative to receive the GSK Proceeds. No Note Party shall establish or acquire any Subsidiaries.

(b) No Note Party shall:

(i) fail to hold itself out to the public and all other persons as a legal entity separate from the owners of its Capital Stock and from any other Person;

(ii) commingle its assets with assets of any other Person;

(iii) fail to conduct its business only in its own name, nor fail to comply with all organizational formalities necessary to maintain its separate existence;

(iv) fail to maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person nor have its assets listed on any financial statement of any other Person; provided, however, that the Note Parties and their assets may be included in a consolidated financial statement of its Affiliates in conformity with applicable provisions of GAAP (provided, that, such assets shall also be listed on such Note Party’s own separate balance sheet);

(v) fail to pay its own liabilities and expenses only out of its own funds; provided, that, the foregoing shall not prohibit the payment of any liabilities and expenses by the Company on behalf of the Note Parties so long as such payments are subject to reimbursement or are otherwise recorded as capital contributions;

(vi) enter into any transaction with an Affiliate except transactions permitted by Section 9.06 of this Agreement;

(vii) issue any securities of any kind except as contemplated by this Agreement and the other Transaction Documents;

(viii) fail to correct any known misunderstanding regarding its separate identity and not identify itself as a department or division of any other Person;

(ix) fail to maintain adequate capital in light of its contemplated business purpose, transactions and liabilities; provided, however, that the foregoing shall not require the holders of its Capital Stock to make additional capital contributions to any Note Party;

(x) fail to cause the Representatives of such Note Party to act at all times with respect to such Note Party consistently and in furtherance of the foregoing and in the best interests of such Note Party;

(xi) make any payment or distribution of assets with respect to any obligation of any other Person other than as required or permitted by the Transaction Documents or under trade or commercial agreements entered into in the ordinary course of business;

(xii) engage in any business activity other than (A) entering into and performing its obligations under or with respect to the Transaction Documents, the Material Contracts, any agreement entered into in connection with any Permitted Royalty Monetization, any New Arrangement entered into in accordance with this Agreement and all documents, instruments or agreements executed and delivered in connection with the foregoing, (B) owning, holding, managing, maintaining and otherwise dealing with the Transferred Assets, the Collateral, the GSK Proceeds, the Collection Account, the Excluded GSK Proceeds or any Permitted Royalty Monetization or any documents related thereto, the Material Contracts and any New Arrangement entered into in accordance with this Agreement, (C) issuing, paying and repaying the Notes and incurring, paying and discharging the Obligations and any other liabilities permitted under the Transaction Documents, and (D) engaging in any activities ancillary or incidental to the foregoing;

(xiii) fail to timely file any Tax returns or timely pay any Taxes as may be required under Law (including in its capacity as withholding agent) except for Taxes contested in good faith by appropriate proceedings, diligently conducted, and for which adequate reserves are maintained in accordance with GAAP or where such Taxes, individually or in the aggregate, are less than $[***] and such failure would not have an adverse effect, in any material respect, including on the timing, amount or duration of, the GSK Proceeds or the right of Purchaser Representative to receive the GSK Proceeds;

(xiv) fail to have at least one (1) Independent Manager at all times;

(xv) without the unanimous consent of the holders of its Capital Stock and its Independent Manager, file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation, receivership or reorganization statute, make an assignment for the benefit of creditors, admit in writing its inability to pay its debts as they become due, seek or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for it or for all or any substantial part of its property, or take any action in furtherance of any Insolvency Event; or

(xvi) fail to do or cause to be done all things reasonably necessary to observe all limited liability company formalities and preserve its existence and good standing, including maintaining the independent-manager and bankruptcy-remote governance provisions required by its SPV Organizational Documents.

(c) No Note Party shall issue any Capital Stock in certificated form.

Section 9.02 Merger; Disposition of Assets

(a) No Note Party shall merge or consolidate with or into (whether or not a Note Party is the surviving Person) any other Person and no Note Party will sell, convey, assign, transfer, lease, sublease, license, sublicense or otherwise Dispose of all or substantially all of its assets to any Person in a single transaction or series of related transactions.

(b) No Note Party shall sell, assign, convey, transfer, lease, sublease, license, sublicense or otherwise Dispose of (including by way of merger or consolidation) any right, title or interest in or to all or any part of its business, assets or property of any kind whatsoever, whether tangible or intangible, whether now owned or hereafter acquired, other than (i) pursuant to a New Arrangement, (ii) pursuant to the Note Documents, (iii) pursuant to any Permitted Royalty Monetization, or (iv) with the prior written consent of Purchaser Representative (in its sole discretion). In furtherance of the foregoing, the Note Parties shall not sell, assign, convey, transfer, lease, sublease, license, sublicense or otherwise Dispose of any right, title or interest in or to the GSK Agreement (other than in connection with any Permitted Royalty Monetization), the Meiji License Agreement and the Patents licensed to Issuer (as assignee of the Company pursuant to the Issuer Contribution Agreement) pursuant thereto.

Section 9.03 Liens. The Note Parties shall not, and shall cause the Company not to, create or suffer to exist any Lien on or with respect to Collateral, except for Permitted Liens. The Note Parties shall not, and shall cause the Company not to, create or suffer to exist any Lien on or with respect to the GSK Agreement licensed to Issuer pursuant thereto, except for Permitted Liens and, solely with respect to the continuing first priority granted to Secured Party under the Note Documents, Permitted Liens entitled to priority under Applicable Law.

Section 9.04 Investment Company Act. Neither the Company nor any of its Subsidiaries shall be or become an investment company subject to registration under the Investment Company Act of 1940.

Section 9.05 Limitation on Additional Indebtedness. The Note Parties shall not, directly or indirectly, incur or suffer to exist any Indebtedness; provided, that, Issuer (and, in the case of clause (a), Holdings) may incur:

(a) Indebtedness under this Agreement and the other Transaction Documents;

(b) to the extent constituting Indebtedness, Contractual Obligations under Control Agreement, Services Agreement, Meiji License Agreement, GSK Agreement and any New Arrangement related thereto, and any agreement entered into in connection with the any Permitted Royalty Monetization;

(c) all taxes, assessments and governmental charges levied upon a Note Party or upon its income, profits or property, solely to the extent timely paid or otherwise appropriately contested in good faith by appropriate proceedings, diligently conducted, and for which adequate reserves are maintained in accordance with GAAP;

(d) to the extent constituting Indebtedness, all costs and expenses of the Independent Manager or other Maintenance Expenses (it being understood that Company shall be required to pay such items in accordance with the Issuer Contribution Agreement); and

(e) Indebtedness consisting of the financing of insurance premiums with the providers of such insurance or their affiliates in the ordinary course of business.

Section 9.06 Limitation on Transactions with Affiliates. The Note Parties shall not, directly or indirectly, enter into any transaction or series of related transactions or participate in any arrangement (including any purchase, sale, lease or exchange of assets or the rendering of any service) with any Affiliate other than any transaction entered into in connection with any Permitted Royalty Monetization or in the ordinary course of business of Issuer upon fair and reasonable terms no less favorable to the Note Parties than it would obtain in a comparable arm’s-length transaction with a Third Party (it being agreed by the Parties that the Transaction Documents and the transactions contemplated or required thereby, including the use of proceeds thereof, shall be deemed to comply with this requirement).

Section 9.07 ERISA.

(a) The Note Parties shall not sponsor, maintain or contribute to, or agree to sponsor, maintain or contribute to, any employee benefit plan (as defined in Section 3(3) of ERISA) whether or not subject to ERISA, that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The Note Parties shall not engage in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or in any transaction that, assuming that no assets of Purchaser Representative are or are deemed to be Plan Assets, would cause any obligation or action taken or to be taken hereunder (or the exercise by Purchaser Representative of any of its rights under the Note, this Agreement or the other Note Documents) to be a non-exempt prohibited transaction under such provisions.

(c) The Note Parties shall not incur any liability with respect to any obligation to provide medical benefits with respect to any person beyond their retirement or other termination of service, other than coverage mandated by Law, that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.08 Dividends and Distributions. The Note Parties will not, directly or indirectly, make any dividends or other distributions (whether in cash, securities or other property) to holders of its Capital Stock.

Section 9.09 Limitation on Investments. Issuer shall not make any Investments except Investments held in the form of cash or Cash Equivalents.

Section 9.10 Sanctions; Anti-Corruption Laws. Issuer shall not, directly or indirectly, use the proceeds of any Notes, or lend, contribute or otherwise make available such proceeds to any Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person of Sanctions or Anti-Corruption Laws.

Section 9.11 Organizational Documents; Certain Amendments. The Note Parties shall not (a) amend, modify, restate or change its Organizational Documents in a manner materially adverse to Purchaser Representative, (b) change its fiscal year, (c) amend, modify or change any of the terms or provisions of any Material Contract without the prior written consent of Purchaser Representative.

Section 9.12 [Reserved].

Section 9.13 Accounts and Payment Instructions.

(a) The Note Parties shall not open any deposit account or securities account other than the Collection Account, without the prior written consent of Purchaser Representative.

(b) Issuer shall not make any change in the instructions to GSK with respect to the deposits of the GSK Proceeds to the Collection Account prior to Payment in Full.

Section 9.14 Tax Status. Issuer shall not take or permit any action that would cause Issuer to cease, for U.S. federal or any applicable state or local income tax purpose, a disregarded entity owned by a U.S. Person.

Article X

EVENTS OF DEFAULT

Section 10.01 Events of Default. If one or more of Events of Default occurs and is continuing, Purchaser Representative shall be entitled to the remedies set forth in Section 10.02.

Section 10.02 Default Remedies. If any Event of Default shall occur and be continuing, Purchaser Representative may, by Notice to Issuer, (a) exercise all rights and remedies available to Purchaser Representative hereunder and under the other Note Documents and Applicable Law (which exercise may be determined in its sole discretion and which such exercise shall not constitute an election of remedies), including enforcement of the security interests created thereby, (b) declare the Notes, all interest thereon, and all other Obligations to be immediately due and payable, whereupon all such amounts shall become immediately due and payable, all without diligence, presentment, demand of payment, protest or further notice of any kind, which are expressly waived by Issuer and (c) declare the obligations of Purchaser Representative hereunder to be terminated, whereupon such obligations shall terminate; provided, however, that if any event of any kind referred to in clause (j) of the definition of “Event of Default” herein occurs as a result of an Insolvency Event of Issuer, all amounts payable hereunder by Issuer shall become immediately due and payable and Purchaser Representative shall be entitled to exercise rights and remedies under the Note Documents and Applicable Law without diligence, presentment, demand of payment, protest or notice of any kind (including any notice by Purchaser Representative of a declaration requiring prepayment of the Notes under Section 3.02, should Purchaser Representative so elect), all of which are hereby expressly waived by Issuer. Each Notice delivered pursuant to this Section 10.02 shall be effective when sent.

Section 10.03 Right of Set-off; Sharing of Set-off.

(a) If any amount payable hereunder is not paid as and when due, Issuer irrevocably authorizes Purchaser Representative (i) to proceed, to the fullest extent permitted by Applicable Law, without prior notice, by right of set-off, bankers’ lien, counterclaim or otherwise, against any assets of Issuer in any currency that may at any time be in the possession of Purchaser Representative or any of its Affiliates, to the full extent of all amounts payable to Purchaser Representative hereunder or (ii) to charge to Issuer’s account with Purchaser Representative or any of its Affiliates the full extent of all amounts payable by Issuer to Purchaser Representative hereunder; provided, however, that Purchaser Representative shall notify Issuer of the exercise of such right promptly following such exercise.

(b) If any Purchaser shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on the Notes or other obligations owed to such Purchaser resulting in such Purchaser’s receiving payment of a proportion of the aggregate amount of the Notes and accrued interest thereon or other obligations owed to such Purchaser greater than its pro rata share thereof as provided herein, then Purchaser receiving such greater proportion shall (a) notify the other Purchasers of such fact, and (b) purchase (for cash at face value) participations in the Notes and such other obligations of the other Purchasers, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by Purchasers ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Notes and other amounts owing them; provided, that, the provisions of this Section 10.03(b) shall (x) not be construed to apply to (A) any payment made by Issuer pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Purchaser as consideration for the assignment of or sale of a participation in the Notes to any Assignee and (y) only be applicable if there is more than one Purchaser.

Section 10.04 Rights Not Exclusive. The rights provided for herein are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by Law.

Article XI

INDEMNIFICATION

Section 11.01 Losses.

(a) The Note Parties agree to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless each Indemnitee from and against any and all Indemnified Liabilities, in all cases, arising, in whole or in part, out of or relating to any claim, notice, suit or proceeding commenced or threatened in writing (including, without limitation, by electronic means) by any Person (including any Governmental Entity); provided, that, the Note Parties shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from (i) the gross negligence or willful misconduct of an Indemnitee, (ii) a breach by an Indemnitee of any Note Document, (iii) arise from any claim, action, suit, inquiry, litigation, investigation or proceeding that does not involve an act or omission of any Note Party or the Company and that is brought by an Indemnitee against any other Indemnitee, and (iv) a decline in sales of the Licensed Product due to factors (including an Insolvency Event of GSK) that are not attributable to the acts or omissions of Issuer or its Affiliates that constitute a breach or default under the Transaction Documents. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 11.01 may be unenforceable in whole or in part because they violate any Law or public policy, the Note Parties shall contribute the maximum portion that they are permitted to pay and satisfy under Applicable

Law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them. This Section 11.01 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages or similar amounts arising from any non-Tax claim. Amounts owing hereunder shall be payable by Issuer on each Payment Date in accordance with Section 4.02, and shall (other than in connection with a voluntary prepayment pursuant to Section 3.02(b) or as set forth in the Parent Guaranty) be due and payable solely from the GSK Proceeds, or, following the occurrence of a Prepayment Trigger, from proceeds of Collateral and all other assets of Issuer in accordance with the terms of the Note Documents.

(b) To the extent permitted by Applicable Law, no Party shall assert, and each Party hereby waives, any claim against each other Party and such Party’s Affiliates, directors, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Note Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, the Notes or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 11.02 Assumption of Defense; Settlements. If any Indemnitee is entitled to indemnification under this Article XI with respect to any action or proceeding brought by a Third Party that is also brought against any Note Party or the Company, such Note Party or the Company may assume the defense of such action or proceeding with counsel reasonably satisfactory to such Indemnitee. Upon assumption of such defense, such Indemnitee shall have the right to participate in such action or proceeding and to retain its own counsel, but the Note Parties shall not be liable for any legal expenses of other counsel subsequently incurred by such Indemnitee in connection with the defense thereof unless (i) the Note Parties have otherwise agreed to pay such fees and expenses, (ii) the Note Parties shall have failed to employ counsel reasonably satisfactory to such Indemnitee in a timely manner or (iii) such Indemnitee shall have been advised by counsel that there are actual or potential conflicting interests between any Note Party or the Company, on the one hand, and such Indemnitee, on the other hand, including situations in which there are one or more legal defenses available to such Indemnitee that are different from or additional to those available to such Note Party or the Company; provided, that, the Note Parties shall not, in connection with any one such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys at any time for such Indemnitees, except to the extent that local counsel, in addition to regular counsel, is required in order to effectively defend against such action or proceeding. No Note Party or the Company shall consent to the terms of any compromise or settlement of any action defended by it without the prior written consent of the affected Indemnitee unless such compromise or settlement (x) includes an unconditional release of such Indemnitee from all liability arising out of such action and (y) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of such Indemnitee. The Note Parties shall not be required to indemnify any Indemnitee for any amount paid or payable by such Indemnitee in the settlement of any action, proceeding or investigation without the written consent of Issuer, which consent shall not be unreasonably withheld, conditioned or delayed.

Article XII

PURCHASER REPRESENTATIVE

Section 12.01 Appointment; Authorization. Each Purchaser hereby appoints HCR SPERO SPV, LLC (or any Affiliate of Purchaser Representative that becomes Purchaser Representative pursuant to the terms hereof) to act on its behalf as Purchaser Representative under the Note Documents and authorizes Purchaser Representative to take such action as Purchaser Representative on its behalf and to exercise such powers under the Note Documents as are delegated to Purchaser Representative by the terms thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of Purchaser Representative and Purchasers, and Issuer shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” or “representative” in this Agreement or in any other Note Document (or any other similar term) with reference to Purchaser Representative is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 12.02 Duties. Purchaser Representative shall not have any duties or obligations except those expressly set forth herein and in the other Note Documents, and its duties hereunder shall be administrative in nature. Neither Purchaser Representative nor any of its Affiliates shall be liable for any action taken or not taken by Purchaser Representative (i) with the consent or at the request of the Required Purchasers or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. In all cases in which the Note Documents do not require Purchaser Representative to take specific action, Purchaser Representative shall be fully justified in using its discretion in failing to take or in taking any action thereunder. Purchaser Representative shall be entitled to assume that no Default or Event of Default exists, and shall be deemed not to have knowledge of any Default or Event of Default, unless and until notice describing such Default is given to Purchaser Representative in writing by Issuer or a Purchaser.

Section 12.03 Reliance. Purchaser Representative shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Purchaser Representative also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. Purchaser Representative may consult with legal counsel (who may be counsel for Issuer), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 12.04 Indemnification by Purchasers. The Purchasers shall, on a ratable basis, indemnify Purchaser Representative its Affiliates and their respective officers, partners, directors, trustees, employees, agents and controlling Persons (to the extent not reimbursed by Issuer) upon demand against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from Purchaser Representative’s gross negligence, bad faith or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction) that Purchaser Representative may suffer or incur in connection with the Note Documents or any action taken or omitted by Purchaser Representative hereunder or thereunder.

Section 12.05 Non-Reliance. Each Purchaser acknowledges that it has, independently and without reliance upon Purchaser Representative or any other Purchaser or any of their Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Purchaser also acknowledges that it will, independently and without reliance upon Purchaser Representative or any other Purchaser or any of their Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Note Document or any related agreement or any document furnished hereunder or thereunder.

Section 12.06 Successor Purchaser Representative. Purchaser Representative may, at any time upon [***] prior notice of its resignation to the Purchasers and Issuer, resign as Purchaser Representative. Upon receipt of any such notice of resignation, the Required Purchasers shall have the right, in consultation with Issuer, to appoint a successor Purchaser Representative. So long as no Event of Default has occurred and is continuing, each such appointment shall be subject to the prior consent of Issuer (such consent not to be unreasonably withheld or delayed). Upon the acceptance of a successor’s appointment as Purchaser Representative hereunder and notice of such acceptance to the resigning Purchaser Representative, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the resigning (or resigned) Purchaser Representative; the resigning Purchaser Representative’s resignation shall become immediately effective and the resigning Purchaser Representative shall be discharged from all of its duties and obligations hereunder and under the other Note Documents. If no such successor shall have been so appointed by the Required Purchasers and shall have accepted such appointment within [***] after the resigning Purchaser Representative gives notice of its resignation, then the resigning Purchaser Representative, from and following the expiration of such [***] period, shall have the exclusive right, upon [***] notice to Issuer and the Purchasers, to make its resignation effective immediately.

Article XIII

MISCELLANEOUS

Section 13.01 Assignments.

(a) Issuer shall not be permitted to assign this Agreement without the prior written consent of all of the Purchasers and any purported assignment in violation of this Section 13.01 shall be null and void.

(b) Any Purchaser may at any time, including without limitation in connection with a transfer of a Note, assign its rights and obligations hereunder, in whole or in part, to an Assignee and any Purchaser may at any time pledge its rights and obligations hereunder to an Assignee.

(c) The parties to each assignment shall execute and deliver to Issuer an Assignment and Acceptance. Upon an assignment pursuant to Section 13.01(b) hereunder, (i) each reference in this Agreement to a “Purchaser” shall be deemed to be a reference to the assignor and the Assignee to the extent of their respective interests, (ii) such Assignee shall be a Purchaser party to this Agreement and shall have all the rights and obligations of a Purchaser and (iii) the assignor shall be released from its obligations hereunder to a corresponding extent of the assignment, and no further consent or action by any party shall be required, but shall continue to be entitled to the benefits of Article V.

(d) In the event there are multiple Purchasers, all payments of principal, interest, fees and any other amounts payable pursuant to the Note Documents shall be allocated on a pro rata basis among Purchasers according to their proportionate interests in the Notes.

(e) Issuer and Purchaser shall, from time to time at the request of the other party hereto, execute and deliver any documents that are necessary to give full force and effect to an assignment permitted hereunder, including a new Note in exchange for the Note held by any Purchaser.

Section 13.02 Successors and Assigns. Subject to the provisions of Section 13.01, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective permitted successors and assigns.

Section 13.03 Notices. All Notices and other communications under this Agreement to a party hereto shall be in writing and shall be sent by email with PDF attachment, internationally recognized overnight delivery service or personal delivery to the following address of such party, or to such other address as shall be designated from time to time by such party in accordance with this Section 13.03:

(a) If to Issuer:

c/o Spero Therapeutics, Inc.
675 Massachusetts Avenue
14th Floor
Cambridge, MA 02139
Attention: Esther Rajavelu
Email: [***]
With a copy (which shall not constitute notice) to:

WilmerHale
60 State Street
Boston, MA 02109
Attention: George W. Shuster Jr.; Nathan J. Moore
Email: george.shuster@wilmerhale.com; nathan.moore@wilmerhale.com

(b) If to Purchaser Representative:

c/o HCRX Investments HoldCo, L.P.
300 Atlantic Street, Suite 600
Stamford, CT 06901
Attention: [***]
Email: [***];

with a copy (which shall not constitute notice) to:

c/o HCRX Investments HoldCo, L.P.
300 Atlantic Street, Suite 600
Stamford, CT 06901
Attention: Chief Legal Officer
Email: [***]

with a copy (which shall not constitute notice) to:

Sidley Austin, LLP
2323 Cedar Springs Rd.
Dallas, Texas 75205
Attention: [***]
Email: [***]

Any Party may change its address for the receipt of Notices at any time by giving Notice thereof to each other Party. Except as otherwise provided herein, any Notice authorized or required to be given by this Agreement shall be effective when received.

Section 13.04 Entire Agreement. This Agreement, including the Exhibits and Schedules attached to this Agreement, together with the Note Documents, sets forth the entire agreement and understanding between the parties hereto as to the subject matter hereof. All express or implied agreements, promises, assurances, arrangements, representations, warranties and understandings as to the subject matter hereof, whether oral or written, heretofore made are superseded by this Agreement.

Section 13.05 Modification. No Note Document or provision thereof may be waived, amended or modified except, in the case of this Agreement, by an agreement or agreements in writing executed by Issuer, Purchaser Representative and the Required Purchasers or, in the case of any other Note Document, by an agreement or agreements in writing entered into by the parties thereto with the prior written consent of Purchaser Representative. No amendment, modification, waiver or consent shall, unless in writing and signed by Purchaser Representative, in addition to Issuer and the Required Purchasers, affect the rights, privileges, duties or obligations of Purchaser Representative under this Agreement or any other Note Document.

Section 13.06 No Delay; Waivers; etc. No delay on the part of Purchaser Representative in exercising any power or right hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any power or right hereunder preclude other or further exercise thereof or the exercise of any other power or right. No Purchaser shall be deemed to have waived any rights hereunder unless such waiver shall be in writing and signed by such Purchaser.

Section 13.07 Severability. If any term or provision of this Agreement is held to be invalid, illegal or unenforceable by a court, arbitrator or Governmental Entity of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement, which shall remain in full force and effect, and the parties hereto shall replace such term or provision with a new term or provision permitted by Applicable Law and having an economic effect as close as possible to the invalid, illegal or unenforceable term or provision. The holding of a term or provision to be invalid, illegal or unenforceable in a jurisdiction shall not have any effect on the application of such term or provision in any other jurisdiction.

Section 13.08 Determinations. Each determination or calculation by Purchaser Representative hereunder shall, in the absence of manifest error, be conclusive and binding on the Parties.

Section 13.09 Replacement of Note. Upon the loss, theft, destruction, or mutilation of the Note and (a) in the case of loss, theft or destruction, upon receipt by Issuer of indemnity or security reasonably satisfactory to it (except that if the holder of such Note is a Purchaser or any other financial institution of recognized responsibility, the holder’s own agreement of indemnity shall be deemed to be satisfactory) or (b) in the case of mutilation, upon surrender to Issuer of any mutilated Note, Issuer shall execute and deliver in lieu thereof a new Note, dated the Closing Date, in the same Principal Amount.

Section 13.10 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of New York without regard to the conflicts of Laws principles thereof to the extent that such principles would require or permit the application of the Laws of a jurisdiction other than the State of New York.

Section 13.11 Jurisdiction. Each party hereto irrevocably submits to the exclusive jurisdiction of (a) the courts of the State of New York located in New York County, New York and (b) the U.S. District

Court for the Southern District of New York for the purposes of any suit, action or other proceeding arising out of, relating to or in connection with this Agreement or any transaction contemplated hereby. Each party hereto agrees to commence any action, suit or other proceeding arising out of, relating to or in connection with this Agreement or any transaction contemplated hereby in the U.S. District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the courts of the State of New York located in New York County, New York. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or other proceeding arising out of, relating to or in connection with this Agreement or any transaction contemplated hereby in (i) the courts of the State of New York located in New York County, New York or (ii) the U.S. District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives, and shall not assert by way of motion, defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that this Agreement and the transactions contemplated hereby and thereby may not be enforced in or by any of the above-named courts.

Section 13.12 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM ARISING OUT OF OR RELATING TO ANY TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED UNDER ANY TRANSACTION DOCUMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO ANY TRANSACTION DOCUMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.12.

Section 13.13 Waiver of Immunity. To the extent that any Note Party has or hereafter may be entitled to claim or may acquire, for itself or any of its assets, any immunity from suit, jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, or otherwise) with respect to itself or any of its property, each Note Party hereby irrevocably waives such immunity in respect of its obligations hereunder and under the Notes to the fullest extent permitted by law.

Section 13.14 Nonliability of Purchasers and Purchaser Representative. The relationship between Issuer on the one hand and the Purchasers and Purchaser Representative on the other hand shall be solely that of borrower and lender. Neither Purchaser Representative nor any Purchaser shall have any fiduciary or advisory responsibility to Issuer. Neither Purchaser Representative nor any Purchaser undertakes any responsibility to Issuer to review or inform Issuer of any matter in connection with any phase of Issuer’s business or operations. Neither Purchaser Representative nor any Purchaser shall have any liability with respect to, and Issuer hereby waives, releases and agrees not to sue for, any special, indirect, punitive or consequential damages or liabilities.

Section 13.15 Limitation on Rights of Others. Except for the Indemnitees referred to in Section 11.01, no Person other than a Party shall have any legal or equitable right, remedy or claim under or in respect of this Agreement.

Section 13.16 Survival.

(a) The Obligations of Issuer contained in Sections 4.06, 4.07, Article V, Article XI and this Section 13.16 shall survive the repayment of the Notes, assignment of the Notes by any Purchaser and the cancellation of the Note and the termination of the other obligations of Issuer hereunder.

(b) All representations and warranties by Issuer, whether with respect to Issuer, the Company, any respective Affiliate or any asset or property, contained in this Agreement shall survive the execution, delivery and acceptance thereof by the Parties and the closing of the transactions described in this Agreement and continue in effect until payment of all amounts due to Purchaser Representative under the Note Documents.

Section 13.17 Confidentiality.

(a) Until Payment in Full, and for a period of [***] thereafter, each Party shall maintain in strict confidence all Confidential Information and materials disclosed or provided to it by the other Party, except as approved in writing in advance by the disclosing Party, and shall not use or reproduce the disclosing Party’s Confidential Information for any purpose other than as required to carry out its obligations and exercise its rights pursuant to this Agreement. Notwithstanding the foregoing, the obligations of confidentiality and non-use set forth in this Section 13.17 shall not apply to the extent that the receiving Party or its Affiliates: (a) discloses such Confidential Information solely on a “need to know basis” to its employees, consultants and Affiliates as well as any actual or potential acquirers, merger partners, licensees, permitted assignees, collaborators (including licensees), subcontractors, investment bankers, investors, limited partners, partners, lenders, or other financial partners, and its and their respective directors, employees, contractors and agents, on a confidential basis to the extent requested by an authorized representative of a U.S. or foreign tax authority, or (b) discloses Confidential Information in response to a routine audit or examination by, or a blanket document request from, a Governmental Entity. A Party receiving any such Confidential Information hereunder agrees to institute measures to protect the Confidential Information in a manner consistent with the measures it uses to protect its own most sensitive proprietary and confidential information, which in any event must not be less than a reasonable standard of care. Each Party shall be responsible for the breach of this Section 13.17 by its employees, consultants or Third Parties to whom such disclosure is made pursuant to this Section 13.17. Each Party shall immediately notify the other Party upon discovery of any loss or unauthorized disclosure of the other Party’s Confidential Information.

(b) The obligations of confidentiality and non-use set forth in Section 13.17(a) shall not apply to the extent that the receiving Party or its Affiliates is required to disclose Confidential Information pursuant to: (i) an order of a court of competent jurisdiction; (ii) Applicable Laws; (iii) regulations or rules of a securities exchange; or (iv) requirement of a Governmental Entity.

(c) Effective upon the date hereof, the Confidentiality Agreement shall terminate and be of no further force or effect, and shall be superseded by the provisions of this Section 13.17.

Section 13.18 Patriot Act Notification. Purchaser Representative hereby notifies Issuer, Holdings and the Company that, pursuant to the requirements of the Patriot Act, regulations promulgated thereunder and other Applicable Law, Purchasers may be required to obtain, verify and record information that identifies each Note Party and the Company, including the name and address of each such party and other information that will allow Purchaser to identify each such party in accordance with the Patriot Act. The Company and each Note Party agree to provide, promptly following a request by a Purchaser, all such documentation and information as such Purchaser reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

Section 13.19 Electronic Execution; Counterparts. This Agreement, any Note Document and any other Notice, including Notice required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by email with PDF attachment shall be considered original executed counterparts.

Section 13.20 Limited Recourse; Disposition of Excluded GSK Proceeds. For the avoidance of doubt and notwithstanding anything else to the contrary in this Agreement or the other Note Documents (other than with respect to the Parent Guaranty and the obligations of the Company to pay the Maintenance Expenses and to maintain insurance as set forth in the Issuer Contribution Agreement), all Obligations and Guaranteed Obligations shall (other than in connection with a voluntary prepayment pursuant to Section 3.02(b) or as set forth in the Parent Guaranty) be payable hereunder solely from the GSK Proceeds, or, following the occurrence of a Prepayment Trigger, from proceeds of Collateral and all other assets of Issuer in accordance with the terms of the Note Documents (it being understood and agreed that the following sentence does not apply to the separate obligations of the Company pursuant to the Parent Guaranty or the obligation of the Company to pay the Maintenance Expenses and to maintain insurance as set forth in the Issuer Contribution Agreement). For the avoidance of doubt and notwithstanding anything else to the contrary in this Agreement or the other Note Documents, the Note Parties and the Company shall be permitted to enter into and consummate one or more Permitted Royalty Monetization, and no such transfer shall result in a Default or Event of Default hereunder or any other Note Document, in each case so long as such transfer complies with the subordination, intercreditor and other requirements set forth in the definition of Permitted Royalty Monetization.

Article XIV

GUARANTY

Section 14.01 Guaranty of Obligations. Holdings hereby irrevocably and unconditionally guarantees to Purchaser Representative the due and punctual payment in full and performance of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the U.S. Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

Section 14.02 Payment by Holdings. Holdings hereby agrees, in furtherance of the foregoing and not in limitation of any other right which Purchaser Representative may have at Law or in equity against Holdings by virtue hereof, that upon the occurrence of the failure of Issuer to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the U.S. Bankruptcy Code, 11 U.S.C. § 362(a)), Holdings will upon demand pay, or cause to be paid, in cash, to Purchaser Representative, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Issuer’s becoming the subject of a case under any Bankruptcy Law, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Issuer for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Purchaser Representative as aforesaid.

Section 14.03 Liability of Holdings Absolute. Holdings agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, Holdings agrees as follows:

(a) this Guaranty is a guaranty of payment when due and not of collectability; this Guaranty is a primary obligation of Holdings and not merely a contract of surety;

(b) Purchaser Representative may enforce this Guaranty upon the occurrence and during the continuance of an Event of Default notwithstanding the existence of any dispute between Issuer and any Purchaser Representative with respect to whether such Event of Default has occurred and is continuing;

(c) the obligations of Holdings hereunder are independent of the Obligations of Issuer and the obligations of any other guarantor of the Obligations of Issuer, and a separate action or actions may be brought and prosecuted against such Holdings whether or not any action is brought against Issuer or any such other guarantor and whether or not Issuer is joined in any such action or actions;

(d) payment by Issuer or any other guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Holdings liability for any portion of the Guaranteed Obligations which has not been paid; provided, that, without limiting the generality of the foregoing, if Purchaser Representative is awarded a judgment in any suit brought to enforce any Holdings covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Holdings from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Holdings, limit, affect, modify or abridge any other liability of Holdings hereunder in respect of the Guaranteed Obligations;

(e) any Purchaser Representative, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Holdings liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Purchaser Representative in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Purchaser Representative may have against any such security, in each case, as such Purchaser Representative in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of Holdings against Issuer or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Note Documents or Law;

(f) this Guaranty and the obligations of Holdings hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not Holdings shall have had notice or Knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of Law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Note Documents, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Note Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case, whether or not in accordance with the terms hereof or such Note Document or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Note Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as Collateral for Indebtedness other than the Guaranteed Obligations) to the payment of Indebtedness other than the Guaranteed Obligations, even though Purchaser Representative might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) Purchaser Representative’s consent to the change, reorganization or termination of the corporate structure or existence of Issuer and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any Collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims that Issuer may allege or assert against Purchaser Representative in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction, and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of Holdings as an obligor in respect of the Guaranteed Obligations.

Section 14.04 Waivers by Holdings. Holdings hereby waives, to the fullest extent permitted by Law, for the benefit of Purchaser Representative: (a) any right to require any Purchaser, as a condition of payment or performance by Holdings, to (i) proceed against Issuer, any other guarantor of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Issuer, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any deposit account (including, without limitation, the Collection Account) or credit on the books of any Purchaser in favor of Issuer or any other Person, or (iv) pursue any other remedy in the power of any Purchaser whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Issuer or any other guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Issuer or any other guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of Law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Purchaser’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith or gross negligence; (e)(i) any principles or provisions of Law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Holdings obligations hereunder, (ii) the benefit of any statute of limitations affecting such Holdings liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any

Purchaser protect, secure, perfect or insure any security interest or Lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of Default hereunder, or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Issuer or issuances of Notes and notices of any of the matters referred to in Section 13.03 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by Law which limit the liability of or exonerate Holdings or sureties, or which may conflict with the terms hereof.

Section 14.05 Holdings Rights of Subrogation, Contribution, etc. Until the Guaranteed Obligations shall have been paid in full, Holdings hereby waives, to the fullest extent permitted by Law, any claim, right or remedy, direct or indirect, that Holdings now has or may hereafter have against Issuer or any other guarantor or any of its assets in connection with this Guaranty or the performance by Holdings of its obligations hereunder, in each case, whether such claim, right or remedy arises in equity, under contract, by statute, under common Law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that Holdings now has or may hereafter have against Issuer with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Purchaser now has or may hereafter have against Issuer, and (c) any benefit of, and any right to participate in, any Collateral or security now or hereafter held by any Purchaser. In addition, until the Guaranteed Obligations shall have been paid in full, Holdings shall withhold exercise of any right of contribution Holdings may have against any other guarantor of the Guaranteed Obligations. Holdings further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification Holdings may have against Issuer or against any Collateral or security, and any rights of contribution Holdings may have against any such other guarantor, shall be junior and subordinate to any rights any Purchaser may have against Issuer, to all right, title and interest any Purchaser may have in any such Collateral or security, and to any right any Purchaser may have against such other guarantor. If any amount shall be paid to Holdings on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally paid in full, such amount shall be held in trust for Purchaser and shall forthwith be paid over to Purchaser to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

Section 14.06 Subordination of Other Obligations. Any Indebtedness of Issuer or any other guarantor now or hereafter held by Holdings (the “Obligee Holdings”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by Holdings after an Event of Default has occurred and is continuing shall be held in trust for Purchaser Representative and shall forthwith be paid over to Purchaser Representative to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of Holdings under any other provision hereof. Notwithstanding anything in this Agreement, unless an Event of Default shall then exist, Holdings may receive payments on such Indebtedness.

Section 14.07 Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full. Holdings hereby irrevocably waives, to the fullest extent permitted by Law, any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

Section 14.08 Authority of Holdings or Issuer. It is not necessary for any Purchaser Representative to inquire into the capacity or powers of Holdings or Issuer or the officers, directors or agent acting or purporting to act on behalf of any of them.

Section 14.09 Financial Condition of Issuer. Issuer may sell additional Notes and the Indebtedness and other Obligations under the Notes and other Note Documents may be continued from time to time, in each case, without notice to or authorization from Holdings regardless of the financial or other condition of Issuer at the time of any such grant or continuation. Purchaser Representative shall not have any obligation to disclose or discuss with Holdings its assessment, or Holdings assessment, of the financial condition of Issuer. Holdings has adequate means to obtain information from Issuer on a continuing basis concerning the financial condition of Issuer and its ability to perform its Obligations under the Note Documents, and Holdings assumes the responsibility for being and keeping informed of the financial condition of Issuer and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Holdings hereby waives, to the fullest extent permitted by Law, and relinquishes any duty on the part of any Purchaser to disclose any matter, fact or thing relating to the business, operations or conditions of Issuer now known or hereafter known by any Purchaser.

Section 14.10 Bankruptcy, etc. (a) So long as any Guaranteed Obligations remain outstanding, Holdings shall not, without the prior written consent of Purchasers, commence or join with any other Person in commencing any bankruptcy, examinership, reorganization or insolvency case or proceeding of or against Issuer or any other guarantor. The obligations of Holdings hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, examinership, insolvency, receivership, reorganization, liquidation or arrangement of Issuer or any other guarantor or by any defense which Issuer or any other guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(a) Holdings acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of Law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Holdings and Purchaser Representative that the Guaranteed Obligations which are guaranteed by Holdings pursuant hereto should be determined without regard to any rule of Law or order which may relieve Issuer of any portion of such Guaranteed Obligations. Holdings will permit any trustee in bankruptcy, receiver, examiner, debtor in possession, assignee for the benefit of creditors or similar Person to pay Purchaser Representative, or allow the claim of Purchaser Representative in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(b) In the event that all or any portion of the Guaranteed Obligations are paid by Issuer, the obligations of Holdings hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Purchaser as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first above written.

SPERO SPV, LLC, as Issuer

By:	/s/ Esther Rajavelu
Name: Esther Rajavelu
Title: Chief Executive Officer, Chief Financial Officer and Treasurer

SPERO HOLDINGS SPV, LLC, as Holdings

By:	/s/ Esther Rajavelu
Name: Esther Rajavelu
Title: Chief Executive Officer, Chief Financial Officer and Treasurer

HCR SPERO SPV, LLC, as Purchaser Representative and Purchaser

By:	/s/ Clarke B. Futch
Name: Clarke B. Futch
Title: Authorized Signatory

HCRX Investments Holdco, L.P., as Purchaser

By:	/s/ Clarke B. Futch
Name: Clarke B. Futch
Title: Chairman & Chief Executive Officer